Exhibit 4.4

Notice of Annual and Special Meeting

of Shareholders

and

Management Information Circular

of

FirstService Corporation

Friday, May 3, 2019

at 2:00 pm (Toronto time)

____________________________

The Design Exchange, 234 Bay Street

Toronto-Dominion Centre, Toronto, Ontario M5K 1B2

This Notice, Management Information Circular and the accompanying materials require your immediate attention. If you are in doubt as to how to deal with these documents or the matters they refer to, please consult your professional advisors. Any questions regarding the meeting or voting your shares can be directed to our strategic shareholder advisor and proxy solicitation agent Kingsdale Advisors at 1-866-851-2484, or collect call outside North America at 416-867-2272, or by e-mail at contactus@kingsdaleadvisors.com.

March 25, 2019

Dear Shareholder:

On behalf of both our Board of Directors and management, we are pleased to invite you to attend an annual and special meeting (the “Meeting”) of holders of Subordinate Voting Shares (“Subordinate Voting Shares”) and Multiple Voting Shares (“Multiple Voting Shares”) of FirstService Corporation (“FirstService”) which will be held at The Design Exchange, 234 Bay Street, Toronto-Dominion Centre, Toronto, Ontario M5K 1B2 on Friday, May 3, 2019 at 2:00 p.m. (Toronto time). At the Meeting, you will be asked to consider the matters relating to our usual annual business as outlined in the accompanying Notice of Meeting. You will also be asked to consider the transaction described below.

On March 12, 2019, we announced that we entered into an agreement with Jay S. Hennick, FirstService’s Founder, Chairman and largest voting shareholder, and entities related to him with respect to a proposed transaction (the “Transaction”) to settle the restated management services agreement (the “Management Services Agreement”), including the long-term incentive arrangement (the “Long Term Arrangement”), between FirstService, Mr. Hennick and Jayset Management FSV Inc. (“Jayset Mgt”), a corporation controlled by Mr. Hennick, and to eliminate the dual class voting structure of FirstService.

As part of the Transaction:

•	Henset Capital Inc., a corporation controlled by Mr. Hennick, will convert 1,325,694 Multiple Voting Shares of FirstService (being 100% of the outstanding Multiple Voting Shares) into Subordinate Voting Shares on a one-for-one basis and for no consideration, thereby eliminating FirstService’s dual class share structure;

•	FirstService will acquire, directly or indirectly, all of the shares of Jayset Mgt, the recipient of all fees and other entitlements under the Management Services Agreement, for a purchase price determined with reference to the Long Term Arrangement formula provided in the Management Services Agreement, and the Management Services Agreement will be terminated, thereby eliminating the Long Term Arrangement and all future fees and other entitlements owing thereafter. Mr. Hennick has agreed that 80% of the purchase price will be payable in Subordinate Voting Shares, with the balance paid in cash;

•	Mr. Hennick will retain his role as Chairman of FirstService, at the discretion of the Board, with compensation commensurate with that of a Non-Executive Chairman of a public company of similar size to FirstService; and

•	Mr. Hennick has agreed to waive entitlement to any termination fee under the Management Services Agreement.

Subject to and following completion of the Transaction, FirstService proposes to amend its articles to eliminate the Multiple Voting Shares and the “blank cheque” preference shares as part of the authorized capital of FirstService and to re-designate its Subordinate Voting Shares as “common shares”, after which FirstService would have a single class of voting equity securities (being “common shares”), each having one vote per share, and Mr. Hennick would indirectly own or control approximately 14.8% of such outstanding shares.

The Board identified, among others, the following material benefits expected to be achieved on completion of the Transaction and the associated articles amendment:

•	the Transaction will result in the elimination of FirstService’s dual class voting structure for no consideration, the result of which:

–	provides all shareholders with the same vote in proportion to their relative equity stake in FirstService; and

–	allows investors who may not wish to invest, or whose investment policies prevent them from investing in, shares of companies with dual class share structures to purchase Subordinate Voting Shares, thereby potentially enhancing liquidity;

•	the Transaction allows FirstService to use the Subordinate Voting Shares for purposes of raising additional capital, effecting an acquisition or merger transaction or issuing additional equity without further dilution resulting from the Management Services Agreement. Likewise, the removal of the preference shares as part of FirstService’s authorized capital eliminates potential dilution and perceived anti-takeover measures previously faced by holders of Subordinate Voting Shares;

•	the Transaction will facilitate an orderly transition of effective control by FirstService’s Founder to its shareholders, the Board and its professional management team and will provide shareholders with greater flexibility to determine the future direction of FirstService without a possible veto by Mr. Hennick;

•	Mr. Hennick agreed to: (i) forgo any entitlement to a termination fee and all future fees and other entitlements to which he would otherwise be permitted under the Management Services Agreement; (ii) give up his Multiple Voting Shares without a premium; and (iii) accept a substantial portion of the consideration under the Transaction in Subordinate Voting Shares; and

•	Mr. Hennick remains committed to the future direction of FirstService, and is expected to own or control approximately 14.8% of the outstanding shares of FirstService at the time of the completion of the Transaction. He has agreed to continue to serve as non-executive Chairman of the Board.

The Board has reviewed the terms and conditions of the Transaction and, for the reasons set out in the accompanying Management Information Circular (the “Circular”), has (with Mr. Hennick recusing himself) unanimously concluded that the Transaction is in the best interests of FirstService and the holders of Subordinate Voting Shares.

The Board (with Mr. Hennick recusing himself) unanimously recommends that holders of Subordinate Voting Shares vote FOR the resolutions approving the Transaction and the amendment to FirstService’s articles at the Meeting. The members of the Board and the executive officers of FirstService (in each case, excluding Mr. Hennick) have advised that they intend to vote their Subordinate Voting Shares FOR these resolutions. In addition, T. Rowe Price Associates, Inc., the largest holder of Subordinate Voting Shares, has advised FirstService that, based on the information provided to it by FirstService, it is supportive of the Transaction. As at March 25, 2019, to the knowledge of the directors and executive officers of FirstService, T. Rowe Price Associates, Inc. beneficially owned, or exercised control or direction over, 6,112,471 Subordinate Voting Shares, representing 17.6% of the outstanding Subordinate Voting Shares.

The resolution in respect of the Transaction must be approved by a simple majority of the votes cast at the Meeting by the disinterested “minority” holders of Subordinate Voting Shares, voting separately as a class. The resolution approving the amendment to FirstService’s articles must be approved by not less than 66⅔% of the votes cast at the Meeting by the holders of Subordinate Voting Shares, voting separately as a class. The resolution approving the amendment to FirstService’s articles will only be put to the Meeting and voted on if the resolution in respect of the Transaction is approved.

The Transaction is subject to the satisfaction of certain other conditions, including the receipt of required regulatory approvals from the Toronto Stock Exchange and The NASDAQ Global Select Market. Subject to the receipt of such approvals and the satisfaction or waiver, as applicable, of the other conditions to closing, it is anticipated that the Transaction will be completed on or around May 10, 2019.

The Circular provides a detailed description of the Transaction and the other matters to be considered at the Meeting. You are urged to read this information carefully and, if you require assistance, to consult your own legal, financial or other professional advisor.

Following the custom of past annual meetings, we will also review our business operations and will be answering your questions following the formal part of the Meeting.

Your vote and participation in FirstService’s business is important regardless of the number of shares that you own. You have the ability to exercise your vote by telephone, internet, mail, facsimile or by coming to the Meeting in person. Please consult the Circular and the notice of Meeting which, together, contain all of the information you need about the Meeting and how to exercise your vote.

Kingsdale Advisors has been engaged as our strategic shareholder advisor and proxy solicitation agent in connection with the solicitation of proxies with respect to the Transaction for the Meeting. Any questions regarding the Meeting or voting your shares can be directed to Kingsdale Advisors at 1-866-851-2484, or collect call outside North America at 416-867-2272, or by e-mail at contactus@kingsdaleadvisors.com.

On behalf of the Board, management and the employees of FirstService, we would like to thank you for your support of FirstService. We look forward to seeing you at the Meeting.

Sincerely yours,

Bernard I. Ghert

Lead Director

FIRSTSERVICE CORPORATION

ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

THIS BOOKLET EXPLAINS:

•	Details of the matters to be voted upon at the annual and special meeting (the “Meeting”) of shareholders of FirstService Corporation (“FirstService”); and

•	How to exercise your vote even if you are unable to attend the Meeting.

THIS BOOKLET CONTAINS:

• The notice of annual and special meeting of shareholders (the “Notice of Meeting”);

• A management information circular (the “Circular”); and

• A form of proxy (a “Form of Proxy”) that registered shareholders may use to vote their shares without attending the Meeting.

The Circular and Form of Proxy are furnished in connection with the solicitation of proxies by or on behalf of management of FirstService for use at the Meeting to be held on Friday, May 3, 2019, at 2:00 p.m. (Toronto time).

At the Meeting, management will report on FirstService’s performance for the year ended December 31, 2018 and FirstService’s plans for the coming year. The Meeting will deal with, among other things, the usual matters of governance, including the presentation of financial results, the election of directors and the appointment of auditors, as well as seeking approval of a transaction that, if approved, will terminate the restated management services agreement with FirstService’s Founder and Chairman, Jay S. Hennick, and entities controlled by Mr. Hennick and eliminate the dual class share structure of FirstService. Your presence, or at least your vote if you are unable to attend in person, is important.

Any questions regarding the Meeting or voting your shares can be directed to our strategic shareholder advisor and proxy solicitation agent, Kingsdale Advisors, at 1-866-851-2484, or collect call outside North America at 416-867-2272, or by e-mail at contactus@kingsdaleadvisors.com.

REGISTERED SHAREHOLDERS

A Form of Proxy is enclosed that may be used to vote your shares if you are unable to attend the Meeting in person. Instructions on how to vote using this Form of Proxy are found in the Circular.

NON-REGISTERED BENEFICIAL SHAREHOLDERS

If your shares are held on your behalf, or for your account, by a broker, securities dealer, bank, trust company or similar entity (an “Intermediary”), you may not be able to vote unless you carefully follow the instructions provided by your Intermediary with this booklet.

NOTICE TO UNITED STATES SHAREHOLDERS

The solicitation of proxies by FirstService is not subject to the requirements of Section 14(a) of the United States Securities Exchange Act of 1934, as amended (the “US Exchange Act”), by virtue of an exemption applicable to proxy solicitations by “foreign private issuers” as defined in Rule 3b-4 under the US Exchange Act. Accordingly, this Circular has been prepared in accordance with the applicable disclosure requirements in Canada. Residents of the United States should be aware that such requirements are different than those of the United States applicable to proxy statements under the US Exchange Act.

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an annual and special meeting (the “Meeting”) of the shareholders of FirstService Corporation (“FirstService”) will be held at The Design Exchange, 234 Bay Street, Toronto-Dominion Centre, Toronto, Ontario M5K 1B2 on Friday, May 3, 2019, at 2:00 p.m. (Toronto time) for the following purposes:

1.	to receive the audited consolidated financial statements of FirstService for the year ended December 31, 2018 and the report of the auditors’ thereon;

2.	to appoint PricewaterhouseCoopers LLP as independent auditors of FirstService and to authorize the directors to fix their remuneration;

3.	to elect the directors of FirstService for the ensuing year;

4.	to consider and, if deemed advisable, pass a non-binding advisory resolution on FirstService’s approach to executive compensation;

5.	for holders of subordinate voting shares of FirstService to consider and, if deemed advisable, approve a resolution (the “Transaction Resolution”), the full text of which is set out in Appendix A to the accompanying Management Information Circular (the “Circular”), approving a transaction (the “Transaction”) pursuant to which FirstService will terminate the restated management services agreement with FirstService’s Founder and Chairman, Jay S. Hennick, and entities controlled by Mr. Hennick and eliminate the dual class share structure of FirstService, all as more particularly set forth and described in the accompanying Circular;

6.	if the Transaction Resolution is approved, for holders of subordinate voting shares of FirstService to consider and, if deemed advisable, approve a special resolution, the full text of which is set out in Appendix B to the accompanying Circular, to amend the articles of FirstService, subject to and following completion of the Transaction, to remove all references to the multiple voting shares and preference shares of FirstService, and to re-designate the subordinate voting shares of FirstService as “common shares”; and

7.	to transact such further or other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

Specific details relating to the Transaction and the other matters to be considered at the Meeting are set forth in the accompanying Circular.

The board of directors of FirstService has fixed the close of business on Friday, March 8, 2019 as the record date for determining shareholders of record who are entitled to receive notice of the Meeting and to attend and vote at the Meeting, or at any adjournment(s) or postponement(s) thereof.

If you are a registered shareholder and are unable to attend the Meeting in person, please complete, sign, date and return the enclosed form of proxy to TSX Trust Company, 301 – 100 Adelaide Street West, Toronto, Ontario M5H 4H1, or by facsimile to 416-595-9593, or complete the form of proxy by such other method as is identified, and pursuant to any instructions contained, in the form of proxy. In order to be valid for use at the Meeting, proxies must be received not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to the Meeting or any adjournment(s) or postponement(s) thereof.

If you are a non-registered shareholder and receive these materials through your broker or through another intermediary, please complete and return the materials in accordance with the instructions provided to you by your broker or such other intermediary. If you are a non-registered shareholder and do not complete and return the materials in accordance with such instructions, you may lose the right to vote at the Meeting, either in person or by proxy.

- ii -

Further information with respect to voting by proxy is included in the accompanying Circular. Any questions regarding the Meeting or voting your shares can be directed to our strategic shareholder advisor and proxy solicitation agent Kingsdale Advisors at 1-866-851-2484, or collect call outside North America at 416-867-2272, or by e-mail at contactus@kingsdaleadvisors.com.

DATED at Toronto, Ontario this 25th day of March, 2019.

By Order of the Board of Directors

DOUGLAS G. COOKE
Vice President, Corporate Controller and Corporate
Secretary

MANAGEMENT INFORMATION CIRCULAR

ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

MAY 3, 2019

GENERAL PROXY MATTERS

Introduction

This management information circular (this “Circular”) is furnished in connection with the solicitation of proxies by and on behalf of management (“Management”) of FirstService Corporation (“FirstService”) and its board of directors (the “Board”) for use at the annual and special meeting of shareholders of FirstService (the “Meeting”) to be held at the time and place and for the purposes set forth in the accompanying notice of Meeting (the “Notice of Meeting”), and at any adjournment(s) or postponement(s) thereof. This Circular’s purpose is to:

•	explain how you, as a shareholder of FirstService, can vote at the Meeting, either in person or by transferring your vote to someone else to vote on your behalf;

•	request that you authorize the Lead Director of the Board (or his alternate) to vote on your behalf in accordance with your instructions set out on the accompanying form of proxy;

•	inform you about the business to be conducted at the Meeting, including the election of directors of FirstService and the appointment of independent auditors of FirstService for the coming year, as well as seeking approval of a transaction that, if approved, will terminate the restated management services agreement with FirstService’s Founder and Chairman, Jay S. Hennick, and entities controlled by Mr. Hennick and eliminate the dual class share structure of FirstService; and

•	give you some important background information to assist you in deciding how to vote.

FirstService provides detailed information on its business and financial results on its website located at www.firstservice.com. FirstService’s news releases and other prescribed documents are required to be filed on the electronic database maintained by the Canadian Securities Administrators (known as SEDAR) located at www.sedar.com and by the U.S. Securities and Exchange Commission (the “SEC”) (known as EDGAR) located at www.sec.gov. A copy of this Circular is available on SEDAR and EDGAR.

Unless otherwise specifically stated, all information set forth herein is given as at March 25, 2019. In this Circular, references to “$”, “C$” and “Canadian dollars” are to the lawful currency of Canada and references to “US$” and “United States dollars” are to the lawful currency of the United States of America. All dollar amounts herein are in Canadian dollars, unless otherwise stated. The address of the registered office of FirstService is 1140 Bay Street, Suite 4000, Toronto, Ontario M5S 2B4.

Live Webcast of the Meeting

Shareholders who are unable to attend the Meeting in person have the opportunity to listen to a live webcast of the Meeting. The details concerning the live webcast will be provided on FirstService’s website at www.firstservice.com prior to the Meeting. Shareholders unable to listen to the live webcast will also be able to listen to a recorded version of the Meeting at a later date, as one will be made available on FirstService’s website.

Solicitation of Proxies

The form of proxy accompanying this Circular is being solicited on behalf of Management in connection with the Meeting. The solicitation of proxies will be primarily by mail, but some proxies may be solicited by newspaper publication, personal interviews, email, telephone or facsimile communication by directors, officers or employees (or representatives thereof) of FirstService, who will not be specifically compensated therefor, or agents of FirstService who will be specifically compensated therefor. Kingsdale Advisors has been retained as our strategic shareholder advisor and proxy solicitation agent in connection with the solicitation of proxies for the Meeting and, in such capacity, is entitled to receive a fixed fee of $125,000 plus out-of-pocket expenses. Any questions regarding the Meeting or voting your shares can be directed to Kingsdale Advisors at 1-866-851-2484, or collect call outside North America at 416-867-2272, or by e-mail at contactus@kingsdaleadvisors.com. All costs of the solicitation will be borne, directly or indirectly, by FirstService.

Management does not intend to pay for intermediaries to forward to objecting beneficial owners under National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer this Circular and related Meeting materials, and in the case of an objecting beneficial owner, the objecting beneficial owner will not receive these materials unless the objecting beneficial owner’s intermediary assumes the cost of delivery.

Information for Registered Shareholders

A registered holder may vote in any of the ways set out below:

In person at the Meeting: A registered shareholder who wishes to vote in person at the Meeting should not complete or return the form of proxy included with this Circular, and instead will have their votes taken at the Meeting.

Voting by Internet: A registered shareholder may submit his or her proxy over the Internet by going to www.voteproxyonline.com and following the instructions. Such shareholder will require a 12-digit control number (located on the front of the form of proxy) to identify himself or herself to the system.

Voting by Fax: 416-595-9593 or 1-866-623-5305 (send both pages of their completed and signed form of proxy).

Voting by Mail: Complete, sign, date and return the form of proxy to TSX Trust Company, 301 – 100 Adelaide Street West, Toronto, Ontario M5H 4H1

Any questions regarding the Meeting or voting your shares can be directed to Kingsdale Advisors at 1-866-851-2484, or collect call outside North America at 416-867-2272, or by e-mail at contactus@kingsdaleadvisors.com.

Information for Non-Registered Shareholders

Holders of Shares who are Non-Registered Shareholders

Subject to applicable laws, the only shareholders entitled to vote at the Meeting are those whose names have been entered into FirstService’s register as holders of subordinate voting shares or multiple voting shares (each, a “Registered Shareholder”). However, the shares of the majority of FirstService’s shareholders are not held in their own name, but rather are registered in the name of nominee accounts (the “Non-Registered Shareholders”), usually The Canadian Depository for Securities Limited (“CDS”). CDS acts as clearing agent for brokers and other intermediaries (the “Intermediaries”) who, in turn, act on behalf of the holders of FirstService shares.

As a result, Non-Registered Shareholders can only exercise their rights as beneficial owners of voting shares through CDS or a participant in the CDS depository service. This means that in order for Non-Registered Shareholders to exercise their rights to vote their shares at the Meeting, they must provide voting instructions to the Registered Shareholder.

If Non-Registered Shareholders wish to vote their shares, they must carefully review and follow the voting instructions provided by their Intermediary.

Delivery of Voting Instructions by Non-Registered Shareholders

Applicable regulatory policies require Intermediaries to seek voting instructions from Non-Registered Shareholders in advance of shareholder meetings. Each Intermediary has its own mailing procedures and provides its own return instructions, which should be carefully followed by Non-Registered Shareholders in order to ensure their FirstService’s shares are voted at the Meeting. Generally, Non-Registered Shareholders who receive meeting materials will be given either:

(a)	a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of FirstService’s shares beneficially owned by the Non-Registered Shareholder but which is otherwise not completed. This form of proxy need not be signed by the Non-Registered Shareholder. In this case, the Non-Registered Shareholder who wishes to submit a proxy should complete the rest of the form of proxy and deliver the proxy in accordance with the instructions provided by the Intermediary; or

(b)	a voting instruction form which must be completed and signed by the Non-Registered Shareholder in accordance with the directions on the voting instruction form and returned to the Intermediary or its service company. In some cases, the completion of the voting instruction form by telephone, the internet or facsimile is permitted.

The purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the FirstService shares that they beneficially own. These procedures do not permit a Non-Registered Shareholder to vote FirstService shares in person at the Meeting.

Voting in Person by Non-Registered Shareholders

A Non-Registered Shareholder who receives a form of proxy or a voting instruction form and wishes to vote at the Meeting in person should, in the case of a form of proxy, strike out the names of the persons designated in the form of proxy and insert the Non-Registered Shareholder’s name in the blank space provided or, in the case of a voting instruction form, follow the corresponding directions on the form. In either case, Non-Registered Shareholders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy or voting instruction form is to be delivered.

Any questions regarding the Meeting or voting your shares can be directed to Kingsdale Advisors at 1-866-851-2484, or collect call outside North America at 416-867-2272, or by e-mail at contactus@kingsdaleadvisors.com.

Appointment of Proxyholder

The individuals specified as proxyholders in the enclosed form of proxy are representatives of Management and are directors and/or officers of FirstService. A shareholder may, by properly marking, executing and depositing the accompanying form of proxy, appoint as proxyholder the individuals named in the accompanying form of proxy, or some other individual or entity, who need not be a shareholder. This latter right may be exercised by striking out the names of the designated individuals and inserting the name of such other proxyholder in the blank space provided in the enclosed form of proxy or by completing another proxy in proper form. The proxyholder may attend and act for the shareholder at the Meeting and any adjournment(s) or postponement(s) thereof.

Execution and Deposit of Proxy

If a shareholder is an individual, the form of proxy must be executed by the shareholder or a duly authorized attorney of the Registered Shareholder. If a shareholder is a corporation or other form of entity, the form of proxy must be executed by a duly authorized attorney or officer of the corporation or other form of entity. Where a form of proxy is executed by an attorney or officer of a corporation or other form of entity, the authorizing documents (or notarized copies thereof) may be requested to accompany the form of proxy. To be valid, an executed form of proxy must be received at the offices of TSX Trust Company, 301 – 100 Adelaide Street West, Toronto, Ontario M5H 4H1, if sent by facsimile, to 416-595-9593, or if by such other method as is identified in the form of proxy, in accordance with the instructions set out in the form of proxy, in any case, not later than 2:00 p.m. (Toronto time) on Wednesday, May 1, 2019 or, if the Meeting is adjourned, not later than 48 hours, excluding Saturdays, Sundays and holidays, preceding the time of such adjourned Meeting. The time limit for the deposit of proxies may be waived or extended by the Chair of the Meeting at his or her discretion without notice.

Manner Proxies Will Be Voted

The FirstService shares represented by the accompanying form of proxy will be voted or withheld from voting, as the case may be, on any ballot that may be called for at the Meeting and, subject to the provisions of the Business Corporations Act (Ontario) (“OBCA”), where a choice is specified in respect of any matter to be acted upon, will be voted in accordance with the specification made. If a shareholder does NOT specify how to vote on a particular matter, the proxyholder is entitled to vote the FirstService shares as he or she sees fit. Please note that if a completed form of proxy does not specify how to vote on any particular matter, and if a shareholder has authorized either of the individuals named therein to act as proxyholder (by leaving the line for the proxyholder’s name blank on the form of proxy), your FirstService shares will be voted at the Meeting as follows:

•	FOR the election of the eight nominees to the board of directors of FirstService, those nominees being the eight current directors of FirstService;

•	FOR the appointment of PricewaterhouseCoopers LLP, Chartered Accountants and Licensed Public Accountants, as independent auditors of FirstService and to authorize the board of directors of FirstService to fix the auditors’ remuneration;

•	FOR the approval of the non-binding advisory resolution on FirstService’s approach to executive compensation;

•	FOR the approval of a resolution (the “Transaction Resolution”), the full text of which is set out in Appendix A to this Circular, approving a transaction (the “Transaction”) pursuant to which FirstService will terminate the restated management services agreement with FirstService’s Founder and Chairman, Jay S. Hennick, and entities controlled by Mr. Hennick and eliminate the dual class share structure of FirstService; and

•	FOR the approval of a special resolution (the “Articles Resolution”), the full text of which is set out in Appendix B to this Circular, to amend the articles of FirstService, subject to and following completion of the Transaction, to remove all references to the multiple voting shares and preference shares of FirstService, and to re-designate the subordinate voting shares of FirstService as “common shares”.

For more information on these matters, please see the section entitled “Business of the Meeting” below. If any other matters properly arise at the Meeting that are not described in the Notice of Meeting, or if any amendments are proposed to the matters described in the Notice of Meeting, a proxyholder is entitled to vote the FirstService shares as he or she sees fit. The Notice of Meeting sets out all the matters to be determined at the Meeting that are known to Management as of March 25, 2019.

Revocability of Proxy

A shareholder giving a proxy has the power to revoke it. Such revocation may be made by the shareholder attending the Meeting, duly executing another form of proxy bearing a later date and depositing it before the specified time, or may be made by written instrument revoking such proxy executed by the shareholder or by his or her attorney authorized in writing and deposited either at the registered office of FirstService at any time up to and including the last business day preceding the day of the Meeting or any adjournment thereof, or with the Chair of the Meeting on the day of the Meeting or any adjournment thereof or in any other manner permitted by law. If such written instrument is deposited with the Chair of the Meeting on the day of the Meeting or any adjournment thereof, such instrument will not be effective with respect to any matter on which a vote has already been cast pursuant to such proxy.

Quorum

The by-laws of FirstService provide that a quorum for the Meeting is two or more individuals holding, or representing by proxy, not less than 5% of the votes attached to all outstanding shares of FirstService entitled to be voted at the Meeting. In the event that such quorum is not present at the appointed place on the date for which the Meeting is called within 30 minutes after the time fixed for the holding of the Meeting, the Meeting will stand adjourned to such day being not less than 10 days later and to such place and at such time as may be determined by the chair of the Meeting. If at such adjourned Meeting a quorum is not present, the shareholders present either personally or represented by proxy will constitute a quorum and any business which could have been brought before or dealt with at the original Meeting in accordance with the Notice of Meeting may be brought before or dealt with at such adjourned Meeting. A quorum need not be present throughout the Meeting provided that a quorum is present at the opening of the Meeting.

Voting Results

Voting results of the Meeting will be filed on SEDAR at www.sedar.com following the Meeting. Voting results on each of the matters voted on at FirstService’s annual and special meeting of shareholders held on April 11, 2018 (together with the preceding year, as applicable) are as follows:

Brief Description of Matter Voted Upon	Outcome of the Vote(1)
	2018		2017
	Approved	For	Approved	For
Appointment of PricewaterhouseCoopers LLP as the independent auditors of FirstService	Yes	99.74%	Yes	99.43%
The election of each of the following nominees as members of the Board:
Brendan Calder	Yes	99.32%	Yes	99.30%
Bernard I. Ghert	Yes	99.69%	Yes	99.30%
Jay S. Hennick	Yes	98.57%	Yes	98.28%
D. Scott Patterson	Yes	99.97%	Yes	99.35%
Frederick F. Reichheld	Yes	99.65%	Yes	99.33%
Michael Stein	Yes	99.61%	Yes	98.20%
Erin J. Wallace	Yes	99.51%	Yes	99.33%
Approving an amendment to the FirstService Stock Option Plan	Yes	84.83%	N/A	N/A
Say-on-Pay	N/A	N/A	N/A	N/A

___________

Note:

(1)	All votes were conducted and approved by way of a show of hands; the number of votes disclosed for these items reflects those proxies received by Management in advance of the applicable meeting.

Authorized Capital, Outstanding Shares and Principal Holders of Shares

The authorized capital of FirstService consists of an unlimited number of preference shares, issuable in series, an unlimited number of subordinate voting shares (the “Subordinate Voting Shares”) and an unlimited number of multiple voting shares (the “Multiple Voting Shares”, and together with the Subordinate Voting Shares, the “FirstService Shares”). The holders of Subordinate Voting Shares are entitled to one vote in respect of each Subordinate Voting Share held at all meetings of the shareholders of FirstService. The holders of Multiple Voting Shares are entitled to twenty votes in respect of each Multiple Voting Share held at all meetings of the shareholders of FirstService. At the Meeting, if the Transaction Resolution and Articles Resolution are approved and the matters therein implemented, the dual class share structure of FirstService will be eliminated, all references to the Multiple Voting Shares and preference shares will be removed from FirstService’s articles and the Subordinate Voting Shares will be re-designated as “common shares”. See “Business of the Meeting – Approval of Transaction” and “Business of the Meeting –” Approval of Amendment to the Articles”.

As at March 25, 2019, FirstService has outstanding 34,785,253 Subordinate Voting Shares (having 56.7% of the total votes attached to all FirstService Shares) and 1,325,694 Multiple Voting Shares (having 43.3% of the total votes attached to all FirstService Shares). Only those holders of outstanding FirstService Shares of record at the close of business on March 8, 2019 (the “Record Date”) are entitled to vote their FirstService Shares at the Meeting or any adjournment(s) thereof. The Record Date was fixed by the Board.

Voting at the Meeting will be by show of hands, except with respect to the Transaction Resolution, the Articles Resolution or where a ballot is demanded by a shareholder or proxyholder entitled to vote at the Meeting. Each shareholder will be entitled to vote with respect to such number of FirstService Shares shown as registered in his, her or its name on the list of shareholders as of the Record Date prepared by FirstService, which list is available for inspection by shareholders at the Meeting or, after the 10th day following the Record Date, during usual business hours at the registered office of FirstService or the office of the registrar and transfer agent of the Subordinate Voting Shares and/or Multiple Voting Shares.

The following table sets forth, as at March 25, 2019, the only persons who, to the knowledge of the directors and executive officers of FirstService, beneficially own, or control or direct, directly or indirectly, 10% or more of the issued and outstanding Subordinate Voting Shares or Multiple Voting Shares, the approximate number of outstanding Subordinate Voting Shares and Multiple Voting Shares beneficially owned, or controlled or directed, directly or indirectly, by such persons and the percentage of outstanding Subordinate Voting Shares and Multiple Voting Shares and votes represented by the number of Subordinate Voting Shares and Multiple Voting Shares so owned or controlled or directed:

	Number of FirstService Shares Owned or Controlled or Directed		Percentage of		Percentage of
	Subordinate Voting Shares	Multiple Voting Shares	Subordinate Voting Shares	Multiple Voting Shares	Total FirstService Shares	Total Votes
Jay S. Hennick (1) Toronto, Ontario	1,522,526	1,325,694	4.4%	100.0%	7.9%	45.7%
T. Rowe Price Associates, Inc. (2) Baltimore, Maryland	6,112,471	0	17.6%	0.0%	16.9%	10.0%

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Notes:

(1)	1,522,526 Subordinate Voting Shares and 1,325,694 Multiple Voting Shares are held by Henset Capital Inc. and The Jay and Barbara Hennick Family Foundation, entities controlled by Mr. Hennick. See “Business of the Meeting – Approval of Transaction” for additional Subordinate Voting Shares to be issued indirectly by Mr. Hennick in connection with the completion of the Transaction.
(2)	Information provided is obtained from the most recent SEDAR filings made in accordance with applicable Canadian securities laws.

Certain Rights of Holders of Subordinate Voting Shares

The following is a summary of the rights attaching to the Subordinate Voting Shares in the event that a take-over bid is made for Multiple Voting Shares. Reference should be made to the articles of FirstService for the full text of these provisions.

If a take-over bid (as defined in the Securities Act (Ontario)) is made to the holders of the Multiple Voting Shares, each Subordinate Voting Share shall become convertible into a Multiple Voting Share at the option of the holder thereof at any time during the period commencing on the eighth day after the date on which the offer is made and ending on the last date upon which holders of Multiple Voting Shares will be entitled to accept the offer. However, this conversion right shall not come into effect if:

(a)	an identical offer is made concurrently to purchase Subordinate Voting Shares (if any are then issued and outstanding), which offer has no condition attached to it other than the right to not take-up and pay for shares tendered if no shares are purchased pursuant to the take-over bid for Multiple Voting Shares;

(b)	holders of more than 50% of the issued and outstanding Multiple Voting Shares deliver a certificate or certificates to FirstService’s transfer agent certifying that such holders will not deposit such Multiple Voting Shares under the take-over bid therefor; or

(c)	the take-over bid for Multiple Voting Shares is not completed by the offeror.

The articles of FirstService provide that a holder of Multiple Voting Shares is entitled at any time and from time to time to convert all or any part of the Multiple Voting Shares held by such holder into Subordinate Voting Shares on a share-for-share basis, upon irrevocable notice.

Jay S. Hennick and Henset Capital Inc. (the “Multiple Voting Shareholder”) are subject to an agreement (the “Trust Agreement”) with Equity Financial Trust Company (the “Trustee”) and FirstService in order to provide the holders of Subordinate Voting Shares with certain additional rights in the event that a take-over bid, having certain characteristics, is made for the Multiple Voting Shares. Under applicable securities laws, an offer to purchase Multiple Voting Shares would not necessarily require that an offer be made to purchase Subordinate Voting Shares.

The Trust Agreement prevents the sale, directly or indirectly, of Multiple Voting Shares owned by the Multiple Voting Shareholder pursuant to a take-over bid at a price per share in excess of 115% of the then current market price of the Subordinate Voting Shares, as determined under applicable legislation. This prohibition does not apply if: (a) such sale is made pursuant to an offer to purchase Multiple Voting Shares made to all holders of Multiple Voting Shares and an offer identical in all material respects is made concurrently to purchase Subordinate Voting Shares, which identical offer has no condition attached other than the right not to take-up and pay for shares tendered if no shares are purchased pursuant to the offer for Multiple Voting Shares; or (b) there is a concurrent unconditional offer to purchase all of the Subordinate Voting Shares at a price per share at least as high as the highest price per share paid pursuant to the take-over bid for the Multiple Voting Shares.

The Trust Agreement provides, among other things, that prior to any direct or indirect transfer of any or all of the Multiple Voting Shares owned by the Multiple Voting Shareholder to any party other than a member of the Hennick Family (as defined below), the transferred Multiple Voting Shares will be automatically converted to Subordinate Voting Shares. The Trust Agreement does not prevent certain indirect sales resulting from the transfer of shares of a corporation which, directly or indirectly, controls or is controlled by the Multiple Voting Shareholder or FirstService, where the transferor and transferee are members of the Hennick Family and the transferee is the spouse or child of the transferor and where the sale is otherwise made in accordance with applicable law. The phrase “Hennick Family” is defined to mean: (i) Jay S. Hennick; (ii) the spouse, children or estate of Jay S. Hennick; (iii) a trust, the sole beneficiaries of which are any of the foregoing; and (iv) any and all corporations or entities which are directly or indirectly controlled by any of the foregoing.

The Trust Agreement contains provisions for the authorization of action by the Trustee to enforce the rights thereunder on behalf of the holders of the Subordinate Voting Shares. No holder of Subordinate Voting Shares has the right, other than through the Trustee, to institute any action or proceeding or to exercise any other remedy to enforce any rights arising under the Trust Agreement unless the Trustee fails to act on a request authorized by holders of not less than 10% of the outstanding Subordinate Voting Shares after provision of reasonable funds and indemnity to the Trustee and evidence of the registered holdings of the requesting shareholders.

Holders of Subordinate Voting Shares may have additional rights under applicable securities legislation in the event of a take-over bid.

At the Meeting, if the Transaction Resolution and Articles Resolution are approved and the matters therein implemented, the dual class share structure of FirstService will be eliminated, all references to the Multiple Voting Shares and preference shares will be removed from FirstService’s articles and the Subordinate Voting Shares will be re-designated as “common shares”. See “Business of the Meeting – Approval of Transaction” and “Business of the Meeting – Approval of Amendment to the Articles”. In such event, the rights described above attaching to the Subordinate Voting Shares will be removed from FirstService’s articles, and the Trust Agreement described above will terminate.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Board considers good corporate governance practices to be an important factor in the overall success of FirstService. Under National Instrument 58-101 – Disclosure of Corporate Governance Practices and National Policy 58-201 – Corporate Governance Guidelines (collectively, the “Corporate Governance Rules”), FirstService is required to disclose information relating to its corporate governance practices, which disclosure is set out herein. FirstService is committed to adopting and adhering to corporate governance practices that either meet or exceed applicable corporate governance standards. FirstService believes that its corporate governance practices should be compared to the highest standards currently in force and applicable to it as well as to best market practices. In light of the foregoing, the Board believes FirstService’s corporate governance practices can and should evolve over time. Accordingly, the Board has decided to present to shareholders an advisory resolution with respect to FirstService’s approach to executive compensation as described below under “Business of the Meeting – Advisory Resolution on Executive Compensation”. The Board will continue to follow market or regulatory initiatives, remain open to discussions with its shareholders and to consider potential corporate governance changes and refinements when and as appropriate.

In addition, FirstService believes that director, officer and employee honesty and integrity are important factors in ensuring good corporate governance, which in turn improves corporate performance and benefits all shareholders. To that end, the Board has adopted a Code of Ethics and Conduct, which code applies to all directors, officers and employees of FirstService and its subsidiaries, and a Financial Management Code of Ethics and Conduct, which code applies to officers, senior management and senior financial and accounting personnel of FirstService and its subsidiaries. The Code of Ethics and Conduct and the Financial Management Code of Ethics and Conduct can each be viewed on FirstService’s website (www.firstservice.com). Any deviations from the Code of Ethics and Conduct are required to be reported to an employee’s supervisor and, if appropriate, FirstService’s Chief Financial Officer and the Board. Any deviations from the Financial Management Code of Ethics and Conduct are required to be reported to FirstService’s Director, Compliance and Risk Management, the Chief Executive Officer (the “CEO”) and/or the Chair of the Audit Committee of the Board (the “Audit Committee”). Furthermore, FirstService maintains an ethics hotline, FirstLine, and an ethics hotline policy in which any director, officer and employee of FirstService or its subsidiaries has a responsibility to report any activity or suspected activity of which he or she may have knowledge relating to the integrity of FirstService’s financial reporting or which otherwise might be considered sensitive in preserving FirstService’s reputation. All reports made to the ethics hotline are reviewed by the Audit Committee.

With respect to the United States, FirstService is required to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the rules adopted by the SEC pursuant to that Act, as well as the governance rules of The NASDAQ Global Select Market (“NASDAQ”), in each case, as applicable to foreign private issuers like FirstService. Most of the NASDAQ corporate governance standards are not mandatory for FirstService as a foreign private issuer, but FirstService is required to disclose the significant differences between its corporate governance practices and the requirements applicable to U.S. issuers listed on NASDAQ under NASDAQ corporate governance standards. Except as may be summarized on FirstService’s website, www.firstservice.com, FirstService is in compliance with the NASDAQ corporate governance standards.

Board Composition

The Board is currently comprised of eight members, seven of which were elected at FirstService’s annual and special meeting of shareholders held in 2018, and one of which, Joan Eloise Sproul, was appointed as a director in May 2018. A majority of the Board is comprised of independent directors. Six of the current eight members of the Board (or 75%), being Brendan Calder, Bernard I. Ghert, Frederick F. Reichheld, Joan Eloise Sproul, Michael Stein and Erin J. Wallace, are considered by the Board to be independent directors within the meaning of the Corporate Governance Rules as each has “no direct or indirect material relationship” with FirstService. Jay S. Hennick and D. Scott Patterson, the other Board members, are not independent directors within the meaning of the Corporate Governance Rules. Mr. Hennick is the Founder and Chairman of the Board of FirstService and provides services to FirstService pursuant to a management services agreement (see “Executive Compensation – Management Contract” below), and Mr. Patterson is the President and Chief Executive Officer of FirstService. In deciding whether a particular director is or is not an independent director, the Board examined the factual circumstances of each director and considered them in the context of many factors. All eight nominees for election to the Board at the Meeting are current members of the Board.

Majority Voting Policy

The Board has adopted a majority voting policy for the election of directors. See “Business of the Meeting – Election of Directors”.

Policy on Directors’ Tenure and Priorities

The Board has adopted a policy relating to a director’s tenure and priorities. Under this policy, upon a FirstService director reaching the age of 75, and on each anniversary thereafter for so long as such individual continues to serve as a director, such director must tender his or her written resignation from the Board to the Nominating and Corporate Governance Committee (the “Governance Committee”). The Governance Committee will, within 30 days, consider the resignation offer and will recommend to the Board whether or not to accept it. The Board will thereafter act on the Governance Committee’s recommendation within 30 days. If a resignation is accepted, it will be effective either: (i) prior to the commencement of the next annual meeting of FirstService’s shareholders at which directors are to be elected; or (ii) upon acceptance of such offer of resignation by the Board, as determined by the Board. The foregoing applies to all current and future directors of FirstService, other than Bernard I. Ghert, who was exempted by the Board after having regard to his age and his past service as a director and Chair of the Audit Committee. In addition, this policy provides that upon initially becoming a director of FirstService, and at each annual Board meeting occurring immediately prior to the annual meeting of FirstService’s shareholders at which directors are to be elected, each director will represent to the Board that membership on the Board and the carrying out of such director’s Board and committee duties is one of such director’s “top three” priorities and that such director’s personal or professional circumstances do not adversely affect such director’s ability to effectively serve as a director of FirstService.

Independent Lead Director

The Board recognizes the importance of independent leadership on the Board, as evidenced by its designation of Bernard I. Ghert, an independent director, as Lead Director of the Board, thereby separating the roles of Lead Director (Mr. Ghert) and Chairman (Mr. Hennick). The Board has adopted a formal position description for the Lead Director of the Board, which requires that the Board appoint an independent director as Lead Director in the event that the Chairman of the Board is not independent. The formal position description for the Lead Director provides that the Lead Director will facilitate the functioning of the Board independently of management of FirstService and provide independent leadership to the Board, with the following included as part of the Lead Director’s responsibilities: (i) reviewing with the Chairman and CEO items of importance for consideration by the Board; (ii) consulting and meeting with any or all of the independent directors and representing such directors in discussions with management of FirstService on corporate governance issues and other matters; (iii) recommending, where necessary, the holding of special meetings of the Board; (iv) promoting best practices and high standards of corporate governance; and (v) assisting in the process of conducting director evaluations.

Chairman

As Chairman of the Board, Mr. Hennick provides leadership to directors in discharging their mandate, including by leading, managing and organizing the Board consistent with the approach to corporate governance adopted by the Board from time to time, promoting cohesiveness among the directors and being satisfied that the responsibilities of the Board and its committees are well understood by the directors. The Chairman of the Board is responsible for taking all reasonable measures to ensure that the Board fully executes its responsibilities. The Board has adopted a formal position description for the Chairman of the Board, which position description provides, among other things, that the Chairman will: (i) ensure that all business required to come before the Board is brought before the Board such that the Board is able to carry out all of its duties to manage or supervise the management of the business and affairs of FirstService; (ii) arrange for an appropriate information package to be provided on a timely basis to each director in advance of a Board meeting and monitoring the adequacy of materials provided to the directors in connection with the Board’s deliberations; (iii) ensure the Board has the opportunity, at each regularly scheduled meeting, to meet separately, without non-independent directors and management personnel present; and (iv) in conjunction with the relevant committee of the Board (and its Chair), review and assess the directors’ meeting attendance records and the effectiveness and performance of the Board, its committees (and their Chairs) and individual directors. The position description for the Chairman also provides that, in the event the Chairman is not independent, the Board appoint an independent Lead Director to carry out the responsibilities set out in the position description of the Lead Director.

Board Mandate

The Board has adopted a written Board mandate, which mandate provides that the Board is responsible for the stewardship of FirstService and requires the Board to oversee the conduct of the business and affairs of FirstService (both directly and through committees) and approve FirstService’s goals, objectives and strategies. The Board is also responsible for overseeing the implementation of appropriate risk assessment systems to identify and manage principal risks of FirstService’s business. The Board mandate is annexed hereto as Appendix C and can also be viewed on FirstService’s website (www.firstservice.com). The Board mandate further provides that all members of the Board have suitable experience, characteristics/traits and skills given the nature of FirstService and its businesses, and directors are expected to commit the time and resources necessary to properly carry out their duties. Members of the Board are also required to carry out their responsibilities objectively, honestly and in good faith with a view to the best interests of FirstService and are expected to conduct themselves according to the highest standards of personal and professional integrity. If an actual or potential conflict of interest arises, a director must promptly inform the Chairman or Lead Director and refrain from voting or participating in discussion of the matter in respect of which he has an actual or potential conflict of interest. If it is determined that a significant conflict of interest exists and cannot be resolved, the director is expected to resign.

The Board mandate also provides that the Board meet in accordance with a schedule established each year by the Board, and at such other times as the Board may determine. Meeting agendas are developed in consultation with the Chairman or Lead Director. Board members may propose agenda items though communication with the Chairman or Lead Director. The Chairman is responsible for ensuring that a suitably comprehensive information package is sent to each director in advance of each meeting. Independent directors are required to have the opportunity to meet at appropriate times without management present at all Board meetings. The Lead Director is responsible for presiding over meetings of the independent directors.

The Board mandate further provides that the Board is responsible for the following specific matters: reviewing and approving management’s strategic plans; reviewing and approving FirstService’s financial objectives, business plans and budgets; monitoring corporate performance against the strategic plans and budgets; management succession planning; assessing its own effectiveness in fulfilling its responsibilities, including monitoring the effectiveness of individual directors; ensuring the integrity of FirstService’s internal control system and management information systems; developing FirstService’s approach to corporate governance; and satisfying itself that appropriate policies and procedures are in place regarding public disclosure and restricted trading by insiders.

Women on the Board

Two (or 25%) of the eight members of the Board are women. While FirstService has not adopted a written policy relating to the identification and nomination of women directors, it has adopted a target regarding women on its Board and has developed a set of principles and practices regarding diversity and inclusion of women on its Board as set out below.

FirstService believes in diversity and values the benefit that diversity can bring to its Board. Diversity promotes the inclusion of different perspectives and ideas, mitigates against group think and ensures that FirstService has the opportunity to benefit from all available talent. FirstService seeks to maintain a Board comprised of talented and dedicated directors with a diverse mix of expertise, experience, skills and backgrounds. FirstService believes that the skills and backgrounds collectively represented on the Board should reflect the diverse nature of the business environment in which FirstService operates.

FirstService is committed to a merit based system for Board composition within a diverse and inclusive culture which solicits multiple perspectives and views and is free of bias and discrimination. When assessing Board composition or identifying suitable candidates for appointment or re-election to the Board, FirstService will consider candidates on merit against objective criteria having regard to the benefit of diversity and the needs of the Board.

In furtherance of Board diversity, FirstService aspires to attain as soon as practicably, but by the annual meeting held in 2024, and thereafter maintain, a Board composition in which at least one-third of the Board members are women. FirstService has made significant progress in this regard over the last few years. In 2018, the proportion of women on the Board increased to 25% from 14% in 2017. FirstService has a number of measures in place that are intended to further improve Board diversity over time. For example, the Chair of the Governance Committee conducts annual Board evaluations, which not only enhance the quality of the composition of the Board members, but are also an effective way to optimize Board renewal and encourage diversity, including gender diversity, and to identify where and how diversity improvements can be made. See “Board Evaluation and Peer Review” below. Moreover, a disciplined approach to Board renewal remains the most fundamental condition for refreshing Board composition and creating an opportunity to increase the diversity of the Board members. To this end, the Board has adopted a policy which provides an age limit to a director’s tenure. See “Board Composition – Policy on Director’s Tenure and Priorities” above.

FirstService will periodically assess the expertise, experience, skills and backgrounds of its directors in light of the needs of the Board, including the extent to which the current composition of the Board reflects a diverse mix of knowledge, experience, skills and backgrounds, including an appropriate number of women directors. Any search firm engaged to assist the Board or the Governance Committee in identifying candidates for appointment to the Board will be specifically directed to include diverse candidates generally, and women candidates in particular. The Board or the Governance Committee will annually assess its progress in promoting a diverse Board.

Gender Composition of Leaders, Managers and Executive Officers

In addition to Board diversity, FirstService understands the benefits of a diversified work force. 263 (48%) of the leaders, managers and executive officers of FirstService, including all of its major subsidiaries, are women. While FirstService does not have a fixed target for the representation of women in executive officer positions, it is committed to promoting diversity among its senior leadership and will consider the level of female representation and the other indicia of diversity when deliberating on hires and promotions regarding all senior leadership positions, including executive officers. In identifying and considering potential candidates for senior leadership, including executive officer appointments, FirstService considers factors such as years of service, regional background, merit, experience and qualifications. In addition, unlike the identification and selection process for the Board, the diversity of FirstService’s senior leadership team is driven by other factors, some of which are outside of the control of FirstService, including the level of employee turnover, the times at which hiring and promotion opportunities arise, the available pipeline of employees with the necessary skills and experiences, and various other factors. FirstService has, and will continue to, assess and develop ways to promote women within FirstService and to ensure women are provided greater opportunities for advancement within FirstService. FirstService’s commitment to diversity extends beyond formal programs and initiatives. FirstService strives to create a culture in which both visible and tacit differences are recognized and valued, and where all employees are able to contribute and fulfil their potential without artificial barriers.

People Development and Succession Planning

There is a process of annual leadership review and evaluation at each FirstService platform, and a ranked list of successors at each FirstService platform is maintained and refreshed annually. There is also a development plan to ensure leadership successors are prepared for their future role. The Board reviews the executive succession plan by platform and has the similar evaluation discussion and ranked list for FirstService’s executive leadership, including its CEO.

Board Equity Ownership Policy

The Board approved a board equity ownership policy which provides that each member of the Board is required to achieve and maintain, at all times during the period that he or she is a director of FirstService, minimum ownership of shares of FirstService having a value of at least US$100,000 (which amount is subject to adjustment for share and other capital reorganizations). Newly elected or appointed directors of FirstService are permitted two years within which to attain the foregoing minimum ownership amount. All existing directors of FirstService currently comply with this policy. In addition, on December 31, 2018, all current directors of FirstService, other than those individuals who most recently became a director, Joan Eloise Sproul and Erin J. Wallace, owned securities of FirstService having a value of at least three times the amount of the cash retainer paid to non-employee directors. See the biographies, and the footnotes thereto, of each director nominee set out under “Business of the Meeting – Election of Directors”.

Board and Committee Process

In addition to having a Board comprised of a majority of independent directors, FirstService has adopted a variety of structures to allow for the independence of the Board from Management. Those structures include the appointment of Bernard I. Ghert, an independent director, as Lead Director of the Board with a mandate to facilitate the functioning of the Board independently of Management and provide independent leadership to the Board, the practice of having the independent members of the Board or its committees meet as a group (with no members of Management, including the CEO, present) regularly at every Board meeting and committee meeting, and members of the Board and its committees having the opportunity to initiate discussions with senior Management without the CEO present so that they may freely discuss any concerns they may have, and the ongoing monitoring of the relationship between the Board and its committees and Management by the Governance Committee, which is composed entirely of independent directors. The Board believes that it and its committees have functioned, and continue to function, independently of Management.

FirstService’s CEO reports formally to the Board, and, where appropriate, to its committees, as well as less formally through discussions with members of the Board and its committees, to advise the Board and its committees on a timely basis of courses of action that are being considered by Management and are being followed. The Board exercises its responsibility for oversight through the approval of all significant decisions and initiatives affecting FirstService. The Board is satisfied that FirstService’s CEO has reported to, and sought the consent of, the Board where necessary and appropriate. The Board has developed a formal position description for the CEO, which position description provides that the CEO has the primary responsibility for the management of the business and affairs of FirstService. As such, the CEO establishes the strategic and operational orientation of FirstService and, in so doing, provides leadership and vision for the effective overall management, profitability, increase in shareholder value and growth of FirstService and for conformity with policies agreed upon by the Board. The CEO is directly accountable to the Board for all activities of FirstService. The Board has not approved formal corporate objectives which the CEO is responsible for achieving; however, the Board and the CEO engage in regular dialogue regarding the performance of the senior management team, including the CEO, in achieving FirstService’s strategic objectives as determined by Management and the Board.

Management, working with the Board and the Governance Committee, provides an orientation program for new directors and a continuing education program for all directors to familiarize and update them with respect to FirstService and its businesses. Prior to agreeing to join the Board, new directors are given a clear indication of the workload and time commitment required. The Chairman of the Board ensures the orientation program is carried out as directed by the Governance Committee. New directors to FirstService have generally been executives with extensive business experience. Orientation for these individuals is provided through a review of past Board materials and other private and public documents concerning FirstService and visits to certain of FirstService’s businesses and offices. On a periodic basis, management of FirstService and its regions provide presentations for the Board to ensure that directors are fully informed of FirstService operations, major business and regional trends and industry practices, and directors are free to contact the CEO, the Chief Financial Officer and other members of Management at any time to discuss any aspect of FirstService’s businesses. In September 2018, the Board received presentations from the executive leaders of Paul Davis Restoration, who provided the Board with an overview of the Paul Davis Restoration executive team, history, business, financial results and opportunities.

The Board, either directly or through Board committees, is responsible for overseeing the business and affairs of FirstService and for approving the overall direction of FirstService, in a manner which is in the best interests of FirstService and its shareholders. At least four regular meetings and, if required, strategy meetings of the Board are scheduled each year at which the directors review in detail the financial statements, operating reports, forecasts, future prospects, budgets and reports from the committees of the Board and from Management. The frequency of meetings as well as the nature of agenda items changes depending upon the state of FirstService’s affairs and in light of opportunities or issues that FirstService may face. There were four Board meetings held in 2018. The meeting agenda is circulated in advance to all directors, meetings are scheduled well in advance and a core agenda of items, together with a book of materials, is circulated prior to each meeting.

Certain directors and executive officers of FirstService are engaged in and will continue to engage in activities outside FirstService, and as a result, certain directors and executive officers of FirstService may become subject to conflicts of interest. The OBCA provides that in the event that a director or executive officer has an interest in a contract or proposed contract or agreement, the director or executive officer shall disclose his or her interest in such contract or agreement and shall refrain from voting on any matter in respect of such contract or agreement unless otherwise provided under the OBCA. In addition, the Board mandate provides that if an actual or potential conflict of interest arises, a director must promptly inform the Chairman or Lead Director and refrain from voting or participating in discussion of the matter in respect of which he has an actual or potential conflict of interest. If it is determined that a significant conflict of interest exists and cannot be resolved, the director is expected to resign. To the extent that conflicts of interest arise, such conflicts will be resolved in accordance with the provisions of the OBCA and the Board mandate.

During 2018, none of the proposed nominees for election to the Board at the Meeting have served together as directors on the boards of other companies or as trustees for other entities. Please see the biographies under “Business of the Meeting – Election of Directors” for the name of each publicly traded issuer’s board (other than FirstService’s) on which the nominees for election to the Board at the Meeting are currently, or were during the past five years, members.

Proportionate Representation

FirstService is controlled by Jay S. Hennick who, directly or indirectly, owns, controls or directs 4.4% of the total outstanding number of Subordinate Voting Shares and 100.0% of the total outstanding number of Multiple Voting Shares (7.9% of total outstanding number of FirstService Shares; 45.7% of total votes of all FirstService Shares). 92.1% of the outstanding FirstService Shares and 54.3% of the votes of all FirstService Shares are held by shareholders other than FirstService’s significant shareholder. Six of the current eight directors, or 75% of the total number of current directors, are independent directors and are, therefore, free from any relationships with the significant shareholder. The Board believes that the membership on the Board of these six directors fairly reflects the investment in FirstService by shareholders other than FirstService’s significant shareholder.

Board Committees

The Board has three standing committees: the Audit Committee, the Executive Compensation Committee (the “Compensation Committee”) and the Governance Committee. The roles of these committees are outlined below. Each committee reviews and assesses its mandate at least annually and has the authority to retain special legal, accounting or other advisors. From time to time ad hoc committees of the Board may be appointed. As the Board has plenary power, any responsibility which is not delegated to Management or a Board committee remains with the Board. The Board has not developed a formal position description for the Chair of any standing committee. However, the Board has developed a committee mandate for each standing committee which is sufficiently detailed and contains appropriate information to delineate the role and responsibilities of the applicable committee, and thereby the Chair of the applicable committee. The committee mandates are published on FirstService’s website (www.firstservice.com). The Board delineates the role and responsibilities of the Chair of the Audit Committee, the Compensation Committee and the Governance Committee by tasking the Chair of the applicable committee with taking all reasonable measures to ensure that the applicable committee executes and fulfills its responsibilities under the applicable committee mandate and assumes each of the responsibilities specifically given to a Chair of a committee under the applicable committee mandate.

Audit Committee

The Audit Committee is comprised of three members who are each independent and financially literate as required by Multilateral Instrument 52-110 – Audit Committees (the “Audit Committee Rule”). The members of the Audit Committee are Bernard I. Ghert (Chair), Michael Stein and Joan Eloise Sproul. The Audit Committee is appointed by, and assists, the Board in fulfilling its oversight responsibilities in the following principal areas: (i) accounting policies and practices; (ii) the financial reporting process; (iii) financial statements provided by FirstService to the public; (iv) risk management, including systems of internal accounting and financial controls; (v) appointing, overseeing and evaluating the work of the external auditors; and (vi) compliance with applicable legal and regulatory requirements. The Audit Committee has the resources and the authority to discharge its responsibilities, including the authority to engage, at the expense of FirstService, outside consultants, independent legal counsel and other advisors as it determines necessary to carry out its duties, without seeking approval of the Board or Management. The Audit Committee also has the authority to conduct any investigation necessary and appropriate to fulfilling its responsibilities, and has direct access to communicate with the external auditors, legal counsel and officers and employees of FirstService. The Audit Committee meets at least four times annually, or more frequently as circumstances dictate. There were five meetings of the Audit Committee held in 2018.

The Audit Committee reviews the annual and interim financial statements intended for circulation among shareholders and reports upon these to the Board prior to their approval by the full Board. The Audit Committee is also responsible for reviewing the integrity of FirstService’s financial reporting process, both internal and external, and any major issues as to the adequacy of the internal controls and any special audit procedures adopted in light of any material control deficiencies. The Audit Committee communicates directly with FirstService’s external auditors in order to discuss audit and related matters whenever appropriate. In addition, the Board may refer to the Audit Committee such matters and questions relating to the financial position of FirstService and its subsidiaries. All reports made to FirstService’s ethics hotline are reviewed by the Chair of the Audit Committee and then by the entire Audit Committee at its next meeting. The Board has adopted an Audit Committee mandate, a copy of which is annexed to the annual information form (the “AIF”) of FirstService for the year ended December 31, 2018 and is also published on FirstService’s website (www.firstservice.com). The education and related experience of each of the members of the Audit Committee that is relevant to the performance by such members of their responsibilities on such committee is described in the AIF under the heading “Audit Committee”. A copy of the AIF is available on SEDAR at www.sedar.com.

The SEC requires that each member of a company’s audit committee be independent. All of the members of the Audit Committee are “independent”, as that term is defined by the SEC. The SEC further requires a company, like FirstService, that files reports under the United States Securities Exchange Act of 1934, as amended, to disclose annually whether its Board has determined that there is at least one “audit committee financial expert” on its audit committee, and if so, the name of the audit committee financial expert. Two Audit Committee members, Mr. Ghert and Ms. Sproul, have been determined by the Board to be an “audit committee financial expert” as that term is defined by the SEC.

The Audit Committee is responsible for the selection, nomination, compensation, retention, termination and oversight of the work of the external auditors engaged for the purpose of issuing an auditor’s report or performing other audit, review or attest services for FirstService and, in such regard, recommend to the Board the external auditors to be nominated for approval by FirstService shareholders. The Audit Committee mandate provides that the Audit Committee must pre-approve all audit engagements and the provision by the external auditors of all non-audit services, including fees and terms for all audit engagements and non-audit engagements. The Audit Committee mandate further provides that the Audit Committee consider, assess and report to the Board with regard to the independence and performance of the external auditors. The Audit Committee has adopted a pre-approval policy pursuant to which FirstService may not engage FirstService’s external auditor to carry out certain non-audit services that are deemed inconsistent with the independence of auditors under applicable U.S. and Canadian laws. The Audit Committee is also responsible for reviewing hiring policies for current and former partners or employees of the external auditors.

The Audit Committee mandate also provides, and the general practice at FirstService is, that the Audit Committee will review all material transactions and contracts entered into by FirstService with any insider or related party of FirstService, other than director, officer or employee compensation arrangements which are approved by the Compensation Committee. Material transactions and agreements related to compensation matters are generally reviewed and approved by the Compensation Committee. Otherwise, from time to time ad hoc committees of the Board may be appointed. In practice, and as is customary or appropriate, the Board will establish “special” or “independent” ad hoc committees of the Board as needed from time to time to review, pass upon or deal with material matters (including considering transactions and agreements in respect of which a director or executive officer has or may have a material interest), and the committee members of any such ad hoc committee are selected and appointed based on their independence from management as well as their independence from the matter at hand which has required the establishment of such ad hoc committee.

The Board and the Audit Committee have established procedures (which procedures are subject to monitoring by the Audit Committee) for the receipt, retention and treatment of complaints or concerns received by FirstService regarding accounting, internal accounting controls or auditing matters, including the anonymous submission by employees of concerns respecting accounting or auditing matters. Please refer to the Financial Management Code of Ethics and Conduct published on FirstService’s website (www.firstservice.com). Additional information regarding the Audit Committee has been included in the AIF in accordance with the Audit Committee Rule.

Compensation Committee

The Compensation Committee is comprised of three members, all of whom are independent directors within the meaning of the Corporate Governance Rules. The members of the Compensation Committee are Michael Stein (Chair), Brendan Calder and Bernard I. Ghert. The Compensation Committee, among other things, reviews and approves the compensation of the CEO and provides input to the CEO in terms of the compensation for the other executive officers of FirstService. The Compensation Committee also reviews the compensation of the directors of FirstService and any compensation programs applicable to senior management of FirstService, such as the stock option plan. In the case of grants of options under FirstService’s stock option plan, all proposed option grants are submitted to Compensation Committee for review and a recommendation is made to the full Board. The Board has adopted a Compensation Committee mandate, a copy of which is published on FirstService’s website (www.firstservice.com).

Governance Committee

The Governance Committee is comprised of Brendan Calder (Chair), Frederick F. Reichheld and Erin J. Wallace, all of whom are independent directors within the meaning of the Corporate Governance Rules. The Board has adopted a Governance Committee mandate, a copy of which is published on FirstService’s website (www.firstservice.com). The Governance Committee, among other things, is responsible for identifying and recommending to the Board appropriate director nominee candidates. In addition, the Governance Committee is responsible for advising the Board with respect to the Board’s composition, procedures and committees and developing, recommending and monitoring FirstService’s corporate governance and other policies, assisting the Board and the committees in their annual review of their performance and their charters, reviewing and making recommendations to the Board with respect to the compensation of directors, succession plans and undertaking such other initiatives that may be necessary or desirable to enable the Board to provide effective corporate governance. The Governance Committee conducts annual surveys of the Board’s effectiveness and, every few years, a peer review of the individual members of the Board.

The Governance Committee is mandated to assess at least annually the optimum Board size and beneficial skill sets and makes recommendations to the Board on any changes. The number of directors proposed for election to the Board at the Meeting is eight. The Board considers that the appropriate number of directors for FirstService is approximately seven to nine. The Governance Committee and the Board have considered the matter of Board size, Board diversity and the skill sets of the current and nominee directors and are of the view that the proposed Board membership has the necessary breadth and diversity of experience and background and is of an adequate size to provide for effective decision-making and staffing of Board committees.

The Governance Committee is responsible for determining the appropriate criteria for selecting and assessing potential directors and selects candidates for nomination to the Board accordingly. At such time as it is determined that a new director is desirable, the Governance Committee will engage in various activities to ensure an effective process for selecting candidates for nomination, including developing criteria for the selection of a new director, developing and maintaining a director skills matrix (identifying the desired competencies, independence, expertise, skills, background and personal qualities that are being sought in potential candidates) having regard to the benefit of diversity, identifying and recommending individuals qualified and suitable to become directors, the Chairman, the Lead Director and/or other directors will meet with potential new candidates prior to nomination to discuss the time commitments and performance expectations of the position and formal approval will be sought and obtained from the Board in respect of candidates for nomination.

Board Evaluation and Peer Review

At the end of 2018, an evaluation of the Board, as a whole, was conducted by the Chair of the Governance Committee in which each Board member was contacted by the Chair of the Governance Committee to complete a customized written questionnaire. Responses were reviewed by the Chair of the Governance Committee with the Governance Committee, the Chairman and the CEO and then reported to the full Board. The Chair of the Governance Committee discussed the results with each of the directors, as appropriate, and engaged in a full and frank discussion on any and all issues which any Board member wished to raise, including how the directors, both individually and collectively, could operate more effectively. At the conclusion of the evaluation, matters requiring follow-up were identified, responses were developed and there is ongoing monitoring by the Chair of the Governance Committee to ensure satisfactory results. An evaluation is expected to occur annually, either by telephone or by having Board members complete a detailed customized questionnaire.

In addition, the Chair of the Governance Committee meets with the individual members of the Board on an ongoing basis to discuss the individual’s contribution to the Board. A formal peer review of the individual members of the Board was completed at the end of 2018, and is expected to occur every few years. Whether a peer review is completed formally or informally, each director is encouraged to view any feedback as constructive advice to enhance both their individual contribution and overall Board effectiveness.

Attendance

The following table sets forth the record of attendance of the members of the Board (either in person or by phone) at meetings of the Board and its standing committees and the number of meetings of the Board and such committees held during 2018.

Director	Board 4 Meetings		Board Committees								Overall Attendance
			Audit 5 Meetings		Compensation 2 Meetings		Governance 1 Meeting		Overall Committee Attendance
	No.	%	No.	%	No.	%	No.	%	No.	%	No.	%
Brendan Calder	4 of 4	100	–	–	2 of 2	100	1 of 1 (Chair)	100	3 of 3	100	7 of 7	100
Bernard I. Ghert	3 of 4 (Lead Dir.)	75	4 of 5 (Chair)	80	2 of 2	100	–	–	6 of 7	86	9 of 11	82
Jay S. Hennick	4 of 4 (Chair)	100	–	–	–	–	–	–	–	–	4 of 4	100
D. Scott Patterson	4 of 4	100	–	–	–	–	–	–	–	–	4 of 4	100
Frederick F. Reichheld	4 of 4	100	–	–	–	–	1 of 1	100	1 of 1	100	5 of 5	100
Joan Eloise Sproul(1)	3 of 3	100	3 of 3	100	–	–	–	–	3 of 3	100	6 of 6	100
Michael Stein	4 of 4	100	5 of 5	100	2 of 2 (Chair)	100	–	–	7 of 7	100	11 of 11	100
Erin J. Wallace(2)	4 of 4	100	2 of 2	100	–	–	1 of 1	100	3 of 3	100	7 of 7	100

___________

Notes:

(1)	Ms. Sproul became a director of FirstService and a member of the Audit Committee in May 2018. The attendance noted reflects meetings held and attended only while she was such a member.
(2)	Ms. Wallace ceased to be a member of the Audit Committee in May 2018. The attendance noted reflects meetings held and attended only while she was such a member.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Compensation Discussion and Analysis section of this Circular sets out the objectives of FirstService’s executive compensation arrangements, FirstService’s executive compensation philosophy and the application of this philosophy to FirstService’s executive compensation arrangements. It also provides an analysis of the compensation design, and the decisions that the Compensation Committee made in 2018 with respect to the Named Executive Officers (as this term is defined below under “– Compensation of Named Executive Officers”). When determining the compensation arrangements for the Named Executive Officers, the Compensation Committee considers the objectives of: (i) retaining an executive critical to the success of FirstService and/or its subsidiaries and the enhancement of shareholder value; (ii) providing fair and competitive compensation; (iii) balancing the interests of management and shareholders of FirstService; (iv) rewarding performance, both on an individual basis and with respect to the business in general; and (v) ensuring the recognition of the fact that FirstService carries on business with a small number of executive officers relative to other public companies of similar size.

The Board and the Compensation Committee have considered the implications of the risks associated with FirstService’s compensation policies and practices. In this regard, the Compensation Committee specifically considered various pertinent and relevant elements where compensation and risk may be related in relation to the current compensation policies and practices for senior executives of FirstService (such as pay philosophy, the mix of fixed versus variable compensation, the mix of short versus long term compensation, share ownership requirements and trading policies, reimbursement policies and the level of severance in any contractual arrangements). As further described hereunder, the components of compensation are fairly straightforward and include base salary, short-term incentive (annual bonus) and long-term incentive (stock options and, in the case of the Founder and Chairman, the Long Term Arrangement (as this term is defined below under “– Management Contract”)). Where any risks were identified, the Board and the Compensation Committee have determined that processes and controls are in place to mitigate such risks and, overall, such risks were not significant and not reasonably likely to have a material adverse effect on FirstService. The risks and uncertainties that are likely to have a material adverse effect on FirstService are disclosed in the AIF. No such risks relate to FirstService’s compensation policies and practices.

The Board has adopted a policy relating to the trading in securities of FirstService by directors, senior executives, employees and other insiders of FirstService and its subsidiaries (the “Trading Policy”). Among other things, the following are prohibited by the Trading Policy: (i) short sales of FirstService’s securities; (ii) transactions in puts, calls or other derivative securities, on an exchange or in any other organized market; (iii) hedging or monetization transactions that allow an individual to continue to own the covered securities, but without the full risks and rewards of ownership; and (iv) the resale of securities of FirstService purchased in the open market prior to the expiration of three months from the purchase date. Consequently, the foregoing prohibitions in the Trading Policy do not permit a Named Executive Officer or director to purchase financial instruments that are designed to hedge or offset a decrease in market value of FirstService’s equity securities granted as compensation or held, directly or indirectly, by a Named Executive Officer or director.

Role of the Compensation Committee

In 2018, Michael Stein (Chair), Brendan Calder and Bernard I. Ghert served as members of the Compensation Committee. None of these individuals was an officer, employee or former officer or employee of FirstService or any of its subsidiaries during 2018. The mandate of the Compensation Committee requires that the Compensation Committee be comprised of three or more members of the Board, each of whom is, in the business judgment of the Board, independent under the rules of the Toronto Stock Exchange (“TSX”) and NASDAQ. See “Statement of Corporate Governance Practices – Board Committees – Compensation Committee” for additional information on the Compensation Committee. Under the Compensation Committee’s mandate, the Compensation Committee is responsible for, among other things: (a) in consultation with senior management, establishing FirstService’s general compensation philosophy, and overseeing the development and implementation of compensation programs; (b) reviewing and approving the compensation of the CEO; (c) reviewing compensation programs applicable to the senior management of FirstService; and (d) making recommendations to the Board with respect to FirstService’s incentive compensation plans and equity-based plans, the activities of the individuals and committees responsible for administering these plans, and discharging any responsibilities imposed on the Compensation Committee by any of these plans.

During 2018, the Compensation Committee addressed a number of items, including considering and/or approving and/or making recommendations in respect of all option grants to officers, employees and directors of FirstService or subsidiaries of FirstService; any change to the CEOs base compensation for 2018; and determining, for the purposes of the FirstService annual performance-based bonus plan, 2018 adjusted earnings per share. In addition, the Compensation Committee played a central role in evaluating and negotiating the Transaction. See “Business of the Meeting – Approval of Transaction”.

Independent Compensation Consultant

Under its mandate, the Compensation Committee has the sole authority to select, retain and terminate a compensation consultant and to approve the consultant’s fees and other retention terms. The Compensation Committee is also entitled to the resources and authority appropriate to discharge its duties and responsibilities, including the authority to retain counsel and other experts or consultants. In August 2015, the Compensation Committee engaged H. Wilkinson Consulting Group Inc. (the “EC Consultant”) as its independent compensation consultant. The EC Consultant was retained by the Compensation Committee to recommend a peer group for FirstService and market competitive compensation for the Founder and Chairman, CEO and CFO. The EC Consultant also made recommendations to the Compensation Committee in respect of market competitive compensation of non-employee directors. See “Compensation of Directors” below. During 2018, neither the EC Consultant nor any other compensation consultant provided any services to the Compensation Committee or FirstService, or to any affiliated or subsidiary entities of FirstService or to any member of the Board or Management. No fees were paid to the EC Consultant or any other compensation consultant by FirstService during the financial years ended December 31, 2017 and 2018. However, in January 2019, the Compensation Committee retained Hugessen Consulting, an independent compensation consultant, who advised the Compensation Committee and the Board in connection with the Transaction. See “Business of the Meeting – Approval of Transaction”.

Benchmarking

The Compensation Committee may consider many factors when designing and establishing executive compensation arrangements for the Founder and Chairman, CEO and CFO and reviewing and making recommendations for such arrangements for the other executive officers of FirstService. Every several years, a benchmarking analysis is expected to be conducted by the Compensation Committee to ensure that the executive compensation arrangements for the relevant executive officers remain appropriate and competitive. When a benchmarking analysis is conducted, FirstService will not typically position executive pay to reflect a single percentile within the peer group for each executive. Rather, in determining the compensation level for each executive, the Compensation Committee (for the Founder and Chairman and CEO) or the CEO (for the CFO) may look at factors such as the relative complexity of the executive’s role within the organization, the executive’s performance and potential for future advancement, the compensation paid by FirstService’s peer group and other companies identified by relevant market survey data, and pay equity considerations.

The starting point for the benchmarking analysis is the analysis of comparable market data. At the end of 2015, the Compensation Committee, with the assistance of the EC Consultant, determined that the following service companies would constitute FirstService’s peer group for benchmarking purposes: Altisource Residential Corporation, Lennox International Inc., ADT Corp., ServiceMaster Global Holdings Inc., ABM Industries, Inc., Apartment Investment and Management Co., Rollins, Inc., Essex Property Trust Inc., Ascent Capital Group Inc., GDI Integrated Facility Services Inc., Comfort Systems USA, Inc., G & K Services, Inc., Healthcare Services Group, Inc. and UniFirst Corporation. As FirstService has a client base that is primarily in the USA, the peer group members are primarily similarly sized USA service companies (by revenue). The Compensation Committee then reviewed the peer group data to determine where base salaries and total compensation for the Founder and Chairman, CEO and CFO should be appropriately positioned. While these benchmarks represent useful guidelines, discretion may be used in setting individual executive pay so that it appropriately reflects the value and contributions of each executive, as well as the executive’s leadership, commitment to FirstService’s values and potential for advancement.

A range of factors was analyzed by the EC Consultant for each member of the peer group, including: (i) various financial size and performance metrics; (ii) number of employees; (iii) business lines and the extent that they overlap FirstService’s business lines; and (iv) other indicia of common managerial skill sets. It is anticipated that the peer group will change if FirstService’s size or lines of business change, or if the peer group members show changes in their businesses or operations.

Recommendations of Management

In general, the Compensation Committee (with the assistance and advice of a consultant, if applicable) reviews and discusses matters involving the compensation of the Founder and Chairman and CEO. After this review, the Compensation Committee prepares a recommendation for the Board to review and discuss. The independent members of the Board have the sole authority to approve compensation decisions made with respect to the Founder and Chairman and CEO.

With respect to FirstService’s other senior management and employees, it is the CEO (with the assistance of the independent compensation consultant for senior management, if applicable) who develops the pay strategies and recommendations, which the Compensation Committee then reviews and discusses. However, the authority to approve those strategies and recommendations resides with different parties according to the employee’s level. For senior management, decisions must be approved by the CEO, subject to the Compensation Committee’s overall review and acceptance. For employees below the level of senior management, the CEO and his designees have the authority to approve pay actions. However, the Compensation Committee is responsible for approving actions related to other aspects of these employee’s compensation, such as any grant of options and, if appropriate, the amount of any discretionary bonus pool.

Elements of Compensation

The compensation paid to the Named Executive Officers in any year consists of three primary components:

(a)	base salary;

(b)	an annual performance-based bonus plan; and

(c)	a long-term incentive in the form of stock options granted under the FirstService Stock Option Plan, as amended (the “Option Plan”) (other than Mr. Hennick, who is not entitled to participate in the Option Plan).

FirstService believes that making a significant portion of the Named Executive Officers’ compensation both variable/performance-based and long-term supports FirstService’s executive compensation philosophy, as these forms of compensation primarily depend on performance metrics that are fundamentally aligned with the best-interests of FirstService’s shareholders. At the same time, FirstService utilizes stock option based compensation to allow those most accountable for FirstService’s long-term success to acquire and hold shares of FirstService. The key features of the three primary components of compensation are described below.

Base Salary

Base salary recognizes the value of an individual to FirstService or a subsidiary based on his or her role, skill, performance, contributions, leadership and potential. It is critical in attracting and retaining executive talent in the markets in which FirstService or a subsidiary competes for talent. Base salaries for the Named Executive Officers are reviewed annually (for the Founder and Chairman and CEO, by the Compensation Committee, for the other executive officers of FirstService, by the CEO). For the Founder and Chairman, the base fee is determined in accordance with the Management Services Agreement (as this term is defined below under “– Management Contract”) and is subject to increase annually in an amount in the discretion of the Board or the Compensation Committee, with any such annual increase to be, absent the consent of Jayset Management FSV Inc. (“Jayset Mgt”), not less than 5% of the then current base fee. See “Management Contract” below. FirstService also pays to Jayset Mgt a further annual fee equal to 2% of the aggregate of the base fee and the annual bonus payment pursuant to the Management Services Agreement.

For 2018, the Compensation Committee approved a 5% increase in the base fee of the Founder and Chairman and a 3.5% increase to the base compensation of the CEO, and the CEO approved increases to the base compensation of the remaining three Named Executive Officers.

Annual Performance-Based Bonus Plan

FirstService has an annual performance-based bonus plan pursuant to which an annual cash performance bonus is awarded to FirstService management and employees based entirely on percentage growth in adjusted earnings per share (“AEPS”) over the prior year. In the event that no such year-over-year growth in adjusted earnings per share occurs in a given year, no amounts would be payable pursuant to the annual performance-based bonus plan. Annual performance bonuses are paid as a percentage of base salary, which percentage increases the larger the percentage growth in adjusted earnings per share is for the year in question. FirstService believes that using annual AEPS growth as the sole metric in determining payments to Named Executive Officers pursuant to this annual performance-based bonus plan best aligns the interests of participants in this plan with those of FirstService shareholders, and is best suited to holding these individuals accountable for FirstService’s overall operating performance. Furthermore, this annual performance-based bonus plan results in a significant proportion of the Named Executive Officers’ total compensation being wholly dependent on the operating performance of FirstService, and accordingly only rewards such individuals when FirstService as a whole is performing well.

At the beginning of 2018, the Compensation Committee and the Board determined that, for the purposes of the annual performance-based bonus plan, 2017 adjusted diluted earnings per share was US$1.99. In February 2019, the Compensation Committee and the Board also determined that, for the purposes of the annual performance-based bonus plan, adjusted diluted earnings per share percentage growth over the prior year was 29%.

In determining the percentage growth, the impact on earnings per share of any disposition of material investments or assets are excluded. This establishes a direct link between executive compensation and FirstService’s regular operating performance. For the Founder and Chairman, the formula to be used for determining the amount of the annual performance bonus is established in the Management Services Agreement (see “– Management Contract” below) and, for 2018, the Founder and Chairman was entitled to earn 7.5% of the aggregate base fee in 2018 as an annual bonus for that year for each 1% growth in adjusted earnings per share in that year over the prior year. The remaining four Named Executive Officers earn an annual performance bonus calculated on the same basis as the Founder and Chairman, but determined using the following percentages of their respective base salaries in 2018: for the CEO, 6.5%; for the CFO, 4.5%; for the VP, Corporate Controller and Corporate Secretary, 3.25%; and for the VP, Strategy and Corporate Development, 3.5%. A summary of the bonuses paid to each of the Named Executive Officers and the applicable AEPS growth figures for each of 2016, 2017 and 2018 is set out below. See “Executive Compensation – Compensation of Named Executive Officers” below.

Year	Adjusted Earnings Per Share Growth vs. Prior Year	Named Executive Officer Annual Performance-Based Bonus Payments (US$)(1)					Total Annual Performance-Based Bonus Payments to Named Executive Officers (US$)
		Jay S. Hennick, Founder and Chairman	D. Scott Patterson, President and Chief Executive Officer	Jeremy Rakusin, Chief Financial Officer	Douglas G. Cooke, VP, Corp. Controller and Corp. Secretary	Alex Nguyen, VP Strategy and Corp. Development
2018	29%	1,310,400	1,146,400	469,200	202,600	197,200	3,325,800
2017	25%	1,074,800	953,900	368,700	168,600	140,700	2,706,700
2016	35%	1,473,300	1,263,300	449,200	223,300	186,300	3,595,400

___________

Note:

(1)	All Named Executive Officers’ annual bonus incentive amounts were paid in Canadian dollars (an average 2018 exchange rate of US$1.00 = C$1.2955 has been used in the table above).

The Compensation Committee may also recommend, and the Board may also approve, a non-annual discretionary bonus based on an individual or FirstService achieving certain designated objectives (other than adjusted earnings per share) and for superior or exceptional performance in relation to such objectives. In 2018, no one-time special discretionary bonuses were awarded to any of the Named Executive Officers.

FirstService Stock Option Awards

FirstService provides long-term incentive to the Named Executive Officers in the form of stock options as part of its overall executive compensation strategy. For a description of the material terms of the Option Plan and option grants to Named Executive Officers, see “Incentive Award Plans of FirstService – FirstService Stock Option Plan” and “NEO Outstanding Option-Based Awards” below. The Compensation Committee believes that stock option grants serve FirstService’s executive compensation philosophy in several ways. It helps attract, retain and motivate talent. It aligns the interests of the Named Executive Officers with those of shareholders by linking a significant portion of the officer’s total pay opportunity to share price. It also provides long-term accountability for Named Executive Officers.

Typically, stock options are granted to a Named Executive Officer of FirstService under the Option Plan shortly following the end of each year. Effective February 8, 2019, an aggregate of 260,000 options were issued to the Named Executive Officers (other than the Founder and Chairman) in respect of the year ended December 31, 2018. See “Incentive Award Plans of FirstService – FirstService Stock Option Plan” and “NEO Outstanding Option-Based Awards” below. In determining the long-term incentive component of the Named Executive Officers’ compensation, the Compensation Committee will consider, among other factors, the recommendations of Management, FirstService’s performance and relative shareholder return, the level of dilution to shareholders, the value of similar incentive awards to executive officers at comparable companies and awards given to the Named Executive Officers in past years.

Executive Benefit Plans and Other Elements of Compensation

All of the Named Executive Officers are eligible to participate in the benefit plans that are available to substantially all of the other employees of FirstService. These benefit programs include supplementary medical insurance, dental insurance, life insurance, long-term disability and long-term care plans. FirstService does not provide any additional perquisites or other benefits to the Named Executive Officers.

Furthermore, FirstService does not provide any post-retirement benefits to any Named Executive Officers or other employees.

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed with senior management this Compensation Discussion and Analysis and, based on such review, has recommended to the Board that this Compensation Discussion and Analysis be included in this Circular.

Submitted by the Compensation Committee: Bernard I. Ghert, Brendan Calder and Michael Stein (Chair)

Compensation of Named Executive Officers

The following table provides a summary of total compensation earned during the twelve month periods ended December 31, 2018, 2017 and 2016, respectively, by FirstService’s Chief Executive Officer and Chief Financial Officer, each of the three other most highly compensated executive officers of FirstService, including any of its subsidiaries, who were serving as such as at December 31, 2018 and whose total compensation was, individually, more than C$150,000 (the “Other Executive Officers”) and each other individual who would have been an Other Executive Officer but for the fact that such individual was neither serving as an executive officer, nor acting in a similar capacity, as at December 31, 2018 (collectively, the “Named Executive Officers”) for services rendered in all capacities during such periods.

SUMMARY COMPENSATION TABLE
Name and Principal Position of Named Executive Officer	Twelve Months Ended Dec. 31(1)	Salary (US$)	Option- Based Awards (US$)(1)	Non-Equity Incentive Plan Compensation		All Other Compensation (US$)	Total Compensation (US$)(3)
				Annual Incentive Plans (Performance- Based Bonus Plan) (US$)(2)	Long-Term Incentive Plans (US$)
Jay S. Hennick(4) Founder and Chairman	2018 2017 2016	602,500 573,200 561,300	Nil Nil Nil	1,310,400 1,074,800 1,473,300	Nil Nil Nil	Nil Nil Nil	1,912,900 1,648,000 2,034,600
D. Scott Patterson(5) President and Chief Executive Officer	2018 2017 2016	608,200 587,000 555,300	2,235,000 1,821,300 1,206,250	1,146,400 953,900 1,263,300	Nil Nil Nil	Nil Nil Nil	3,989,600 3,362,200 3,024,850
Jeremy Rakusin Chief Financial Officer	2018 2017 2016	359,500 347,000 302,000	1,072,800 874,200 482,500	469,200 368,700 449,200	Nil Nil Nil	Nil Nil Nil	1,901,500 1,589,900 1,233,700
Douglas G. Cooke Vice President, Corporate Controller and Corp. Secretary	2018 2017 2016	215,000 207,500 196,300	670,500 546,400 361,900	202,600 168,600 223,300	Nil Nil Nil	Nil Nil Nil	1,088,100 922,500 781,500
Alex Nguyen Vice President, Strategy and Corporate Development	2018 2017 2016	194,300 187,600 177,400	670,500 546,400 361,900	197,200 140,700 186,300	Nil Nil Nil	Nil Nil Nil	1,062,000 874,700 725,600

___________

Notes:

(1)	The amounts reported represent the grant date fair value of stock option awards granted to each of the Named Executive Officers, calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification 718, Compensation – Stock Compensation. The assumptions used by FirstService in calculating these amounts are incorporated herein by reference to Note 12 to FirstService’s audited consolidated financial statements for the year ended December 31, 2018. For a description of the material terms of the stock option plan of FirstService and each option grant, see “Incentive Award Plans of FirstService – FirstService Stock Option Plan” and “NEO Outstanding Option-Based Awards” below.
(2)	The only annual incentive plan of FirstService is FirstService’s annual performance-based bonus plan. See “Compensation Discussion and Analysis – Annual Bonus Incentive” above. Annual incentive awards are accrued and finalized and paid following year-end once reviewed and approved by the Compensation Committee, the Board or the CEO, as applicable.
(3)	All Named Executive Officers’ base salary and annual bonus incentive amounts were paid in Canadian dollars (an average 2018 exchange rate of US$1.00 = C$1.2955 has been used in the table above).
(4)	The compensation indicated for Mr. Hennick was payable to Jayset Mgt pursuant to a management services agreement (see “Management Contract” below). Mr. Hennick received no compensation in connection with being a member of the Board.
(5)	Mr. Patterson received no compensation in connection with being a member of the Board.

In 2018, the total cost of the compensation of all of the Named Executive Officers represented 5% of FirstService’s adjusted earnings before interest, taxes, depreciation and amortization.

NEO Outstanding Option-Based Awards

The table below reflects all option-based awards for each Named Executive Officer outstanding as at December 31, 2018. FirstService does not have any other equity incentive plan other than its stock option plan.

NEO OPTION–BASED AWARDS OUTSTANDING AS AT DECEMBER 31, 2018
Name of Named Executive Officer(1)	Number of Securities Underlying Unexercised Options(2)	Option Exercise Price (US$/Security)	Option Expiration Date(3)	Value of Unexercised In-the-Money Options (US$)(4)
D. Scott Patterson	125,000 125,000 125,000 60,000 60,000	66.31 54.88 35.96 23.96 20.52	February 9, 2023 February 14, 2022 February 12, 2021 February 13, 2020 May 15, 2019	271,250 1,700,000 4,065,000 2,671,200 2,877,600
Jeremy Rakusin	60,000 60,000 50,000 40,000 40,000	66.31 54.88 35.96 23.96 20.52	February 9, 2023 February 14, 2022 February 12, 2021 February 13, 2020 May 15, 2019	130,200 816,000 1,626,000 1,780,800 1,918,400
Douglas G. Cooke	37,500 37,500 37,500 22,500 18,750	66.31 54.88 35.96 23.96 20.52	February 9, 2023 February 14, 2022 February 12, 2021 February 13, 2020 May 15, 2019	81,375 510,000 1,219,500 1,001,700 899,250
Alex Nguyen	37,500 37,500 37,500 13,500 11,250	66.31 54.88 35.96 23.96 20.52	February 9, 2023 February 14, 2022 February 12, 2021 February 13, 2020 May 15, 2019	81,375 510,000 1,219,500 601,020 539,550

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Notes:

(1)	Under the terms of the Option Plan, the Founder and Chairman of FirstService, Jay S. Hennick, is not eligible to participate in the Option Plan or to receive grants of options thereunder. See “Executive Compensation – Management Contract”.
(2)	Each option entitles the holder to purchase one Subordinate Voting Share. Effective February 8, 2019, an aggregate of 438,000 options were granted under the Option Plan to directors and employees in respect of the year ended December 31, 2018, including to certain of the Named Executive Officers. See “Incentive Award Plans of FirstService – FirstService Stock Option Plan”.
(3)	The options vest 10% on the grant date, 15% on the first anniversary, 20% on the second anniversary, 25% on the third anniversary and 30% on the fourth anniversary of the grant date. The expiration date is the fifth anniversary of the grant date.
(4)	Calculated using the closing price per Subordinate Voting Share on NASDAQ on December 31, 2018 of US$68.48 less the exercise price of the applicable stock options.

During the year ended December 31, 2018, none of the Named Executive Officers exercised any options of FirstService or any of its subsidiaries other than: (i) D. Scott Patterson, who exercised options for a total of 60,000 Subordinate Voting Shares at an exercise price per share of US$12.85; and (ii) Alex Nguyen, who exercised options for a total of 5,500 Subordinate Voting Shares at an exercise price per share of US$12.85.

Incentive Award Plans of FirstService

The following table provides information concerning the incentive award plans of FirstService with respect to each Named Executive Officer during the year ended December 31, 2018. The only incentive award plans of FirstService during such period were its stock option plan, an annual performance-based bonus plan and, with respect to the Founder and Chairman, pursuant to an acquisition of control arrangement. See “– Annual Performance-Based Bonus Plan”, “– FirstService Stock Option Plan” and “Management Contract” below.

INCENTIVE AWARD PLANS – VALUE VESTED OR EARNED DURING THE YEAR ENDED DECEMBER 31, 2018
Name of Named Executive Officer(1)	Option-Based Awards – Value Vested During the Year Ended December 31, 2018 (US$)(2)	Non-Equity Incentive Plan Compensation – Value Earned During the Year Ended December 31, 2018 (US$)
D. Scott Patterson	2,682,800	Nil
Jeremy Rakusin	1,517,500	Nil
Douglas G. Cooke	989,300	Nil
Alex Nguyen	725,800	Nil

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Notes:

(1)	Under the terms of the Option Plan, the Founder and Chairman of FirstService, Jay S. Hennick, is not eligible to participate in the Option Plan or to receive grants of options thereunder. See “Executive Compensation – Management Contract” and “Incentive Award Plans of FirstService – FirstService Stock Option Plan”.
(2)	Calculated using the closing price per Subordinate Voting Share on NASDAQ on the applicable vesting date less the exercise price of the applicable stock options.

Annual Performance-Based Bonus Plan

FirstService has an annual performance-based bonus plan pursuant to which an annual cash performance bonus is awarded to Management and employees based entirely on percentage growth in adjusted earnings per share over the prior year. If no such annual growth occurs in a given year, no bonus amounts would be payable to the Named Executive Officers under this annual performance-based bonus plan. For a further discussion of this annual performance-based bonus plan, see “Compensation Discussion and Analysis – Annual Performance-Based Bonus Plan” above. The Compensation Committee may also recommend, and the Board may also approve, a non-annual discretionary bonus based on an individual or FirstService achieving certain designated objectives (other than adjusted earnings per share) and for superior or exceptional performance in relation to such objectives. For a further discussion of the calculation of adjusted earnings per share, please see the AIF.

FirstService Stock Option Plan

FirstService provides a long-term incentive by granting stock options to directors, officers and full-time employees of FirstService or its subsidiaries (other than Mr. Hennick) through the Option Plan. Shareholders adopted the Option Plan in 2015 and have subsequently approved amendments thereto.

Subject to the terms of the Option Plan, the Board has the authority to select those individuals to whom options will be granted and to fix the terms of such options which may not be for less than one year nor more than ten years from the date of grant (subject to an automatic 10 business day extension to the expiry date of an option which otherwise would expire within a blackout period). The Option Plan provides flexible vesting, completely at the discretion of the Board. Jay S. Hennick is not eligible to participate in the Option Plan or to receive grants of options thereunder. The Option Plan is administered solely by the Board and grants of options under the Option Plan are made as follows: all proposed option grants are submitted to the Compensation Committee for review and a recommendation is made to the Board; proposed option grants recommended by the Compensation Committee are then submitted to the Board for approval and, if approved, are granted on the date so approved by the Board. The Compensation Committee, in considering any grant of options, and the Board in approving any grant of options, take in account whether the amount of options proposed to be granted to each optionee is competitive, both in terms of past practice at FirstService as well as with respect to equity awards granted to officers, employees and directors of public company peers of FirstService, as well as the contribution of the optionee in the success of the business. Grants of options are approved subject to compliance with the Option Plan and all applicable laws and regulatory and stock exchange requirements.

The option price per Subordinate Voting Share with respect to any option granted under the Option Plan is determined by the Board at the time the option is granted, but such price shall not be less than the Minimum Price on the day on which the issuance of the option is authorized or approved by the Board. For the purposes of the Option Plan, “Minimum Price” means: (i) in the event that the Subordinate Voting Shares are then traded on the TSX and/or NASDAQ, the closing price of the Subordinate Voting Shares on the TSX or NASDAQ on the trading day prior to the day on which the issuance of the option is authorized or approved by the Board; (ii) in the event that the Subordinate Voting Shares are not then traded on the TSX and NASDAQ, the closing price of the Subordinate Voting Shares on such public market on which the Subordinate Voting Shares are then traded, as selected by the Board, in its sole discretion, on the trading day prior to the day on which the issuance of the option is authorized or approved by the Board; or (iii) in the event that the Subordinate Voting Shares are not then traded on any public market, the price of the Subordinate Voting Shares as determined by the Board, in its sole discretion, on the day on which the issuance of the option is authorized or approved by the Board.

The maximum number of Subordinate Voting Shares subject to grants of options under the Option Plan at December 31, 2018 was limited to 3,913,500 (or 10.9% of the aggregate outstanding FirstService Shares on that date), of which options exercisable for 1,633,150 Subordinate Voting Shares (or 4.5% of the aggregate outstanding FirstService Shares) had been granted and were outstanding at December 31, 2018. At December 31, 2018 under the Option Plan, options which were exercisable for 1,152,850 Subordinate Voting Shares (or 3.2% of the aggregate outstanding FirstService Shares) had been exercised or expired and options exercisable for 54,750 Subordinate Voting Shares were cancelled and returned to the pool of options available to be granted. Accordingly, options exercisable for 1,127,500 Subordinate Voting Shares (or 3.1% of the aggregate outstanding FirstService Shares) were available for granting at that date. In the event of the death of an optionee while in the employment, or as an officer, of FirstService or a subsidiary prior to the end of the term of the option, the optionee’s legal representative may exercise the option for a period of one year following the death of the optionee or the expiry of the term of the option, whichever is earlier. In the event that an employee optionee resigns, is removed as an officer or is discharged for “cause” as an employee of FirstService or a subsidiary, the option will in all respects cease and terminate. In the event an optionee’s employment is otherwise terminated by FirstService or a subsidiary, such optionee may exercise the option for a period of 30 days following the effective date of termination or the expiry of the term of the option, whichever is earlier.

Set out below is information related to the applicable “annual burn rate” of options granted under the Option Plan. “Annual burn rate” is the number of stock options granted under the Option Plan during the applicable fiscal year divided by the weighted average number of FirstService Shares outstanding for the applicable fiscal year.

Year	Number of Options Granted under Option Plan	Weighted Average Number of FirstService Shares Outstanding for the Applicable Year	Annual Burn Rate
2018	430,500	35,952,211	1.2%
2017	390,500	35,908,740	1.1%
2016	328,500	35,965,797	0.9%

The Option Plan provides that the aggregate number of Subordinate Voting Shares reserved for issuance pursuant to all options granted to any one optionee shall not exceed 5% of the number of Subordinate Voting Shares outstanding on a non-diluted basis at the time of such grant. In addition, the Option Plan provides that the aggregate number of securities of FirstService: (a) issued to insiders of FirstService, within any one year period; and (b) issuable to insiders of FirstService, at any time under the Option Plan, or when combined with all of FirstService’s other share compensation arrangements, shall not exceed 10% of FirstService’s total issued and outstanding securities. As at December 31, 2018, FirstService had outstanding options under the Option Plan to purchase an aggregate of 1,633,150 Subordinate Voting Shares (being 4.5% of the aggregate outstanding FirstService Shares on that date). These options are held by various directors, officers and employees of FirstService (or former FirstService Corporation, pre-spin-off) and its subsidiaries and are non-assignable.

Where there is a take-over bid to acquire the outstanding shares or FirstService enters into an agreement providing for the sale of all or substantially all of the assets of FirstService such that, following completion of such sale, FirstService will cease to carry on, directly or indirectly, an active business, the Board may advise optionees that all options will expire (subject to certain limitations) on the date determined by the Board and each optionee shall have the right to exercise their options in whole or in part, regardless of vesting.

The Option Plan provides that appropriate adjustments in the number of Subordinate Voting Shares and in the exercise price per Subordinate Voting Share, relating to options granted or to be granted, shall be made by the Board to give effect to adjustments in the number of Subordinate Voting Shares resulting from any subdivisions, consolidations or reclassifications of the Subordinate Voting Shares, the payment of stock dividends by FirstService or other relevant changes in the capital structure of FirstService. Any such adjustments shall be subject to the approval thereof by such stock exchanges on which the Subordinate Voting Shares are then listed for trading (including, if required by any such stock exchanges, approval of the shareholders).

The Option Plan provides that, subject to regulatory approval, the approval of any stock exchange on which the Subordinate Voting Shares are then listed for trading and the limitations set out in the next two following paragraphs, the Board may, by resolution, amend, vary or discontinue the Option Plan, or any agreement or entitlement subject to the Option Plan, at any time without notice to or approval of the shareholders of FirstService, including, without limitation, for the purpose of: (i) changing the class of persons who will be eligible to be granted options pursuant to the Option Plan; (ii) ensuring continuing compliance with applicable laws and regulations and the requirements or policies of any governmental or regulatory authority, securities commission or stock exchange having authority over FirstService or the Option Plan; (iii) changes of a “housekeeping”, clerical, technical or stylistic nature; (iv) changing the method of determining the option price for options granted pursuant to the Option Plan, provided that the option price shall not in any case be lower than the “market price” of a Subordinate Voting Share, as that term (or any successor term) is interpreted and applied by the TSX; (v) changing the following terms governing options under the Option Plan: (A) vesting terms (including the acceleration of vesting); (B) exercise and payment method and frequency; (C) transferability or assignability; (D) to fairly or properly take into account a sale, arrangement or take-over bid; (E) adjustments required in the circumstances of a change in the structure of the capital of FirstService; and (F) the effect of termination (for whatever reason) of the optionee’s employment or service; (vi) determining that any of the provisions of the Option Plan or any agreement subject to the Option Plan concerning the effect of termination (for whatever reason) of the optionee’s employment, service or consulting agreement/arrangement or cessation of the optionee’s directorship or office, shall not apply for any reason acceptable to the Board; (vii) changing the terms and conditions of any financial assistance which may be provided by FirstService to the optionees to facilitate the purchase of Subordinate Voting Shares, or adding or removing any provisions providing for such financial assistance; (viii) adding or amending a cashless exercise feature, payable in cash or securities, provided the same includes a full deduction of the number of underlying Subordinate Voting Shares from the Option Plan reserved under the Option Plan; (ix) providing for the granting of non-equity based kinds of awards under the Option Plan; (x) adding or amending provisions necessary for options under the Option Plan to qualify for favourable tax treatment to optionees and/or FirstService under applicable tax laws; (xi) changing any terms relating to the administration of the Option Plan; and (xii) any other amendment, whether fundamental or otherwise, not requiring shareholder approval under applicable law (including, without limitation, the rules and policies of the TSX and of any other stock exchange or market having authority over FirstService or the Option Plan).

The Option Plan further provides that, subject to regulatory approval, the approval of any stock exchange on which the Subordinate Voting Shares are then listed for trading and the limitations set out later in this section, the Board may, by resolution, amend, vary or discontinue the Option Plan, or any agreement or entitlement subject to the Option Plan, at any time for the following purposes, provided that any such amendment, variance or discontinuance will not become effective unless and until approved by a majority of the votes cast by shareholders of FirstService, in person or by proxy, at a meeting of shareholders: (a) any increase in the maximum number of Subordinate Voting Shares issuable under the Option Plan or any change from a fixed maximum number of Subordinate Voting Shares issuable under the Plan to a fixed maximum percentage; (b) any reduction in the option price of an outstanding option except for the purpose of maintaining option value in connection with a change in the structure of the capital of FirstService (for this purpose, the cancellation or termination of an option of an optionee prior to expiry of the option term for the purpose of reissuing an option to the same optionee with a lower exercise price shall be treated as an amendment to reduce the option price of an option); (c) any extension of the option term or any amendment to permit the grant of an option with an expiry date of more than 10 years from the date the option is granted; (d) permitting any option granted under the Option Plan (or any other kind of award which may hereafter form part of the Option Plan) to be transferable or assignable other than for estate planning or normal estate settlement purposes; (e) providing for the granting of equity based kinds of awards under the Option Plan; and (f) any other amendment requiring shareholder approval under applicable law (including, without limitation, a reduction in the exercise price benefiting an insider of FirstService, any amendment to remove or to exceed the insider participation limit and amendments to the amending provision within the Option Plan, in addition to any other matters mandated under the rules and policies of the TSX and of any other stock exchange or market having authority over FirstService or the Option Plan). In the case of any amendment or variance referred to above, insiders of FirstService who directly benefit from such amendment or variance will not have the votes attaching to the Subordinate Voting Shares or other securities of FirstService held, directly or indirectly, by them counted in respect of the required approval of the shareholders of FirstService.

Notwithstanding the two immediately preceding paragraphs, the Option Plan provides that no amendment, variance or discontinuance of the Option Plan, or any agreement or entitlement subject to the Option Plan, may be made, without the prior written consent of the optionee, if the Board determines that the effect thereof is to impair, derogate from or otherwise materially and adversely affect any option previously granted to such optionee under the Option Plan.

In addition, the Option Plan provides that FirstService shall have the right, in certain circumstances and in lieu of delivering Subordinate Voting Shares, to pay to an optionee the “in the money” amount of the stock options held by such optionee, at its election, in the event of a formal take-over bid for all of the shares of FirstService, a sale of all or substantially all of the assets of FirstService (under circumstances such that, following the completion of such sale, FirstService will cease to carry on an active business) or any merger, arrangement, amalgamation or other similar form of transaction involving FirstService under circumstances such that, following the completion of such transaction, there is a change in control of FirstService.

The objective of granting options is to encourage the executives to acquire an increased ownership interest in FirstService over a period of time, which acts as a financial incentive for the executives to consider the long-term interests of FirstService and its shareholders.

Effective February 8, 2019, an aggregate of 438,000 options (or 1.2% of the outstanding FirstService Shares on such date) were granted under the Option Plan (including 125,000 options to D. Scott Patterson, 60,000 options to Jeremy Rakusin, 37,500 options to Douglas G. Cooke and 37,500 options to Alex Nguyen), each having an exercise price of US$83.89, an expiration date of February 8, 2024 and vesting as follows: 10% on the grant date, 15% on the first anniversary of the grant date, 20% on the second anniversary of the grant date, 25% on the third anniversary of the grant date and 30% on the fourth anniversary of the grant date.

Stock Option Plan – Value of Notional Gains Achieved by Named Executive Officers During 2018

During 2018, only two of the Named Executive Officers exercised options of FirstService and achieved notional gains as noted in the following table:

STOCK OPTIONS – NOTIONAL GAINS ACHIEVED IN 2018
Name of Named Executive Officer(1)	No. of Options Exercised During 2018	Exercise Price of Options Exercised (US$)(2)	Notional Gains Achieved in 2018 (US$)(1)
D. Scott Patterson	60,000	12.85	3,115,500
Alex Nguyen	5,500	12.85	285,600

___________

Note:

(1)	Notional gains achieved is calculated using the closing price per Subordinate Voting Share on NASDAQ on the applicable exercise date less the exercise price of the applicable stock options. Notional gains achieved does not take into account whether or not the Named Executive Officer sold the Subordinate Voting Shares received upon exercise of any options. In some cases, the Named Executive Officer has retained all or a portion of these Subordinate Voting Shares. Mr. Patterson has retained all of the Subordinate Voting Shares received by him from option exercises in 2018.

Equity Compensation Plan Information

The following table sets forth aggregated information as at December 31, 2018 with respect to compensation plans of FirstService under which equity securities of FirstService are authorized for issuance.

Plan Category(1)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (US$)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in the second column)
Stock Option Plan	1,633,150 (2)	$44.68	1,127,500 (2)

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Notes:

(1)	The only equity compensation plan of FirstService is the Option Plan, which Option Plan has been approved by the shareholders. See “Incentive Award Plans of FirstService – FirstService Stock Option Plan” above.
(2)	Effective February 8, 2019, an aggregate of 438,000 options were granted under the Option Plan in respect of the year ended December 31, 2018. See “Incentive Award Plans of FirstService – FirstService Stock Option Plan” above.

Management Contract

In connection with the completion of the spin-off of former FirstService Corporation, the services under the original management services agreement that were applicable only to FirstService were documented in a restated management services agreement with FirstService, Jayset Mgt and Jay S. Hennick (as amended, the “Management Services Agreement”). The fees and base prices under the original management services agreement were allocated under the spin-off, and the portion applicable to FirstService is contained in the Management Services Agreement. Mr. Hennick is a director, an officer and the sole indirect shareholder of Jayset Mgt, the registered office of which is located at 1140 Bay Street, Suite 4000, Toronto, Ontario M5S 2B4. Under the terms of the Management Services Agreement, Mr. Hennick performs the services of Founder and Chairman of FirstService on behalf of Jayset Mgt. The amounts paid or payable to Jayset Mgt pursuant to the Management Services Agreement are included in the information provided for Mr. Hennick in the Summary Compensation Table above under “Executive Compensation – Compensation of Named Executive Officers”. Jayset Mgt, in turn, transfers such amounts to Mr. Hennick at such times as Mr. Hennick determines. The Management Services Agreement had an initial term which ended on February 1, 2016, with successive one-year renewals at the option of Jayset Mgt. Jayset Mgt may voluntarily terminate the Management Services Agreement upon six-months prior written notice to FirstService. FirstService may elect to discontinue the use of Jayset Mgt’s services upon payment to Jayset Mgt of the following amounts:

(a)	300% of the aggregate of: (i) the average base management fee and any other fees for the three years prior to the termination; and (ii) the average incentive fee for the three years prior to the termination; and

(b)	US$74,569.

In the event of a change of control of FirstService, a transfer of all or substantially all of the assets of FirstService to the shareholders of FirstService or if the Management Services Agreement is not renewed at the end of the initial term or any renewal term, then the Management Services Agreement will be deemed to be terminated and the payments described in (a) and (b) above will be payable to Jayset Mgt. For an estimated amount of such payment as at December 31, 2018, see “Executive Compensation – Termination and Change of Control Benefit”.

The Management Services Agreement also contains an acquisition of control arrangement (the “Long Term Arrangement”) for Mr. Hennick, the Founder and Chairman of FirstService. The Long Term Arrangement is provided to Mr. Hennick in lieu of his participation in the Option Plan or receiving grants of options thereunder. Under the Long Term Arrangement, FirstService has agreed that it will make a payment to Jayset Mgt on (each of the following circumstances, an “Event”): (a) an arm’s length acquisition of control of FirstService; or (b) a special dividend or other distribution to the shareholders of FirstService or in the event of a transaction the effect of which results in a transfer of assets of FirstService to the shareholders of FirstService (either of which, a “Partial Event”). The Long Term Arrangement provides for Jayset Mgt to receive the following two payments. The first payment will be an amount equal to 5% of the product of: (i) the aggregate number of Subordinate Voting Shares and Multiple Voting Shares outstanding on a fully diluted basis at the time of the Event; and (ii) the per share consideration received or deemed to be received by the holders of Subordinate Voting Shares on or as a result of the applicable Event minus a base price of C$2.351. The second and additional payment will be an amount equal to 5% of the product of: (i) the aggregate number of Subordinate Voting Shares and Multiple Voting Shares outstanding on a fully diluted basis at the time of the Event; and (ii) the per share consideration received or deemed to be received by the holders of Subordinate Voting Shares on or as a result of the applicable Event minus a base price of C$4.578.

Upon the occurrence of a Partial Event, each of base prices noted above will be adjusted by subtracting from each base price, respectively, an amount equal to the per share consideration received or to be received by the holders of the Subordinate Voting Shares of FirstService on or as a result of such Partial Event; in no event will either base price be permitted to fall below zero. The base prices are also appropriately adjusted to reflect stock splits and consolidations. The right to receive the two payments may be transferred, in whole or in part, to person(s) who are not at arm’s length to Jayset Mgt.

Assuming that an arm’s length acquisition of control of FirstService took place on December 31, 2018 at a price per share of C$93.69 (being the closing price per Subordinate Voting Share on the TSX on December 31, 2018), FirstService would have been required to make a payment to Jayset Mgt in the aggregate amount of US$248.8 million pursuant to the Long Term Arrangement (and taking into account the change of control payment to Jayset Mgt referred to under “Termination and Change of Control Benefits” below, the total amount payable in such circumstance would have been US$254.3 million).

At the Meeting, if the Transaction Resolution is approved and the matters therein implemented, the Management Services Agreement, including the Long Term Arrangement, will be terminated. See “Business of the Meeting – Approval of Transaction”.

Executive Share Ownership Policy

FirstService has an executive share ownership policy (the “ESO Policy”) requiring that the CEO and the CFO of FirstService (collectively, the “Designated Executives”) to achieve and maintain, for the duration of their employment at FirstService, minimum ownership of shares of FirstService having a value, in the case of the CEO, of three times base salary and, in the case of the CFO, two times base salary. All Designated Executives are permitted five years from the effective date of the ESO Policy to achieve the required minimum ownership of shares. Any newly appointed, retained or promoted Designated Executives will be permitted two years from their appointment/retention/promotion date to achieve the required minimum ownership of shares. For the purposes of the ESO Policy, the base salary or management fee used will be fixed to such base salary or management fee in effect at the time the Designated Executive first becomes subject to the ESO Policy. Upon a Designated Executive achieving the minimum ownership of shares required under the ESO Policy, the Designated Executive will no longer be required to acquire further shares of FirstService, including as a result of any decrease in the market price of FirstService’s shares. The minimum ownership of shares is not required to continue following the cessation of a Designated Executive’s employment with FirstService. Upon a Designated Executive achieving the minimum ownership of shares required under the ESO Policy, such Designated Executive will not be permitted to purchase financial instruments that are designed to hedge or offset the economic exposure of such Designated Executive’s ownership in shares of FirstService such that the effective economic exposure is less than the required minimum ownership threshold under the ESO Policy. The Board may grant exceptions to the ESO Policy where circumstances warrant, including, but not limited to, tax and estate planning considerations. As of the date hereof, all of the Designated Executives are in compliance with the ESO Policy.

Incentive Compensation Reimbursement Policy

In order to further align management’s interests with the interests of shareholders and in support good governance practices, FirstService has an incentive compensation reimbursement policy (the “ICR Policy”). Under the ICR Policy, FirstService will require reimbursement, in all appropriate cases, of any incentive compensation awarded to any management personnel if, within one year of receiving such award: (a) the amount of the incentive compensation was calculated based upon the achievement of certain financial results of FirstService that were subsequently the subject of a financial restatement; and (b) the amount of the incentive compensation that would have been awarded had the financial results been properly reported would have been lower than the amount actually awarded. To do this, FirstService may pursue various ways to recover by: (i) seeking repayment; (ii) reducing the amount that would otherwise be payable under another incentive compensation award; (iii) withholding future equity grants, incentive awards or salary increases; or (iv) take any combination of these actions.

Termination and Change of Control Benefits

As noted under “Management Contract” above, FirstService may elect to discontinue the use of Jayset Mgt’s services pursuant to the Management Services Agreement upon payment to Jayset Mgt of the following amounts: (a) 300% of the aggregate of: (i) the average base management fee and any other fees for the three years prior to the termination; and (ii) the average incentive fee for the three years prior to the termination; and (b) US$74,569. Furthermore, the Management Services Agreement provides that in the event of a change of control of FirstService, a transfer of all or substantially all of the assets of FirstService to the shareholders of FirstService or if the Management Services Agreement is not renewed at the end of the initial term or any renewal term, then the Management Services Agreement will be deemed to be terminated and the foregoing payments described in (a) and (b) will be payable to Jayset Mgt. Assuming that a change of control of FirstService or a discontinuance of Jayset Mgt’s services took place on December 31, 2018, FirstService would have been required to make a payment to Jayset Mgt in the aggregate amount of US$5.5 million pursuant to the Management Services Agreement (not taking into account the Long Term Arrangement). At the Meeting, if the Transaction Resolution is approved and the matters therein implemented, the Management Services Agreement, including the Long Term Arrangement, will be terminated without the requirement to make the termination payment referenced above. See “Business of the Meeting – Approval of Transaction”.

Under the Long Term Arrangement, FirstService has agreed that it will make a payment to Jayset Mgt on the occurrence of an Event. See “Management Contract” above. Assuming that an arm’s length acquisition of control of FirstService took place on December 31, 2018 at a price per share of C$93.69 (being the closing price per Subordinate Voting Share on the TSX on December 31, 2018), FirstService would have been required to make a payment to Jayset Mgt in the aggregate amount of US$248.8 million pursuant to the Long Term Arrangement (and taking into account the change of control payment to Jayset Mgt referred to above, the total amount payable in such circumstance would have been US$254.3million). At the Meeting, if the Transaction Resolution is approved and the matters therein implemented, the Management Services Agreement, including the Long Term Arrangement, will be terminated, in consideration for a payment determined by applying the formula provided in the Management Services Agreement for the Long Term Arrangement as if an Event had occurred. See “Business of the Meeting – Approval of Transaction”.

Pursuant to the terms of the Option Plan, where there is a take-over bid to acquire the outstanding shares or FirstService enters into an agreement providing for the sale of all or substantially all of the assets of FirstService such that, following completion of such sale, FirstService will cease to carry on, directly or indirectly, an active business, the Board may advise optionees (including any Named Executive Officers who are optionees at the time) that all options will expire (subject to certain limitations) on the date determined by the Board and each optionee shall have the right to exercise their options in whole or in part, regardless of vesting. In addition, the Option Plan provides that FirstService shall have the right, in certain circumstances and in lieu of delivering Subordinate Voting Shares, to pay to an optionee the “in the money” amount of the stock options held by such optionee, at its election, in the event of a formal take-over bid for all of the shares of FirstService, a sale of all or substantially all of the assets of FirstService (under circumstances such that, following the completion of such sale, FirstService will cease to carry on an active business) or any merger, arrangement, amalgamation or other similar form of transaction involving FirstService under circumstances such that, following the completion of such transaction, there is a change in control of FirstService. See “Incentive Award Plans of FirstService – FirstService Stock Option Plan” above.

Compensation of Directors

In December 2015, upon the recommendation of the Compensation Committee (which received the advice and assistance of H. Wilkinson Consulting Group Inc. as its independent compensation consultant), the Board approved new director compensation arrangements. In 2018, each director of FirstService who was not a full time employee of, or providing management services to, FirstService or any of its subsidiaries received: (i) an annual retainer of US$75,000; and (ii) meeting fees equal to US$1,750 for each meeting of the Board or committee thereof attended by such director in person and US$1,000 for each meeting attended by telephone. The Lead Director of the Board received an annual retainer of US$10,000, the Chair of the Audit Committee received an annual retainer of US$20,000 and the Chair of the Compensation Committee received an annual retainer of US$5,000.

In addition to the above, it is anticipated that each director of FirstService who was not a full time employee of, or providing management services to, FirstService or any of its subsidiaries will receive an annual grant of Options exercisable for 8,000 Subordinate Voting Shares. Effective February 8, 2019, 8,000 Options were issued to each such director at an exercise price of US$83.89 per share. See “– Director Outstanding Option-Based Awards” and the biographies of each director set out under “Business of the Meeting – Election of Directors” for additional information on such option grants.

Individual Director Compensation for 2018

The following table provides a summary of all amounts of compensation provided to the directors of FirstService during the year ended December 31, 2018. Jay S. Hennick and D. Scott Patterson do not receive any compensation in acting as directors of FirstService.

DIRECTOR COMPENSATION TABLE FOR THE YEAR ENDED DECEMBER 31, 2018
Name	Fee Earned (US$)	Option-Based Awards (US$)(1)	Non-Equity Incentive Plan Compensation (US$)	All Other Compensation (US$)	Total (US$)
Brendan Calder	88,000	143,000	Nil	Nil	231,000
Bernard I. Ghert	117,000	143,000	Nil	Nil	260,000
Frederick F. Reichheld	83,000	143,000	Nil	Nil	226,000
Joan Eloise Sproul	66,250	143,000	Nil	Nil	227,250
Michael Stein	90,000	143,000	Nil	Nil	233,000
Erin J. Wallace	84,000	143,000	Nil	Nil	227,000

___________

Note:

(1)	The amounts reported represent the grant date fair value of stock option awards granted to each of the noted directors, calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification 718, Compensation – Stock Compensation. The assumptions used by FirstService in calculating these amounts are incorporated herein by reference to Note 12 to FirstService’s audited consolidated financial statements for the year ended December 31, 2018. For a description of the material terms of the Option Plan and each option grant, see “Incentive Award Plans of FirstService – FirstService Stock Option Plan” above and “Director Outstanding Option-Based Awards” below.

The following table summarizes the fees paid to individual directors during the year ended December 31, 2018. During such period, FirstService paid to such directors, in their capacity as such, aggregate fees equal to US$528,250.

Name	Board & Lead Director Annual Retainer (US$)	Committee & Committee Chair Annual Retainer (US$)	Total Board Attendance Fees (US$)	Total Committee Attendance Fees (US$)	Total Fees Payable (US$)	Total Fees Paid in Cash (US$)
Brendan Calder	75,000	5,000	7,000	1,000	88,000	88,000
Bernard I. Ghert	75,000	30,000	4,375	7,625	117,000	117,000
Frederick F. Reichheld	75,000	–	7,000	1,000	83,000	83,000
Joan Eloise Sproul	56,250	–	4,375	5,625	66,250	66,250
Michael Stein	75,000	5,000	5,250	4,750	90,000	90,000
Erin J. Wallace	75,000	–	6,125	2,875	84,000	84,000

Director Outstanding Option-Based Awards

The table below reflects all option-based awards for each director of FirstService outstanding as at December 31, 2018. FirstService does not have any other equity incentive plan other than the Option Plan.

DIRECTOR OPTION–BASED AWARDS OUTSTANDING AS AT DECEMBER 31, 2018(1)(2)
Name of Director	Number of Securities Underlying Unexercised Options(3)	Option Exercise Price (US$/Security)	Option Expiration Date	Value of Unexercised In-the-Money Options (US$)(4)
Brendan Calder	8,000 6,000 1,650 2,750	66.31 54.88 35.96 39.29	February, 9, 2023 February 14, 2022 February 12, 2021 December 14, 2020	17,360 81,600 53,660 80,270
Bernard I. Ghert	8,000 8,000 3,000 5,000	66.31 54.88 35.96 39.29	February, 9, 2023 February 14, 2022 February 12, 2021 December 14, 2020	17,360 108,800 97,560 145,950
Frederick F. Reichheld	7,200 6,000 1,650 2,750 1,500	66.31 54.88 35.96 39.29 21.40	February, 9, 2023 February 14, 2022 February 12, 2021 December 14, 2020 November 17, 2019	15,620 81,600 53,660 80,270 70,620
Joan Eloise Sproul	8,000	70.40	May 15, 2023	–
Michael Stein	8,000 8,000 3,000 5,000	66.31 54.88 35.96 39.29	February, 9, 2023 February 14, 2022 February 12, 2021 December 14, 2020	17,360 108,800 97,560 145,950
Erin J. Wallace	8,000 8,000 3,000 10,000	66.31 54.88 35.96 39.29	February, 9, 2023 February 14, 2022 February 12, 2021 December 14, 2020	17,360 108,800 97,560 291,900

___________

Notes:

(1)	The Options vest 10% on the grant date, 15% on the first anniversary, 20% on the second anniversary, 25% on the third anniversary and 30% on the fourth anniversary of the grant date. Notwithstanding the foregoing, the Option Plan provides that the vesting of the noted options held by each non-employee director is accelerated, such that they become immediately fully vested and exercisable, in the event that such director does not stand for re-election, resigns as a director or fails to be re-elected as a director, in each case, in circumstances where there is no willful and substantial breach of such director’s fiduciary duties or other legal obligations to FirstService. The expiration date is the fifth anniversary of the grant date.
(2)	Under the terms of the Option Plan, the Founder and Chairman of FirstService, Jay S. Hennick, is not eligible to participate in the Option Plan or to receive grants of options thereunder. See “Executive Compensation – Management Contract”. See “Executive Compensation – NEO Outstanding Option-Based Awards” for options granted to D. Scott Patterson which are outstanding as at December 31, 2018. Effective February 8, 2019, 8,000 options were granted under the Option Plan to each director of FirstService who was not a full time employee of, or providing management services to, FirstService or any of its subsidiaries.
(3)	Each Option entitles the holder to purchase one Subordinate Voting Share. See “Incentive Award Plans of FirstService – FirstService Stock Option Plan”.
(4)	Calculated using the closing price per Subordinate Voting Share on NASDAQ on December 31, 2018 of US$68.48 less the exercise price of the applicable stock options.

The following table provides information concerning the incentive award plans of FirstService with respect to each director of FirstService during the year ended December 31, 2018. The only incentive award plan of FirstService applicable to directors during 2018 was the Option Plan.

INCENTIVE AWARD PLANS – VALUE VESTED OR EARNED DURING THE YEAR ENDED DECEMBER 31, 2018(1)
Name of Director	Option-Based Awards – Value Vested During 2018 (US$)(2)	Non-Equity Incentive Plan Compensation – Value Earned During 2018 (US$)
Brendan Calder	76,920	Nil
Bernard I. Ghert	76,920	Nil
Frederick F. Reichheld	154,760	Nil
Joan Eloise Sproul	240	Nil
Michael Stein	76,290	Nil
Erin J. Wallace	116,000	Nil

___________

Notes:

(1)	Under the terms of the Option Plan, the Founder and Chairman of FirstService, Jay S. Hennick, is not eligible to participate in the Option Plan or to receive grants of options thereunder. See “Executive Compensation – Management Contract” and “Incentive Award Plans of FirstService – FirstService Stock Option Plan”. See “Executive Compensation – Incentive Award Plans of FirstService” for vesting of options granted to D. Scott Patterson during the year ended December 31, 2018.
(2)	Calculated using the closing price per Subordinate Voting Share on NASDAQ on the applicable vesting date less the exercise price of the applicable stock options.

Performance Graph

The following graph compares the total cumulative shareholder return for C$100 invested in Subordinate Voting Shares (with any cash dividends reinvested into Subordinate Voting Shares)(1) on the TSX (symbol: FSV) with the S&P/TSX Composite Total Return Index(2) for the period commencing June 2, 2015 and ending December 31, 2018 (being the period during which the Subordinate Voting Shares have traded on the TSX). The Subordinate Voting Shares are also traded on NASDAQ (symbol: FSV).

	June 2, 2015	June 30, 2015	Dec 31, 2015	June 30, 2016	Dec 31, 2016	June 30, 2017	Dec 31, 2017	June 30, 2018	Dec 31, 2018
Subordinate Voting Shares(1)	100.0	103.6	167.9	178.4	193.4	253.6	269.0	307.0	288.6
S&P/TSX Composite Total Return Index(2)	100.0	96.6	87.8	96.4	106.3	107.1	116.0	118.2	105.6

___________

Notes:

(1)	The cumulative return of the Subordinate Voting Shares (in C$) is based on the closing prices of the Subordinate Voting Shares on the TSX on June 2, 2015, June 30, 2015, December 31, 2015, June 30, 2016, December 31, 2016, June 30, 2017, December 31, 2017, June 30, 2018 and December 31, 2018 or, if there was no trading on such date, the closing price on the last trading day prior to such date. Cash dividends on the shares have been treated as being reinvested into additional shares on the payment date of each dividend. The Subordinate Voting Shares commenced trading on the TSX on June 2, 2015.
(2)	The S&P/TSX Composite Total Return Index is a total return index (in C$), the calculation of which includes dividends and distributions reinvested.

As noted in the graph above, from June 2, 2015 until December 31, 2018, assuming reinvestment of all dividends, the cumulative total shareholder return on the Subordinate Voting Shares was 188.6% as compared to a cumulative total return of 5.6% on the S&P/TSX Composite Total Return Index over the same period. Due to the fact that FirstService became a stand-alone public company in mid-2015, it is difficult to meaningfully compare the trend of the aggregate compensation of the Named Executive Officers of FirstService relative to shareholder returns as measured by the equity trading price since June 2, 2015. However, during the post-spin-off period, the total cumulative shareholder return for C$100 invested in Subordinate Voting Shares significantly outpaced the S&P/TSX Composite Total Return Index. In 2018, the shareholder return reflected a 31% increase in FirstService’s adjusted earnings per share for 2018 over the prior year (and 29% for the purposes of the annual performance-based bonus plan), and consequently, an annual performance bonus was earned by each Named Executive Officer in 2018. See “Compensation Discussion and Analysis – Base Salary” and “– Annual Bonus Incentive” above.

NORMAL COURSE ISSUER BID

Pursuant to a notice of intention to make a normal course issuer bid dated August 13, 2018, FirstService commenced a normal course issuer bid to purchase up to a maximum of 3,100,000 Subordinate Voting Shares, being approximately 10% of the “public float” of such class of shares as at August 13, 2018 (the “NCIB”). FirstService may purchase its Subordinate Voting Shares from time to time if it believes that the market price of its Subordinate Voting Shares is attractive and that the purchase would be an appropriate use of corporate funds and in the best interests of FirstService. FirstService may also purchase its Subordinate Voting Shares in order to mitigate the dilutive effect of stock options issued under the Option Plan. Purchases pursuant to the NCIB may occur on the TSX and NASDAQ between August 24, 2018 and August 23, 2019 at prices not exceeding the market price of the Subordinate Voting Shares at the time of acquisition. The actual number of Subordinate Voting Shares which may be purchased pursuant to the NCIB and the timing of any such purchases is determined by senior management of FirstService. Daily purchases under the NCIB are limited to 11,257 Subordinate Voting Shares, other than block purchases. During 2018, FirstService purchased a total of 130,436 Subordinate Voting Shares (at an average price of US$68.98 per share) on the TSX and NASDAQ under the NCIB.

The purchase price for Subordinate Voting Shares purchased by FirstService under the NCIB, if any, is paid in cash on delivery of the shares. FirstService intends to finance any purchase of Subordinate Voting Shares under the NCIB from its working capital. Subordinate Voting Shares purchased by FirstService under the NCIB are cancelled. Shareholders can obtain a copy of the Notice of Intention to Make a Normal Course Issuer Bid filed with regulators by FirstService in relation to the NCIB by requesting a copy in writing from FirstService at 1140 Bay Street, Suite 4000, Toronto, Ontario M5S 2B4.

Indebtedness of Directors AND

Executive Officers under Securities Purchase AND OTHER Programs

The following table sets out certain information regarding the aggregate indebtedness owing to FirstService or its subsidiaries which is outstanding as at December 31, 2018 by all executive officers, directors, employees and former executive officers directors and employees of FirstService and its subsidiaries:

AGGREGATE INDEBTEDNESS (US$)
Purpose	To FirstService or its Subsidiaries(1)	To Another Entity
Share Purchases	Nil	–
Other(2)	$2,064,000	–

___________

Notes:

(1)	All indebtedness noted is owing to subsidiaries of FirstService from directors and employees of subsidiaries of FirstService. Amounts noted relating to share purchases are in connection with acquisitions of shares of a subsidiary of FirstService. No individual who is, or at any time during the year ended December 31, 2018 was, a director or executive officer of FirstService, a proposed nominee for election as a director of FirstService or an associate of any such director, executive officer or proposed nominee is indebted to FirstService or any of its subsidiaries in respect of a security purchase program or otherwise.
(2)	The amount noted represents advances to minority shareholders of FirstService subsidiaries for tax payments in connection the acquisition of such subsidiaries by FirstService.

Other than as set out above, as at the date hereof, there was no other indebtedness owed to FirstService or any of its subsidiaries from executive officers, directors, employees and former executive officers, directors and employees of FirstService or any of its subsidiaries (or to another entity as a result of the indebtedness being subject to a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by FirstService or any of its subsidiaries).

The Board has adopted a policy that prohibits any loans to the directors or executive officers of FirstService.

BUSINESS OF THE MEETING

Receipt of Financial Statements

The audited consolidated financial statements of FirstService for the year ended December 31, 2018 and the report of the auditors thereon will be presented to the Meeting. No vote by the shareholders with respect thereto is required. If any shareholders have questions regarding such financial statements, the questions may be brought forward at the Meeting. The audited consolidated financial statements of FirstService for the year ended December 31, 2018 and Management’s Report on the Internal Control over Financial Reporting, and the report of the auditors’ thereon and management’s discussion and analysis relating thereto are included in the 2018 Annual Report of FirstService sent to shareholders.

Appointment of Auditors

PricewaterhouseCoopers LLP, Chartered Accountants and Licensed Public Accountants, are the independent auditors of FirstService and have served as its auditors since 2014. Management recommends that shareholders reappoint PricewaterhouseCoopers LLP as the auditors of FirstService to hold office until the close of the next annual meeting of the shareholders, and to authorize the Board to fix the remuneration of the auditors. It is intended that the persons named in the accompanying form of proxy (provided the same is duly executed in their favour and is duly deposited), unless their authority to do so has been withheld, will vote the FirstService shares represented thereby in favour of appointing PricewaterhouseCoopers LLP as the auditors of FirstService and authorizing the directors of FirstService to fix their remuneration.

From time to time, PricewaterhouseCoopers LLP also provides non-audit services to FirstService and its subsidiaries. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining PricewaterhouseCoopers LLP’s independence and has concluded that it is. Total fees paid to PricewaterhouseCoopers LLP in 2018 were approximately US$939,000. Of such amount, US$726,000 related to audit fees (being fees billed by FirstService’s external auditor for audit services, including subsidiary audits), US$45,000 related to audit-related fees (being fees billed for statutory audits or assurance and related services by FirstService’s external auditor that are reasonably related to the performance of the audit or review of FirstService’s financial statements and are not reported under audit fees), US$50,000 related to tax fees (being the fees billed for professional services rendered by FirstService’s external auditor for tax compliance, tax advice and tax planning) and US$6,000 related to all other fees (being fees for licensing and subscriptions to accounting and tax research tools). In addition, US$112,000 in administration and out-of-pocket expenses were reimbursed during 2018 to PricewaterhouseCoopers LLP. For more information on the Audit Committee, consult the Annual Information Form of FirstService for the year ended December 31, 2018 available at www.sedar.com.

Election of Directors

The Board currently consists of eight directors. Pursuant to the articles of FirstService, the number of directors to be elected by the shareholders shall be a minimum of one and a maximum of twenty. The Board proposes to nominate the following eight individuals for election by the shareholders at the Meeting as directors of FirstService: Brendan Calder, Bernard I. Ghert, Jay S. Hennick, D. Scott Patterson, Frederick F. Reichheld, Joan Eloise Sproul, Michael Stein and Erin J. Wallace. Each director elected will hold office until the close of the next annual meeting of FirstService, or until his or her successor is duly elected or appointed, unless: (i) his or her office is earlier vacated in accordance with the articles and by-laws of FirstService; or (ii) he or she becomes disqualified to act as a director. All of the nominees are currently directors of FirstService.

Unless provided to the contrary, the persons named in the accompanying form of proxy (if the same is duly executed in their favour and is duly deposited) will vote the FirstService shares represented thereby in favour of electing as directors the nominees named below. In case any of the following nominees should become unavailable for election for any reason, unless provided to the contrary, the persons named in the accompanying form of proxy will vote the FirstService shares represented thereby in favour of electing the remaining nominees and such other substitute nominees as a majority of the directors of FirstService may designate in such event.

FirstService has adopted a policy for non-contested meetings whereby shareholders vote separately for each director nominee and each director to be elected at a meeting of shareholders must be elected by a majority (50% + 1 vote) of the votes cast with respect to his or her election. Any director nominee must immediately tender his or her resignation to the Board if he or she is not elected by at least a majority (50% + 1 vote) of the votes cast with respect to his or her election even though duly elected as a matter of corporate law. Such director nominee’s resignation to the Board must be effective when accepted by the Board. The Board shall determine whether or not to accept a director nominee’s resignation tendered pursuant to the policy within 90 days after the date of the relevant shareholders’ meeting. The Board shall accept the resignation absent exceptional circumstances. FirstService will promptly issue a press release announcing the resignation of the director or explaining the reasons justifying its decision not to accept such resignation.

The following information is submitted with respect to the individuals proposed to be nominated for election as directors at the Meeting:

Brendan Calder Ontario, Canada Age: 72	Mr. Calder has been a Professor and an Entrepreneur in Residence at the Rotman School of Management, University of Toronto since 2001 (currently conducting the MBA course, GettingItDone), is Chair of Rotman’s Desautels Centre for Integrative Thinking, was the founding Chair of the Rotman International Centre for Pension Management and is a Senior Fellow at Massey College. Mr. Calder was a successful mortgage banker before that. Mr. Calder is also past Chair of the Peter F. Drucker Canadian Foundation and The Toronto International Film Festival Group and was a director of the public entities listed below. He is a director of EllisDon Corporation and Haventree Bank. Mr. Calder holds a Bachelor of Mathematics degree from the University of Waterloo and attended the Advanced Management Program at Harvard University. Mr. Calder is an Institute of Corporate Directors certified director (ICD.D).

Director Since: June 1, 2015

Independent Areas of Expertise:
• Governance	Board & Committees	Attendance		Securities Owned, Controlled or Directed(1)(2)
• Finance • Management	Board Compensation Governance (Chair)	4 of 4 2 of 2 1 of 1	100% 100% 100%	Subordinate Voting Shares Total Value of Securities(5) Equity Ownership Policy(7)	5,082 US$348,015 Met
	Options Held(6)
	Date Granted	Expiry Date	No. Granted	Exercise Price	Total Unexercised	Value
	Dec. 14, 2015	Dec. 14, 2020	5,000	US$39.29	2,750	US$80,270
	Feb. 12, 2016	Feb. 12, 2021	3,000	US$35.96	1,650	US$53,660
	Feb. 14, 2017	Feb. 14, 2022	8,000	US$54.88	6,000	US$81,600
	Feb. 9, 2018	Feb. 9, 2023	8,000	US$66.31	8,000	US$17,360
	Feb. 8, 2019	Feb. 8, 2024	8,000	US$83.89	8,000	–
	Public Board Memberships During the Last Five Years
	Equity Financial Holdings Inc. Colliers International Group Inc.				2014 – 2017 1996 – 2015

Bernard I. Ghert, c.m. Ontario, Canada Age: 79	Mr. Ghert was previously President and Chief Executive Officer of the Cadillac Fairview Corporation Limited from 1981 to 1987 and President of Stelworth Investments Inc. from 1987 to 1992. Mr. Ghert has been a director of many organizations in the private and public sectors, including Cadillac Fairview, Stelworth, CT Financial and Canada Trust, Wellington Insurance and the Canada Deposit Insurance Corporation. Mr. Ghert has served as Director of the Managers of several Middlefield Funds, President of the Canadian Institute of Public Real Estate Companies and was a former member of the Advisory Board of the Office of the Superintendent of Financial Institutions. Mr. Ghert currently is Chairman of the Independent Review Committee of Middlefield Fund Management Limited, President of the B.I. Ghert Family Foundation, President of Coppi Holdings Ltd., a Director on Sinai Health System’s Board and Past Chair of the Mount Sinai Hospital Board of Directors.

Director Since: June 1, 2015

Lead Director of the Board Since: June 2015
Independent	Board & Committees	Attendance		Securities Owned, Controlled or Directed(1)(3)
Areas of Expertise:	Board Audit (Chair)	3 of 4 4 of 5	75% 80%	Subordinate Voting Shares	34,679
• Governance	Compensation	2 of 2	100%	Total Value of Securities(5)	US$2,374,818
• Finance				Equity Ownership Policy(7)	Met
• Real Estate	Options Held(6)
	Date Granted	Expiry Date	No. Granted	Exercise Price	Total Unexercised	Value
	Dec. 14, 2015	Dec. 14, 2020	5,000	US$39.29	5,000	US$145,950
	Feb. 12, 2016	Feb. 12, 2021	3,000	US$35.96	3,000	US$97,560
	Feb. 14, 2017	Feb. 14, 2022	8,000	US$54.88	8,000	US$108,800
	Feb. 9, 2018	Feb. 9, 2023	8,000	US$66.31	8,000	US$17,360
	Feb. 8, 2019	Feb. 8, 2024	8,000	US$83.89	8,000	–
	Public Board Memberships During the Last Five Years
	Chairman of the Independent Review Committee of Middlefield Limited, as Manager of the following:

TSX-Listed Funds: ACTIVEnergy Income Fund (as of September 25, 2009), COMPASS Income Fund, INDEXPLUS Income Fund, MINT Income Fund, MBN Corporation (formerly, Middlefield Tactical Energy Corporation), ENERGY INDEXPLUS Dividend Fund (2011-2015), Uranium Focused Energy Fund (2009-2013), YIELDPLUS Income Fund, Pathfinder Income Fund (formerly, Pathfinder Convertible Debenture Fund) (as of December 21, 2009), Convertible Debenture Trust (2009-2014), GMIncome & Growth Fund (2010-2011), INDEXPLUS Dividend Fund (2011-2012), American Core Sectors Dividend Fund (as of December 19, 2013), Global Dividend Growers Income Fund (as of March 22, 2013), Global Healthcare Dividend Fund (as of October 23, 2014), Global Infrastructure Dividend Fund (as of July 24, 2014), Global Real Estate Dividend Growers Corp. (as of July 24, 2015) Middlefield Can-Global REIT Income Fund (as of November 19, 2012), REIT INDEXPLUS Income Fund (as of April 20, 2011), U.S. Dividend Growers Income Corp. (as of March 20, 2015), and Globalance Dividend Growers Corp. (as of October 23, 2015)

Resource Funds: MRF 2010 Resource Limited Partnership (2010-2012), Discovery 2010 Flow-Through Limited Partnership (2010 - 2013) and MRF 2011 Resource Limited Partnership (2011 - 2013), Discovery 2011 Flow-Through Limited Partnership (2011-2014) and MRF 2012 Resource Limited Partnership (2012-2014), Discovery 2012 Flow-Through Limited Partnership (2012-2015) and MRF 2013 Resource Limited Partnership (2013-2015), Discovery 2013 Flow-Through Limited Partnership (2013-2016) and MRF 2014 Resource Limited Partnership (as of February 20, 2014), Discovery 2014 Flow-Through Limited Partnership (as of August 29, 2014) and MRF 2015 Resource Limited Partnership (as of February 19, 2015)

Middlefield Mutual Funds Limited (a mutual fund corporation comprising a number of outstanding classes of mutual funds)

Middlefield Global Healthcare Dividend Fund (as of May 22, 2015)

Middlefield Global Infrastructure Fund (as of June 12, 2013)

					December 1, 2009 (except where noted) – Present
	Colliers International Group Inc.				2004 – 2015

Jay S. Hennick, C.M. Ontario, Canada Age: 62	Mr. Hennick is the Founder and Chairman of FirstService. In June 2015, Mr. Hennick became the Chairman and CEO of Colliers International Group Inc. Pre-spin-off, Mr. Hennick was the CEO of former FirstService Corporation from 1988 to 2015. In 1998, Mr. Hennick was awarded Canada’s Entrepreneur of the Year, in 2001 he was named Canada’s CEO of the Year by Canadian Business Magazine and in 2011, received an honorary Doctorate of Laws from York University and the University of Ottawa. Mr. Hennick has recently been recognized with an Order of Canada designation, and is also the 2019 International Horatio Alger Award recipient. Mr. Hennick served as past Chairman of the Board of Directors of the Sinai Health System, in Toronto and is the immediate past Chairman of The Mount Sinai Hospital Board of Directors. In addition, Mr. Hennick has endowed the Jay S. Hennick JD-MBA Program at the Faculty of Law and School of Management at the University of Ottawa Law School, his alma mater, and The Hennick Centre for Business and Law, a joint program of the Osgoode Hall Law School and the Schulich School of Business at York University. Mr. Hennick holds a Bachelor of Arts degree from York University in Toronto and a Doctorate of Laws from the University of Ottawa.

Director Since: June 1, 2015

Chairman of the Board Since: June 2015 Non-Independent
Areas of Expertise:	Board & Committees	Attendance		Securities Owned, Controlled or Directed(1)(4)
• Management • Real Estate • Finance	Board	4 of 4	100%	Subordinate Voting Shares Multiple Voting Shares	1,522,526 1,325,694
				Total Value of Securities(5) Equity Ownership Policy(7)	US$195,046,106 Met
Options Held
None. Mr. Hennick is not eligible to participate in the Option Plan or to receive grants of options thereunder. See “Executive Compensation – Management Contract”.
Public Board Memberships During the Last Five Years
	Colliers International Group Inc. (Chair)			1988 – Present

D. Scott Patterson Ontario, Canada Age: 58	Mr. Patterson is the President and CEO of FirstService. Pre-spin-off, Mr. Patterson was the President and Chief Operating Officer of former FirstService Corporation from 2003 to 2015. He joined former FirstService Corporation in 1994 as Vice President Corporate Development, and was its Chief Financial Officer from February 1995 until September 2003. Prior to joining former FirstService Corporation, Mr. Patterson was an investment banker at Bankers Trust. Mr. Patterson qualified as a Chartered Accountant in 1985 and began his career at PricewaterhouseCoopers. Mr. Patterson holds a Bachelor of Arts degree in Business Administration from the University of Western Ontario.

Director Since: June 1, 2015

Non-Independent	Board & Committees	Attendance		Securities Owned, Controlled or Directed(1)
Areas of Expertise:	Board	4 of 4	100%	Subordinate Voting Shares Total Value of Securities(5) Equity Ownership Policy(7)	885,262 US$60,622,742 Met
• Management	Options Held(6)
• Real Estate	Date Granted	Expiry Date	No. Granted	Exercise Price	Total Unexercised	Value
	May 15, 2014	May 15, 2019	60,000	US$20.52	60,000	US$2,877,600
	Feb. 13, 2015	Feb. 13, 2020	60,000	US$23.96	60,000	US$2,671,200
	Feb. 12, 2016	Feb. 12, 2021	125,000	US$35.96	125,000	US$4,065,000
	Feb. 14, 2017	Feb. 14, 2022	125,000	US$54.88	125,000	US$1,700,000
	Feb. 9, 2018	Feb. 9, 2023	125,000	US$66.31	125,000	US$271,250
	Feb. 8, 2019	Feb. 8, 2024	125,000	US$83.89	125,000	–
	Public Board Memberships During the Last Five Years
	Laramide Resources Ltd.				1995 – Present

Frederick F. Reichheld Massachusetts, USA Age: 67	Since 1977, Mr. Reichheld has been employed at Bain & Company, Inc., a global business consulting firm, and was elected to the partnership at Bain in 1982. Mr. Reichheld is the creator of the Net Promoter® system of management and founded Bain’s Loyalty practice, which helps clients achieve superior results through improvements in customer, employee, partner and investor loyalty and has also served in a variety of other roles, including as a member of Bain & Company’s Worldwide Management, Nominating, and Compensation Committees. In January 1999, he was elected by the firm to become the first Bain Fellow. Mr. Reichheld is a frequent speaker to major business forums and groups of CEOs and senior executives worldwide and has authored several books, including The Loyalty Effect: The Hidden Force Behind Growth, Profits, and Lasting Value (Harvard Business School Press, 1996), The Loyalty Rules!: How Today’s Leaders Build Lasting Relationships (Harvard Business School Press 2003), The Ultimate Question (Harvard Business School Press, 2006) and The Ultimate Question 2.0 (Harvard Business School Press 2011). Mr. Reichheld received his BA from Harvard College and his MBA from Harvard Business School.
Director Since: June 1, 2015 Independent
Areas of Expertise: • Consulting/Professional Services • Competitive Strategy
• Service Quality	Board & Committees	Attendance		Securities Owned, Controlled or Directed(1)
• Customer and Employee Loyalty	Board Governance	4 of 4 1 of 1	100% 100%	Subordinate Voting Shares	2,100
				Total Value of Securities(5) Equity Ownership Policy(7)	US$143,808 Met
	Options Held(6)
	Date Granted	Expiry Date	No. Granted	Exercise Price	Total Unexercised	Value
	Dec. 14, 2015	Dec. 14, 2020	5,000	US$39.29	1,500	US$43,790
	Feb. 12, 2016	Feb. 12, 2021	3,000	US$35.96	900	US$29,270
	Feb. 14, 2017	Feb. 14, 2022	8,000	US$54.88	4,400	US$59,840
	Feb. 9, 2018	Feb. 9, 2023	8,000	US$66.31	6,000	US$13,020
	Feb. 8, 2019	Feb. 8, 2024	8,000	US$83.89	8,000	–
	Public Board Memberships During the Last Five Years
	Rackspace Hosting, Inc. Colliers International Group Inc.				2008 – 2016 2014 – 2015

Joan Eloise Sproul Ontario, Canada Age: 62	Ms. Sproul was most recently the Executive Vice President, Finance (CFO) & Chief Administrative Officer of the Sinai Health System in Toronto, Canada, which is comprised of Mount Sinai Hospital, Bridgepoint Active Healthcare and Lunenfeld-Tanenbaum Research Institute. In addition to serving more than 20 years in various finance and corporate-related roles at Mount Sinai Hospital, she previously held a number of senior financial positions in the hospitality industry. Ms. Sproul was named to the list of Canada's Most Powerful Women, Women's Executive Network, 2013. Ms. Sproul holds a Chartered Professional Accountant (CPA) designation, having qualified as a Chartered Accountant in 1981 and began her career at Ernst & Whinney. Ms. Sproul holds a Bachelor of Commerce degree from the University of Toronto.

Director Since: May 15, 2018

Independent Areas of Expertise:
• Governance	Board & Committees	Attendance		Securities Owned, Controlled or Directed(1)(2)
• Finance • Management	Board Audit	3 of 3 3 of 3	100% 100%	Subordinate Voting Shares Total Value of Securities(5) Equity Ownership Policy(7)	500 US$34,240 2 years to attain
	Options Held(6)
	Date Granted	Expiry Date	No. Granted	Exercise Price	Total Unexercised	Value
	May 15, 2018	May 15, 2023	8,000	US$70.40	8,000	–
	Feb. 8, 2019	Feb. 8, 2024	8,000	US$83.89	8,000	–
	Public Board Memberships During the Last Five Years
	None.

Michael Stein Ontario, Canada Age: 67	Mr. Stein is the founder, Chairman and CEO of the MPI Group, a property development and investment group with a track record in incubating, investing in, and managing successful companies. Between 1978 and 1987, Mr. Stein held progressively senior positions with the Mortgage Insurance Company of Canada, ultimately holding the position of Executive Vice-President responsible for operations. Mr. Stein is a founder of CAPREIT, Canada’s first TSX listed apartment REIT, where he continues to serve as chairman. He currently serves as a director of McEwen Mining Inc. (NYSE/TSX), chairman of Cliffside Capital Ltd. (TSX-V) and previously served as a director of Goldcorp Inc. Mr. Stein is a graduate engineer and has an MBA in finance and international business from Columbia University.

Director Since: June 1, 2015 Independent
Areas of Expertise:	Board & Committees	Attendance		Securities Owned, Controlled or Directed(1)
• Real Estate • Management	Board Audit	4 of 4 5 of 5	100% 100%	Subordinate Voting Shares Total Value of Securities(5)	15,000 US$1,027,200
• Human Resources	Compensation (Chair)	2 of 2	100%	Equity Ownership Policy(7)	Met
• Governance	Options Held(6)
• Finance	Date Granted	Expiry Date	No. Granted	Exercise Price	Total Unexercised	Value
• Capital Markets	Dec. 14, 2015	Dec. 14, 2020	5,000	US$39.29	5,000	US$145,950
	Feb. 12, 2016	Feb. 12, 2021	3,000	US$35.96	3,000	US$97,560
	Feb. 14, 2017	Feb. 14, 2022	8,000	US$54.88	8,000	US$108,800
	Feb. 9, 2018	Feb. 9, 2023	8,000	US$66.31	8,000	US$17,360
	Feb. 8, 2019	Feb. 8, 2024	8,000	US$83.89	8,000	–
	Public Board Memberships During the Last Five Years
	Canadian Apartment Properties REIT (Chair) McEwan Mining Inc. Cliffside Capital Ltd. Colliers International Group Inc.				1997 – Present 2012 – Present 2014 – Present 2013 – 2015

Erin J. Wallace Illinois, USA Age: 59	Ms. Wallace is the Chief Operating Officer at Great Wolf Resorts, Inc., a role she has held since August 2016. In this role, she is responsible for leading more than 8,600 Great Wolf Pack Member employees at 16 lodges throughout the United States. Great Wolf Resorts, Inc. is America’s largest family of indoor water park resorts and had over 4.7 million guests in 2018. Before joining Great Wolf Resorts, Inc., Ms. Wallace was the Chief Operating Officer of Learning Care Group, Inc. from February 2015 to August 2016, where she led more than 16,000 Learning Care Group employees in delivering operational excellence to the families served at more than 900 schools throughout its umbrella of 5 brands. Prior to that, Ms. Wallace’s nearly 30 year career at the Walt Disney Company spanned many roles in Theme Parks and Resorts concluding with Executive Vice President of Operations Strategy, Planning and Revenue Management, working with all of Disney Parks’ domestic and international sites. After joining Disney as an industrial engineer in 1985, Ms. Wallace held a variety of managerial roles within Walt Disney Parks and Resorts, contributing to 30 years of leadership at The Walt Disney Company. Ms. Wallace’s previous roles include Senior Vice President of Walt Disney World Operations – where she oversaw the largest and most popular resort destination in the world. She has also served as Vice President of Walt Disney World’s Magic Kingdom® and general manager for Disney’s Animal Kingdom® and Disney’s All-Star Resort. Ms. Wallace graduated with honors from the University of Florida (UF) and was recognized with the Distinguished Alumni Award from UF in 2012. Ms. Wallace earned her MBA from Rollins College Crummer School of Business in 1993. In 2006, Ms. Wallace was inducted into the Crummer Graduate School of Business Alumni Hall of Fame. Ms. Wallace has been an active member of the Central Florida community, serving on numerous academic and civic boards and committees. She is also a member of the Institute of Industrial Engineers and the Society of Women Engineers.
Director Since: October 8, 2015 Independent Areas of Expertise: • Management • Finance • Marketing
	Board & Committees	Attendance		Securities Owned, Controlled or Directed(1)
	Board Audit Governance	4 of 4 2 of 2 1 of 1	100% 100% 100%	Subordinate Voting Shares Total Value of Securities(5) Equity Ownership Policy(7)	2,435 US$166,749 Met
	Options Held(6)
	Date Granted	Expiry Date	No. Granted	Exercise Price	Total Unexercised	Value
	Dec. 14, 2015	Dec. 14, 2020	10,000	US$39.29	10,000	US$291,900
	Feb. 12, 2016	Feb. 12, 2021	3,000	US$35.96	3,000	US$97,560
	Feb. 14, 2017	Feb. 14, 2022	8,000	US$54.88	8,000	US$108,800
	Feb. 9, 2018	Feb. 9, 2023	8,000	US$66.31	8,000	US$17,360
	Feb. 8, 2019	Feb. 8, 2024	8,000	US$83.89	8,000	–
	Public Board Memberships During the Last Five Years
	None.

___________

Notes:

(1)	Securities relates to Subordinate Voting Shares and Multiple Voting Shares held as at the date hereof. See “Authorized Capital, Outstanding Shares and Principal Holders of Shares”. The information contained herein as to securities beneficially owned, or controlled or directed, directly or indirectly is based upon information furnished to FirstService by the respective director nominees.
(2)	All Subordinate Voting Shares are held in a registered retirement savings plan of which Mr. Calder is the annuitant.
(3)	1306159 Ontario Limited, a corporation which Mr. Ghert controls or directs, is the direct holder of 888 Subordinate Voting Shares. The B.I. Ghert Family Foundation, an entity which Mr. Ghert controls or directs, is the direct holder of 2,300 Subordinate Voting Shares. Mr. Ghert owns 777 Subordinate Voting Shares in a life income fund. The remainder of the shares listed are directly owned by Mr. Ghert.
(4)	Beneficially owns, or controls or directs, directly or indirectly, Subordinate Voting Shares and Multiple Voting Shares as described under “Authorized Capital, Outstanding Shares and Principal Holders of Shares”. 1,522,526 Subordinate Voting Shares and 1,325,694 Multiple Voting Shares are held by Henset Capital Inc. and The Jay and Barbara Hennick Family Foundation, entities controlled by Mr. Hennick. Mr. Hennick also has rights under the Long Term Arrangement and is expected to be issued indirectly Subordinate Voting Shares in connection with the completion of the Transaction. See “Executive Compensation – Management Contract” and “Business of the Meeting – Approval of Transaction”.
(5)	Determined using the closing price per Subordinate Voting Share on NASDAQ on December 31, 2018 of US$68.48.
(6)	Information includes options held as at the date hereof. The options vest 10% on the grant date, 15% on the first anniversary, 20% on the second anniversary, 25% on the third anniversary and the balance on the fourth anniversary of the grant date. Notwithstanding the foregoing, the Option Plan provides that the vesting of the noted options held by each non-employee director is automatically accelerated, such that they become immediately fully vested and exercisable, in the event that such director does not stand for re-election, resigns as a director or fails to be re-elected as a director, in each case, in circumstances where there is no willful and substantial breach of such director’s fiduciary duties or other legal obligations to FirstService. The expiration date is the fifth anniversary of the grant date. The value of the options was determined using the closing price of the Subordinate Voting Shares on NASDAQ on December 31, 2018 of US$68.48 less the exercise price of the applicable stock options.
(7)	The Board has a board equity ownership policy which provides that each member of the Board is required to achieve and maintain, at all times during the period that he or she is a director of FirstService, minimum ownership of shares of FirstService having a value of at least US$100,000. Newly elected or appointed directors of FirstService are permitted two years within which to attain the foregoing minimum ownership amount. See “Statement of Corporate Governance Practices – Board Equity Ownership Policy”.

Following the Meeting, FirstService will issue a news release disclosing the detailed results of the vote for the election of directors in accordance with the rules of the TSX.

Corporate Cease Trade Orders, Bankruptcies, Penalties or Sanctions

To the best of the knowledge of FirstService and based upon information provided to it by the proposed directors for election to the Board, none of the proposed directors:

(a)	is, as at the date of this Circular, or has been, within 10 years before the date of this Circular, a director, chief executive officer or chief financial officer of any company (including FirstService) that: (i) was subject to a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, in each case, that was in effect for a period of more than 30 consecutive days (collectively, an “Order”) that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or (ii) was subject to an Order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer;

(b)	is, as at the date of this Circular, or has been, within 10 years before the date of this Circular, a director or executive officer of any company (including FirstService) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)	has, within the 10 years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director;

except for Michael Stein, who served as a director of a privately held United Kingdom-registered company from February 2012 to January 2019 and, on March 21, 2019, the company voluntarily appointed an administrator under the United Kingdom insolvency act (Insolvency Act 1986).

Advisory Resolution on Executive Compensation

FirstService believes that its compensation objectives and approach to executive compensation appropriately align the interests of Management with the long term interests of shareholders. Details of FirstService’s approach to executive compensation is disclosed above. See “Executive Compensation – Compensation Discussion and Analysis”.

The Board recently adopted a policy providing that shareholders shall have the opportunity to cast an advisory vote on FirstService’s approach to executive compensation on an annual basis. This policy can be viewed on FirstService’s website (www.firstservice.com). Shareholders will be asked at the Meeting to consider and, if deemed advisable, pass the following non-binding advisory resolution (the “Say on Pay Resolution”):

“RESOLVED, on an advisory basis and without diminishing the role and responsibilities of the Board, that the shareholders of FirstService accept the approach to executive compensation disclosed in the management information circular delivered in advance of the annual and special meeting of shareholders held on May 3, 2019.”

The Board recommends that shareholders vote for the Say on Pay Resolution. Unless provided to the contrary, the persons named in the accompanying form of proxy (if the same is duly executed in their favour and is duly deposited) will vote the FirstService shares represented thereby for the Say on Pay Resolution.

Because the Say on Pay Resolution is an advisory vote, the results are not binding upon the Board. However, the Board and the Compensation Committee will take the results of the vote into account when considering future compensation policies, procedures and decisions and in determining whether there is a need to change its engagement with FirstService shareholders on executive compensation and related matters. FirstService will disclose the results of the Say on Pay Resolution as a part of its report on voting results for the Meeting. The Board welcomes comments and questions on FirstService’s executive compensation practices. Shareholders who wish to contact the Board can do so as noted below under “Shareholder Engagement”.

Approval of Transaction

General

On March 12, 2019, FirstService announced in a press release that it had entered into a binding term sheet (the “Term Sheet”) with Henset Capital Inc., Jayset Capital Corp., Jayset Mgt and Jay S. Hennick providing for the Transaction. The Term Sheet was approved unanimously by the Board (with Mr. Hennick recusing himself) upon the recommendation of the Compensation Committee. The Term Sheet contemplates that the parties will negotiate in good faith to conclude and execute a definitive agreement to govern the Transaction (the “Transaction Agreement”), incorporating the provisions of the Term Sheet and otherwise containing terms and conditions customary for transactions of this nature, including representations, warranties, covenants and conditions as appropriate taking into account the structure of the Transaction.

Subsequently, on April 2, 2019, FirstService, Henset Capital Inc., Jayset Capital Corp., FSV Shares LP, Jayset Mgt and Jay S. Hennick entered into the Transaction Agreement providing for the Transaction. A summary of certain material terms of the Transaction Agreement is included under “Transaction Agreement” below. A copy of the Transaction Agreement is available under FirstService’s SEDAR profile at www.sedar.com.

Background to the Transaction

The terms of the Transaction are the result of arm’s length negotiations conducted between FirstService (acting through the Compensation Committee and its independent advisors) and Mr. Hennick and his advisors. The following is a summary of the background and principal events leading up to the Term Sheet, the finalization of the Transaction Agreement and the meetings, discussions and other actions between the parties that preceded the public announcement of the Transaction and the calling of the Meeting.

The Management Services Agreement and Multiple Voting Shares

On June 1, 2015, former FirstService Corporation (“Old FSV”) completed a plan of arrangement (the “Spin-off”) which separated Old FSV into two independent publicly traded companies – FirstService and Colliers International Group Inc. The Spin-off and related transactions were overwhelmingly approved by shareholders of Old FSV at a meeting called to consider the Spin-off.

FirstService, Jay S. Hennick and Jayset Mgt are parties to the Management Services Agreement pursuant to which Jayset Mgt, through Mr. Hennick, provides various management and other services to FirstService. See “Executive Compensation – Management Contract” above. Among other things, the Management Services Agreement provides for a base fee (akin to a base salary), an incentive fee (akin to an annual bonus) and the Long Term Arrangement (in lieu of stock options) pursuant to which, in certain circumstances, FirstService will pay Jayset Mgt an amount determined based on a formula set out in the Management Services Agreement, as described in detail under “Executive Compensation – Management Contract” above. Any termination of the Management Services Agreement in accordance with its terms will result in the payment by FirstService of a termination fee also described in detail under “Executive Compensation – Management Contract” above.

The terms of the Management Services Agreement, including the Long Term Arrangement and the termination fee (and the respective amounts payable thereunder at December 31), have been disclosed in the management information circulars and annual financial statements of FirstService (and prior to the Spin-off, Old FSV) since 2004. The Long Term Arrangement was included in a management services agreement similar to the Management Services Agreement established in 2004 as part of Old FSV, and continued as part of the Management Services Agreement entered into in 2015 in connection with the Spin-off.

Mr. Hennick currently also has effective control of FirstService through his indirect ownership or control of all of the issued and outstanding Multiple Voting Shares. The dual class share structure was part of Old FSV when Old FSV first became a public company in 1993, and was maintained as part of FirstService’s share structure in connection with the completion of the Spin-off. The Multiple Voting Shares carry 20 votes per share, representing approximately 43.3% of the votes attached to FirstService’s outstanding voting securities, are transferable, directly or indirectly, among the Hennick Family and do not contain any “sunset” provision pursuant to which the Multiple Voting Shares would automatically terminate or convert into another class of shares as of a specified date. See “Authorized Capital, Outstanding Shares and Principal Holders of Shares” and “Certain Rights of Holders of Subordinate Voting Shares” above.

Through Mr. Hennick’s control of the Multiple Voting Shares and the services performed by Mr. Hennick under the Management Services Agreement, Mr. Hennick developed and has been the custodian of FirstService’s unique entrepreneurial corporate culture and guiding operating principles that have been critical to FirstService’s long-term success. The terms of the Management Services Agreement (and its predecessor) were consistent with similar arrangements implemented at the time to motivate entrepreneurial founders/CEOs to create long-term value for shareholders. Since 2004, when the arrangements reflected in the Management Services Agreement were first implemented, FirstService has seen its market value increase by more than US$3 billion, representing an annualized return of over 24% for FirstService shareholders.

Initial Discussions

Given the growth of the FirstService business and the development of a seasoned management team, which has gradually taken on greater responsibility for the management and success of FirstService since the Spin-off, the Board began discussing with Mr. Hennick his longer term involvement in FirstService and the services being provided to FirstService under the Management Services Agreement. In May 2017, Mr. Hennick indicated to the Chair of the Audit Committee and FirstService senior management that he was open to receiving a proposal from FirstService to terminate the Management Services Agreement and unwind the dual class share structure of FirstService, thereby relinquishing control of FirstService to the shareholders, without a sale of FirstService.

As the matters being considered in 2017 would have been a “related party transaction” (within the meaning of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”)) between FirstService and its then largest shareholder, at a meeting on May 15, 2017, the Board established a special committee (the “Special Committee”) of independent directors to evaluate, make proposals with respect to, negotiate, consider the desirability, feasibility and fairness of, and report to the board on such matters, including as to whether such matters were in the best interests of FirstService. The Special Committee consisted of Bernard I. Ghert (Chair), Michael Stein and Brendan Calder, each of whom was an independent director. The Special Committee retained independent advisors (including independent legal counsel and an independent financial advisor) for the purposes of evaluating a potential transaction, and conducted a robust review of the merits of pursuing a potential transaction as compared to other alternatives available to FirstService (such as the status quo or a sale transaction), as well as the potential terms thereof. At all times, the Special Committee conducted its process independently and was given a broad mandate and the authority and opportunity to discharge its mandate without undue influence from Mr. Hennick or deference to the interests of Mr. Hennick. In the course of its deliberations during 2017, the Special Committee met formally more than fifteen times.

From July 2017 to November 2017, the Special Committee, Mr. Hennick and their respective advisors pursued negotiations regarding such potential transaction. The substantive discussions and negotiations with respect to that potential transaction were undertaken by the Chair of the Special Committee directly with Mr. Hennick or his advisors or between the Special Committee’s and Mr. Hennick’s advisors. The Special Committee evaluated that potential transaction on both a qualitative basis and an economic basis.

In early November, 2017, the parties agreed on a non-binding term sheet outlining a potential transaction. However, after a great deal of consideration and discussions between Mr. Hennick and the Special Committee, the parties elected not proceed with a potential transaction at that time and discussions terminated in December 2017.

Compensation Committee Process

Following the termination of discussions in 2017, the Board continued to consider ways to address the Management Services Agreement (including the Long Term Arrangement) and the dual class share structure, including the continued growth in the value of the Long Term Arrangement, which is uncapped and grows by both increases in the share price and increases in the number of outstanding shares. The following table shows the growth in the market capitalization of FirstService at various points of time over the past ten fiscal years, together with the corresponding growth in the notional value of the Long Term Arrangement:

Date	Estimated Value of Long Term Arrangement	FirstService Market Capitalization
March 11, 2019	US$314 million	US$3,132 million
December 31, 2018	US$249 million	US$2,464 million
December 31, 2017	US$251 million	US$2,511 million
December 31, 2015	US$141 million	US$1,453 million
December 31, 2013	US$55 million	US$583 million
December 31, 2008	US$7 million	US$161 million

This renewed effort was focused in late 2018 through the Compensation Committee, which is comprised of the same directors as served on the Special Committee. The Compensation Committee approached Mr. Hennick towards the end of 2018, asking him to consider re-opening discussions. Mr. Hennick indicated a willingness to do so, provided that any proposal would have to be supported by the Board and subject to disinterested shareholder approval. The Compensation Committee then retained Hugessen Consulting, an independent compensation consultant, in January 2019 to review the current compensation arrangements between FirstService and Mr. Hennick. In February 2019, the scope of the retainer of Hugessen Consulting was expanded to consider a proposal for the possible termination of the Management Services Agreement (including the Long Term Arrangement) and the conversion of the Multiple Voting Shares.

In February 2019, the members of the Compensation Committee, comprised of Michael Stein (Chair), Bernard I. Ghert and Brendan Calder, each of whom is an independent director, were empowered by the FirstService board to evaluate and, if determined advisable, negotiate the Transaction. The Compensation Committee then continued the robust review undertaken when the same committee members were part of the former Special Committee. The Compensation Committee sought the advice of independent legal counsel (Miller Thomson LLP) and an independent compensation consultant (Hugessen Consulting), along with corporate counsel (Fogler, Rubinoff LLP) and the auditors and tax advisors of FirstService (PricewaterhouseCoopers LLP). In the course of its deliberations related to the Transaction, the Compensation Committee met formally four times. The substantive discussions and negotiations with respect to the Transaction were undertaken by the Chair of the Compensation Committee directly with Mr. Hennick or his advisors or between the Compensation Committee’s and Mr. Hennick’s advisors.

This process resulted in the Compensation Committee and its advisors negotiating the terms of the Transaction with Mr. Hennick and his advisors. On March 12, 2019, after confirming Mr. Hennick’s willingness to accept the Transaction (subject to Board and shareholder approval thereof) and consulting with T. Rowe Price Associates Inc., the largest holder of Subordinate Voting Shares, who advised that, based on the information provided to it by FirstService, it was supportive of the Transaction, and after receiving an updated presentation from Hugessen Consulting, confirming its analysis of the Transaction as set out below under “Opinion of Hugessen Consulting”, the Compensation Committee unanimously recommended the Transaction to Board, who then unanimously (with Mr. Hennick recusing himself and abstaining from voting) approved the Transaction. The Board (with Mr. Hennick recusing himself and abstaining from voting) determined that the Transaction is in the best interests of FirstService and the holders of Subordinate Voting Shares.

Reasons for the Transaction

The Board and the Compensation Committee, acting with the advice and assistance of its advisors, carefully evaluated the Transaction, and the Board (with Mr. Hennick recusing himself) unanimously: (i) determined that the Transaction is in the best interests of FirstService and the holders of Subordinate Voting Shares; and (ii) recommends that holders of Subordinate Voting Shares vote FOR the Transaction Resolution.

In reaching these determinations, the Compensation Committee and the Board considered and relied upon a number of factors, including, among other things, the following:

•	Fixes and Eliminates Payments Under the Management Services Agreement.

–	The Long Term Arrangement survives any termination of the Management Services Agreement and is payable in full on one of the triggering Events in the Management Services Agreement referred to under “Executive Compensation – Management Contract” above, such as a change of control. The value of the Long Term Arrangement is not capped and increases as a result of both increases in the share price and increases in the number of outstanding shares. It has increased in value by over US$260 million in the last five years alone, and by US$63 million from the end of 2017, when the prior discussions concerning a potential transaction were terminated, to March 12, 2019, when the Transaction was agreed upon. The terms of the Transaction fix the value of the Long Term Arrangement, thereby stemming the continued growth in the value of the Long Term Arrangement and the resulting continued dilution to FirstService shareholders.

–	In addition to eliminating the significant continuing incremental dilution under the Long Term Arrangement, the Transaction also eliminates the annual management fee under the Management Services Agreement, which has been approximately US$2 million in recent years, and the termination fee under the Management Services Agreement (currently approximately US$5.5 million), which Mr. Hennick has agreed to waive.

–	Under the terms of the Management Services Agreement, Mr. Hennick is entitled to be paid the value of the Long Term Arrangement in cash. Under the terms of the Transaction, Mr. Hennick has agreed to accept 80% of the total consideration in Subordinate Voting Shares, thereby increasing his equity stake in the company and ensuring his continuing commitment to FirstService.

–	Under the Transaction, Mr. Hennick has agreed to forgo all other future fees and other entitlements to which he would otherwise be permitted under the Management Services Agreement.

•	Aligns with Current Management Structure of FirstService.

–	Mr. Hennick no longer serves as FirstService’s Chief Executive Officer, which since the completion of the Spin-off on June 1, 2015, has been D. Scott Patterson. As a consequence, while Mr. Hennick continues to provide services under the Management Services Agreement, the incentive mechanism provided by the Long Term Arrangement may not continue to effectively serve the interests of FirstService and its shareholders.

–	Mr. Hennick remains committed to the future direction of FirstService, and is expected to own or control approximately 14.8% of the outstanding shares of FirstService at the time of the completion of the Transaction. He has also agreed to continue to serve as non-executive Chairman of the Board.

•	Elimination of Dual Class Structure. There is no “sunset” provision under the terms of the Multiple Voting Shares providing for their automatic conversion, and as a result the existing dual class share structure cannot be eliminated without the consent of Mr. Hennick and can be passed on to designated family members of Mr. Hennick. The Transaction will result in the elimination of FirstService’s dual class voting structure without the payment of a premium, the result of which:

–	provides all shareholders with the same vote in proportion to their relative equity stake in FirstService, better aligning the economic and voting interests of shareholders;

–	allows investors who may not wish to invest, or whose investment policies prevent them from investing in, shares of companies with dual class share structures to purchase common shares, thereby potentially enhancing liquidity for the benefit of all shareholders; and

–	allows shareholders and the Board to consider a broad range of corporate decisions and strategic alternatives without a possible veto by Mr. Hennick.

•	Releases Control of FirstService to the Market. The degree of voting power attached to the outstanding Multiple Voting Shares provides Mr. Hennick with substantial control over FirstService. This existing control will, upon completion of the Transaction, be released to the general shareholder body of FirstService.

•	Facilitates Transition. The existence of the control position imbedded in the Multiple Voting Shares has the potential to create uncertainty for FirstService, management and the Board, as well as its other shareholders. The Transaction is expected to facilitate an orderly transition of effective control by FirstService’s founder to its shareholders, the Board and its management team.

•	Additional Capital Raising. The Transaction allows FirstService to use the common shares for purposes of raising additional capital, or effecting an acquisition or merger transaction, without further potential dilution from the Management Services Agreement and the Long Term Arrangement. The value of the Long Term Arrangement otherwise increases as a result of increases in the number of outstanding shares, resulting in continuing dilution to shareholders from equity issuances and increasing the effective cost of equity to FirstService. Likewise, the removal of the preference shares as part of FirstService’s authorized capital eliminates potential dilution and perceived anti-takeover measures previously faced by holders of Subordinate Voting Shares.

•	Disinterested Shareholder Approval. The Transaction is conditional upon, among other things, disinterested FirstService shareholder approval. T. Rowe Price Associates, Inc., the largest holder of Subordinate Voting Shares, has advised FirstService that, based on the information provided to it by FirstService, it is supportive of the Transaction.

•	Alternative Transactions. If the Transaction is not pursued, there is no assurance that any further proposal to eliminate the dual class share structure of FirstService or to otherwise address the terms of the Management Services Agreement would be forthcoming.

The Compensation Committee and the Board also considered risks and potential detriments concerning the Transaction, including the following:

•	the Long Term Arrangement is being paid out in circumstances where FirstService shareholders will not be participating in a change of control transaction;

•	FirstService shareholders will experience dilution, which could affect the trading price of the Subordinate Voting Shares in the short term; and

•	FirstService will use a portion of its existing revolving credit facility to satisfy the cash consideration required to be paid by it under the terms of the Transaction.

The foregoing are the material factors considered by the Board and the Compensation Committee in its consideration of the Transaction, but this discussion is not intended to be exhaustive. In view of the wide variety of factors considered by the Board and the Compensation Committee, and the complexity of these matters, the Board and the Compensation Committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. The Board and the Compensation Committee concluded that the risks and potential detriments associated with the Transaction were outweighed by the benefits that the Board and Compensation Committee expect FirstService and its shareholders to realize as a result of the Transaction.

Recommendation of the Board

The Board (with Mr. Hennick recusing himself) has unanimously determined that the Transaction is in the best interests of FirstService and the holders of Subordinate Voting Shares. The Board (with Mr. Hennick recusing himself) unanimously recommends that you vote FOR the Transaction Resolution.

Opinion of Hugessen Consulting

In connection with the evaluation of the Transaction by the Board and the Compensation Committee, the Board and the Compensation Committee considered, among other things, an opinion from Hugessen Consulting, an independent compensation consultant, in respect of the appropriateness, from a compensation perspective, of terminating the Management Services Agreement. Hugessen Consulting advised the Board and the Compensation Committee that it believed that the Transaction was desirable from a compensation perspective as it would stem the ongoing dilutive effective of the Long Term Arrangement, and better suit the current stage in FirstService’s development and Mr. Hennick’s current role. Hugessen Consulting believed that it was reasonable and appropriate that disinterested shareholders of FirstService be given the opportunity to vote on the Transaction. FirstService will pay fees to Hugessen Consulting in connection with its services, none of which are contingent upon the completion of the Transaction.

Details of the Transaction

As part of the Transaction:

•	Henset Capital Inc., a corporation controlled by Mr. Hennick, will convert 1,325,694 Multiple Voting Shares of FirstService (being 100% of the outstanding Multiple Voting Shares) into Subordinate Voting Shares on a one-for-one basis and for no consideration, thereby eliminating FirstService’s dual class share structure. The foregoing conversion will result in the issuance of 1,325,694 Subordinate Voting Shares to Henset Capital Inc., and the cancellation of all outstanding Multiple Voting Shares. The conversion will be effected using the existing terms of the Multiple Voting Shares contained in the articles of FirstService which allow for the conversion of the Multiple Voting Shares into Subordinate Voting Shares on a one-for-one basis;

•	FirstService will acquire, directly or indirectly, all of the shares of Jayset Mgt, the recipient of all fees and other entitlements under the Management Services Agreement, for a purchase price determined with reference to the Long Term Arrangement formula provided in the Management Services Agreement which would have applied on a change of control transaction, and thereafter FirstService will terminate the Management Services Agreement thereby eliminating the Long Term Arrangement and all future fees and other entitlements owing thereafter;

•	Mr. Hennick will retain his role as Chairman of FirstService, at the discretion of the Board, with compensation commensurate with that of a Non-Executive Chairman of a public company of similar size to FirstService; and

•	FirstService will pay US$62.9 million (C$84.3 million) in cash (less an adjustment to account for certain tax liabilities) and issue a total of 2,918,860 Subordinate Voting Shares to the relevant entity or entities controlled by Mr. Hennick. The cash portion will be funded via FirstService’s revolving credit facility. The total purchase price was determined by applying the formula provided in the Management Services Agreement for the Long Term Arrangement as if an Event had occurred, with the “per share consideration” being C$115.58 (which is the 20-trading day volume-weighted average price of the Subordinate Voting Shares on the TSX determined on March 11, 2019, the day prior to the announcement of the Transaction) and the “the aggregate number of Subordinate Voting Shares and Multiple Voting Shares outstanding on a fully diluted basis at the time of the Event” being 37,613,197 (which is the number of FirstService Shares and FirstService options (less the options most recently granted on February 8, 2019) issued and outstanding at the close of business on March 11, 2019).

In addition, subject to and following completion of the Transaction, FirstService proposes to amend its articles to eliminate the Multiple Voting Shares and preference shares as part of the authorized capital of FirstService and to re-designate its Subordinate Voting Shares as “common shares”. See “Approval of Amendment to the Articles” below.

Following completion of the Transaction and the amendment to FirstService’s articles, FirstService would have a single class of voting equity securities (being “common shares”), each having one vote per share, and Mr. Hennick would indirectly own or control approximately 14.8% of such outstanding shares.

Transaction Agreement

The following is a summary of certain terms of the Transaction Agreement and is qualified in its entirety by reference to the full text of the Transaction Agreement, a copy of which is available under FirstService’s SEDAR profile at www.sedar.com. Holders of Subordinate Voting Shares are urged to, and should, read the Transaction Agreement in its entirety.

FirstService, Henset Capital Inc., Jayset Capital Corp., FSV Shares LP, Jayset Mgt and Jay S. Hennick have entered into the Transaction Agreement providing for, among other things, the terms of the Transaction, customary representations, warranties and covenants of the parties, and typical conditions precedent to completion of the Transaction.

Under the Transaction Agreement, Mr. Hennick and his related entities have, following closing, jointly and severally agreed to indemnify FirstService and the entities being acquired by FirstService under the Transaction Agreement (i.e., Jayset Mgt and any holding companies thereof) from certain liabilities (including tax liabilities) as a result of or in any way relating to: (a) any of the representations and warranties of Mr. Hennick or certain of his related entities contained in the Transaction Agreement having been untrue or inaccurate; (b) any non-compliance by Mr. Hennick or certain of his related entities with any of such person’s covenants and agreements contained in the Transaction Agreement; and (c) the reorganization to be carried out by Mr. Hennick and his related entities in contemplation of the completion of the Transaction and any and all taxes arising therefrom, and any and all other liabilities of an entity being acquired by FirstService under the Transaction Agreement in existence as at the closing time (in each case, other than as accounted for in an adjustment to the purchase price under the Transaction Agreement). The maximum aggregate liability of Mr. Hennick and his related entities for their indemnification obligations under the Transaction Agreement is the aggregate purchase price paid by the FirstService.

The Transaction Agreement may be terminated and the Transaction may be abandoned at any time prior to the closing of the Transaction (notwithstanding any approval and authorization of the Transaction Agreement or the Transaction Resolution by shareholders):

•	by the mutual written consent of the parties to the Transaction Agreement;

•	by either FirstService or Mr. Hennick/an entity related to Mr. Hennick if: (i) any governmental authority of competent jurisdiction shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting the Transaction and such judgment, order, injunction, rule, decree or other action shall have become final and non-appealable; or (ii) the closing time of the Transaction shall not have occurred by 5:00 p.m. (Toronto, Ontario local time) on June 28, 2019 (the “End Date”);

•	by Mr. Hennick or his related entities if there has been a breach of any representation, warranty, covenant or agreement made by FirstService in the Transaction Agreement, and such breach or failure is incapable of being cured or is not cured on or prior to the End Date;

•	by FirstService if there has been a breach of any representation, warranty, covenant or agreement made by Mr. Hennick or his related entities in the Transaction Agreement, and such breach or failure is incapable of being cured or is not cured on or prior to the End Date; or

•	by any party to the Transaction Agreement if the Transaction Resolution is not approved by the requisite number of votes cast by the holders of Subordinate Voting Shares at the Meeting as contemplated by the Transaction Agreement.

The Transaction Agreement may not be amended, superseded or cancelled except by a written instrument signed by all of the parties to the Transaction Agreement.

Timing

Subject to the receipt of the required approval of the holders of Subordinate Voting Shares, receipt of the required approvals of the TSX and NASDAQ and the satisfaction or waiver of the other conditions precedent set out in the Transaction Agreement, it is anticipated that the Transaction will be completed on or about May 10, 2019. However, completion of the Transaction is dependent on many factors and it is not possible at this time to determine precisely when the Transaction will be completed.

Shareholder Approval

At the Meeting, holders of Subordinate Voting Shares will be asked to approve the Transaction Resolution. In accordance with the Transaction Agreement and Section 604(a)(ii) of the TSX Company Manual, the approval of the Transaction Resolution will require the affirmative vote of not less than a majority of the votes cast at the Meeting by the holders of Subordinate Voting Shares, voting separately as a class (other than the votes attaching to Subordinate Voting Shares held by each seller under the Transaction Agreement, each related party (as such term is defined in MI 61-101) of each seller, each joint actor (as such term is described in MI 61-101) of each seller and its related parties and any other holder of Subordinate Voting Shares whose votes would be excluded if the Transaction Resolution was subject to “minority approval” as defined in MI 61-101) (the “Minority Subordinate Voting Shareholders”). See “Canadian Securities Law Matters” below.

The Minority Subordinate Voting Shareholders will include all holders of Subordinate Voting Shareholders other than Henset Capital Inc. and The Jay and Barbara Hennick Family Foundation, entities controlled by Jay S. Hennick. As at March 25, 2019, 1,522,526 Subordinate Voting Shares are held by Henset Capital Inc. and The Jay and Barbara Hennick Family Foundation, representing 4.4% of the Subordinate Voting Shares then outstanding. See “Authorized Capital, Outstanding Shares and Principal Holders of Shares”. Accordingly, as at March 25, 2019, in relation to the Transaction, “minority approval” means approval by a majority of the votes cast at the Meeting by the holders of Subordinate Voting Shares, voting separately as a class, other than by Henset Capital Inc. and The Jay and Barbara Hennick Family Foundation.

Notwithstanding the approval by the holders Subordinate Voting Shares of the Transaction Resolution in accordance with the foregoing, the Transaction Resolution authorizes the Board, at its discretion and without further notice to, or approval of, the holders of Subordinate Voting Shares: (i) to amend, modify or supplement the Transaction Agreement to the extent permitted thereby, as described under “Transaction Agreement”; and (ii) subject to the terms of the Transaction Agreement, not to proceed with the Transaction.

Canadian Securities Law Matters

MI 61-101 regulates certain types of related party transactions to ensure the protection and fair treatment of minority security holders. The purchase, directly or indirectly, of all of the shares of Jayset Mgt by FirstService pursuant to the Transaction is a “related party transaction” for the purposes of MI 61-101.

MI 61-101 provides that in certain circumstances, unless exempted, an issuer proposing to carry out a related party transaction is required to obtain a formal valuation for the related party transaction from a qualified and independent valuator and to provide security holders with a summary of such valuation. FirstService is relying on an exemption from the formal valuation requirement contained in section 5.5 of MI 61-101 for a related party transaction which provides that a formal valuation is not required if neither the fair market value of the subject matter of, nor the fair market value of the consideration for, the transaction, insofar as it involves interested parties, exceeds 25% of the issuer’s market capitalization (the “market cap exemption”).

MI 61-101 also requires that, in addition to any other security holder approval, unless exempted, a related party transaction must be approved by at least a simple majority of the votes cast by “minority” shareholders of each class of affected securities, voting separately as a class. In the circumstances of the Transaction, the “minority” shareholders of FirstService are the Minority Subordinate Voting Shareholders. The related party transaction is exempt from the requirement to obtain minority shareholder approval by application of the market cap exemption contained in section 5.7 of MI 61-101.

This minority shareholder approval being sought at the Meeting was adopted by the parties notwithstanding the availability under MI 61-101 of the market cap exemption in respect of the related party transaction, and although it is not a requirement under applicable corporate or securities law. Specifically, the Board, on the recommendation of the Compensation Committee, and Mr. Hennick as a pre-condition to his agreement to enter into the Transaction Agreement, have required that the Transaction be approved by a simple majority of the votes cast by the Minority Subordinate Voting Shareholders.

25% of FirstService’s market capitalization (calculated in accordance with MI 61-101) is approximately C$1.03 billion. The aggregate purchase price payable by FirstService under the Transaction in consideration for, directly or indirectly, all of the shares of Jayset Mgt (being US$62.9 million (C$84.3 million) in cash and 2,918,860 Subordinate Voting Shares) is approximately C$421.7 million (based on the closing price of the Subordinate Voting Shares on the TSX on February 28, 2019 of C$114.25), which is less than 25% of FirstService’s market capitalization (as calculated in accordance with MI 61-101).

Stock Exchange Matters

The outstanding Subordinate Voting Shares are listed for trading on the TSX and NASDAQ. It is a closing condition of the Transaction Agreement that the Subordinate Voting Shares issuable pursuant to the Transaction shall have been approved for listing on the TSX and the NASDAQ. FirstService has filed an application with the TSX and a notice with NASDAQ to approve the listing of an additional 2,918,860 Subordinate Voting Shares issuable in connection with the Transaction. FirstService has also filed substitutional listing applications/notices with the TSX and NASDAQ in connection with the proposed re-designation of the Subordinate Voting Shares as “common shares”. FirstService has also requested that the stock symbol assigned to its “common shares” on the TSX and NASDAQ remain as “FSV”. Holders of Subordinate Voting Shares do not need to take any action in order to receive the common shares to which they are entitled. Certificates representing Subordinate Voting Shares will continue to represent a like number of common shares following the re-classification until replaced against transfer.

The TSX has conditionally approved the listing of the additional 2,918,860 Subordinate Voting Shares issuable in connection with the Transaction, subject to satisfaction of customary requirements and approval of the Transaction by a simple majority of the votes cast by the Minority Subordinate Voting Shareholders.

Pro Forma Equity Capitalization Table

The following table indicates: (a) the current aggregate direct and indirect equity interests of the public shareholders and Mr. Hennick in FirstService and the percentage of total votes represented by their respective equity interests; and (b) the aggregate direct and indirect equity interests of the public shareholders and Mr. Hennick in FirstService and the percentage of total votes represented by their respective equity interests on a pro forma basis after giving effect to the completion of the Transaction.

	Current			Pro Forma
	Subordinate Voting Shares	Multiple Voting Shares	% Votes	Common Shares (1)	% Votes
Public Shareholders	33,262,727	–	54.3	33,262,727	85.2
Jay S. Hennick (2)	1,522,526	1,325,694	45.7	5,767,080	14.8
Total:	34,785,253	1,325,694	100.0	39,029,807	100.0

___________

Notes:

(1)	Pursuant to the Transaction, the Multiple Voting Shares and preference shares will be removed from the authorized capital of FirstService and the Subordinate Voting Shares will be re-designated as “common shares”.
(2)	Pre-Transaction, 1,522,526 Subordinate Voting Shares and 1,325,694 Multiple Voting Shares are held by Henset Capital Inc. and The Jay and Barbara Hennick Family Foundation, entities controlled by Mr. Hennick. See “Business of the Meeting – Approval of Transaction” for additional Subordinate Voting Shares to be issued indirectly by Mr. Hennick in connection with the completion of the Transaction.

Trading Price and Volume

The outstanding Subordinate Voting Shares are listed for trading on the TSX and NASDAQ, in each case, under the symbol “FSV”. The Multiple Voting Shares are not listed and do not trade on any public market or quotation system.

The following table sets forth the reported high and low trading prices and the aggregate volume of trading of the Subordinate Voting Shares on NASDAQ (in United States dollars) and on the TSX (in Canadian dollars) for each month in the twelve-month period preceding the date of this Circular.

	NASDAQ			TSX
Month	High Price (US$)	Low Price (US$)	Volume Traded	High Price (C$)	Low Price (C$)	Volume Traded
March 2018	73.51	68.30	554,098	94.64	88.13	789,561
April 2018	73.63	69.23	534,192	94.55	87.56	1,206,405
May 2018	71.92	69.29	486,085	93.29	88.63	833,682
June 2018	76.3199	70.05	330,291	101.00	90.86	783,060
July 2018	86.05	75.00	698,276	112.60	99.32	764,075
August 2018	90.205	80.82	557,482	114.13	105.72	910,597
September 2018	87.565	82.64	385,499	115.17	107.25	727,575
October 2018	86.08	70.75	836,513	109.66	92.30	1,342,438
November 2018	75.85	71.91	1,329,362	100.82	94.47	1,331,806
December 2018	78.28	64.87	796,929	103.35	88.45	1,012,243
January 2019	81.95	65.55	809,624	108.11	88.42	1,037,007
February 2019	89.17	80.98	741,012	117.855	105.94	1,139,645
March 1 to 25, 2019	88.07	83.22	588,651	117.52	111.19	810,798

On March 12, 2019, the last full trading day prior to the public announcement of the Transaction, the closing sale price per Subordinate Voting Share as reported on the TSX was $115.68 and the closing sale price per Subordinate Voting Share, as reported on NASDAQ, was US$86.65. On March 25, 2019, the date of this Circular, the closing sale price per Subordinate Voting Share, as reported on the TSX, was $113.91, and the closing sale price per Subordinate Voting Share, as reported on NASDAQ, was US$85.22. Shareholders are urged to obtain current market quotations for their Subordinate Voting Shares. Historical trading prices are not indicative of future trading prices.

Effects on FirstService if the Transaction is Not Completed

If the Transaction is not approved by the holders of Subordinate Voting Shares, or if the Transaction is not completed for any other reason, the Transaction will not be implemented with the result that FirstService’s dual class share structure will remain in place, Mr. Hennick will continue to effectively control FirstService through his indirect ownership or control of all the issued and outstanding Multiple Voting Shares and the Management Services Agreement (including the Long Term Arrangement) will remain in place. In addition, the amendment to the articles of FirstService contemplated by the Articles Resolution will not be implemented. In these circumstances, the Board will continue to supervise and oversee the business and affairs of FirstService with a view to the best interests of FirstService and having regard for its unique entrepreneurial culture and operating principles.

Risk Factors

The following risk factors should be carefully considered by holders of Subordinate Voting Shares in deciding how to vote on the Transaction Resolution. Shareholders should also consider the risks set out under “Risk factors” in the AIF, which is incorporated by reference herein.

•	Completion of the Transaction may be delayed or may not occur at all: The completion of the Transaction is subject to a number of conditions precedent, certain of which are outside the control of the parties to the Transaction Agreement, including obtaining the requisite approval from the Minority Subordinate Voting Shareholders. A substantial delay in obtaining approvals could delay the completion of the Transaction or could result in the Transaction not completing due to one or more conditions precedent not being satisfied. There is no certainty, nor can FirstService provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied. In addition, each of FirstService and Mr. Hennick has the right to terminate the Transaction Agreement in certain circumstances. Accordingly, there is no certainty, nor can FirstService provide any assurance, that the Transaction will not be terminated before its completion.

•	If the Transaction is completed, there will be dilution to the holders of Subordinate Voting Shares: Currently, the Mr. Hennick indirectly owns or controls 1,522,526 Subordinate Voting Shares and all of the outstanding 1,325,694 Multiple Voting Shares, representing approximately 45.7% of the total votes attached to all of FirstService’s outstanding voting securities and 7.9% of the equity interest in FirstService. Under the terms of the Transaction, Mr. Hennick will receive, indirectly, 2,918,860 Subordinate Voting Shares. After giving effect to the Transaction, Mr. Hennick is expected to, indirectly, own or control approximately 14.8% of the anticipated 39,026,207 issued and outstanding shares of FirstService.

•	If the Transaction is completed, FirstService will no longer be controlled by Mr. Hennick and will become widely-held with the result that it may become more vulnerable to a take-over or tender offer: The consummation of the Transaction will eliminate FirstService’s dual class share structure. As a result, voting power would be spread out amongst a wide shareholder base without a controlling shareholder, and the inherent protection from an unsolicited take-over bid afforded by a dual-class share structure will no longer exist. Accordingly, FirstService may become more vulnerable to a take-over bid or a tender offer.

Intention of Directors and Executive Officers

Each of the directors and executive officers of FirstService (excluding Mr. Hennick and his related entities) has indicated an intention to vote FOR the Transaction Resolution and the Articles Resolution. As at March 25, 2019, such directors and executive officers beneficially own, directly or indirectly, or exercise control or direction over, an aggregate of 1,254,370 Subordinate Voting Shares, representing approximately 3.6% of the issued and outstanding Subordinate Voting Shares.

Expenses of the Transaction

Each of FirstService and Mr. Hennick (and his related entities) will bear and pay its own costs, expenses and fees incurred by it in connection with the transactions contemplated by the Transaction Agreement. FirstService estimates that the expenses to be borne by it in connection with the Transaction, including, without limitation, legal and accounting fees, printing and mailing costs, proxy solicitation fees, compensation consultant fees, and stock exchange and regulatory filing fees, will be less than US$400,000.

Source of Funds for the Transaction

Under the terms of the Transaction Agreement, FirstService is required to pay US$62.9 million (C$84.3 million) in cash (less an adjustment to account for certain tax liabilities) to the relevant entity or entities related to Mr. Hennick. FirstService intends to make such payment from cash available under its revolving credit facility. On March 26, 2019, FirstService completed the exercise of the accordion feature contained in its revolving credit facility and increased its borrowing capacity thereunder by US$100 million, to a total US$350 million. As of March 25, 2019, FirstService had an aggregate of approximately US$230 million of indebtedness under its revolving credit facility.

Notice to Shareholders

THE TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY CANADIAN SECURITIES REGULATORY AUTHORITY, THE SECURITIES AND EXCHANGE COMMISSION OR ANY U.S. STATE SECURITIES COMMISSION, NOR HAS ANY CANADIAN SECURITIES REGULATORY AUTHORITY, THE SECURITIES AND EXCHANGE COMMISSION OR ANY U.S. STATE SECURITIES COMMISSION EXPRESSED AN OPINION ABOUT, OR PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION OR THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THIS CIRCULAR AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENCE.

Approval of Amendment to the Articles

If the Transaction Resolution is approved and the Transaction subsequently completed, all of the Multiple Voting Shares will be converted into Subordinate Voting Shares, on a one-for-one basis. Accordingly, at such time, FirstService will no longer have any outstanding Multiple Voting Shares and FirstService will not issue any new Multiple Voting Shares.

As a result, the Subordinate Voting Shares will be the only class of voting and equity securities of FirstService. To reflect this fact, FirstService proposes to, subject to and following completion of the Transaction, amend its articles to remove references to what will then be defunct Multiple Voting Shares as well as references to preference shares, and to re-designate the Subordinate Voting Shares as “common shares” of FirstService.

The proposed amendment to the articles of FirstService in relation to the Subordinate Voting Shares is of a “housekeeping” nature, and will not modify in any way the rights and privileges attached to the Subordinate Voting Shares. The re-designation of the Subordinate Voting Shares as “common shares” will clarify that, following completion of the Transaction, there will no longer exist other shares of FirstService with different voting rights. The elimination of the “blank cheque” preference shares as authorized capital has been done in line with market best practices, reflecting concerns of common shareholders that such preference shares can be excessively dilutive or used in anti-takeover circumstances, while also reflecting a confidence by FirstService that, despite these preference shares being a flexible financing source, FirstService believes that any required capital can be raised, should the need arise, by issuing common shares.

The proposed amendment to the articles of FirstService requires the approval of holders of Subordinate Voting Shares by way of a special resolution, meaning the positive vote of at least two-thirds of the Subordinate Voting Shares voted at the Meeting in respect of the Articles Resolution. Henset Capital Inc., the holder of all of the Multiple Voting Shares, has approved the proposed amendment to the articles of FirstService.

The full text of the Articles Resolution approving the amendment of the articles of FirstService is set out in Appendix B to this Circular.

FirstService has filed substitutional listing applications with the TSX and Nasdaq in connection with the proposed re-classification of the Subordinate Voting Shares as “common shares”. FirstService has also requested that the stock symbol assigned to its “common shares” on the TSX and Nasdaq remain as “FSV”. The TSX has conditionally approved the re-classification of the Subordinate Voting Shares into “common shares” and the continued use of the “FSV” stock symbol for the “common shares”, subject to satisfaction of customary requirements and approval of the Transaction by a simple majority of the votes cast by the Minority Subordinate Voting Shareholders.

Unless provided to the contrary, the persons named in the accompanying form of proxy (if the same is duly executed in their favour and is duly deposited) will vote the Subordinate Voting Shares represented thereby in favour of the Articles Resolution. The Board (with Mr. Hennick recusing himself) unanimously recommends that you vote FOR the Articles Resolution.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Except as otherwise indicated in this Circular, no person who has been a director or executive officer of FirstService at any time since the beginning of FirstService’s last financial year, no proposed nominee for election as a director of FirstService, and no associate or affiliate of any of the foregoing has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting other than the election of directors or the appointment of auditors.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

To the knowledge of FirstService, other than as disclosed elsewhere in this Circular, no informed person of FirstService, any proposed director of FirstService or any associate or affiliate of any informed person or proposed director of FirstService has had any material interest, direct or indirect, in any transaction since the commencement of FirstService’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect FirstService or any of its subsidiaries. An “informed person” means a director or executive officer of FirstService, a director or executive officer of a person or company that is itself an informed person or subsidiary of FirstService, or any person or company who beneficially owns, or controls or directs, directly or indirectly, voting securities of FirstService or a combination of both carrying more than 10% of the voting rights attached to all outstanding voting securities of FirstService.

INSURANCE

FirstService holds a directors’ and officers’ liability insurance policy (the “Policy”) which is designed to protect FirstService and its directors and officers against any legal action which may arise as a result of wrongful acts on the part of directors and/or officers of FirstService. The Policy is written for limits of US$85,000,000 subject to a corporate deductible of US$750,000 on securities claims and US$250,000 on all other claims. In respect of the year ended December 31, 2018, the cost to FirstService in maintaining the Policy was US$469,400.

PROXY SOLICITATION

Kingsdale Advisors is acting as FirstService’s strategic shareholder advisor and proxy solicitation agent in connection with the Meeting.

LEGAL MATTERS

Certain legal matters in connection with the Transaction will be passed upon by Fogler, Rubinoff LLP on behalf of FirstService and by Miller Thomson LLP on behalf of the Compensation Committee.

ADDITIONAL INFORMATION

Additional information relating to FirstService is available on SEDAR at www.sedar.com. Financial information is being provided in FirstService’s comparative financial statements for the year ended December 31, 2018 and the related management’s discussion and analysis. A copy of the following documents may be obtained, without charge, upon request to the Chief Financial Officer of FirstService at 1140 Bay Street, Suite 4000, Toronto, Ontario M5S 2B4, Phone 416-960-9500, Fax: 647-258-0008: (a) the latest Annual Information Form of FirstService together with any document, or the pertinent pages of any document, incorporated by reference therein; (b) the comparative financial statements of FirstService for the year ended December 31, 2018 together with the accompanying report of the auditors thereon, any interim financial statements of FirstService for periods subsequent to December 31, 2018 and the related management’s discussion and analysis therefor; and (c) this Circular.

FORWARD-LOOKING STATEMENTS

This Circular contains statements that constitute “forward-looking statements” within the meaning of applicable securities legislation, including, but not limited to, statements relating to the results and the potential benefits expected to be achieved from the completion of the Transaction, including the increased marketability and improved liquidity of the Subordinate Voting Shares. The forward-looking information in this Circular is presented for the purpose of providing information about FirstService’s current expectations having regard for the plans and proposals relating to the Transaction and such information may not be appropriate for other purposes. Forward-looking statements may also include statements regarding our future plans, objectives or economic performance, or the assumptions underlying any of the foregoing, and other statements that are not recitations of historical fact. We use words such as “may”, “would”, “could”, “should”, “will”, “likely”, “expect”, “anticipate”, “believe”, “intend”, “plan”, “forecast”, “outlook”, “project”, “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements. Any such forward-looking statements are based on information currently available to us, and are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks, assumptions and uncertainties, many of which are beyond our control, and the effects of which can be difficult to predict, including, without limitation, risks, assumptions and uncertainties related to: the consummation of the Transaction, including, shareholder approval, the satisfaction or waiver of the conditions to complete the Transaction, and the termination of the transaction agreements; the market value and trading price of the Subordinate Voting Shares; and other factors set out in this Circular and in the AIF filed with securities commissions in Canada and our Annual Report on Form 40-F filed with the SEC, and subsequent filings. In evaluating any forward-looking statements in this Circular, we caution readers not to place undue reliance on any forward-looking statements. Readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by our forward-looking statements. Unless otherwise required by applicable securities laws, we do not intend, nor do we undertake any obligation, to update or revise any forward-looking statements contained in this Circular to reflect subsequent information, events, results or circumstances or otherwise.

SHAREHOLDER ENGAGEMENT

Shareholders, employees and other interested parties may communicate directly with the Board through the Lead Director of the Board by writing to:

Lead Director of the Board
FirstService Corporation
1140 Bay Street, Suite 4000
Toronto, Ontario, Canada
M5S 2B4

GENERAL

Management knows of no matters to come before the Meeting other than the matters referred to in the Notice of Meeting. However, if matters not now known to management should come before the Meeting, FirstService shares represented by proxies solicited by Management will be voted on each such matter in accordance with the best judgement of the nominees voting same. The contents and the sending of the Notice of Meeting and this Circular have been approved by the Board.

By Order of the Board

DOUGLAS G. COOKE
March 25, 2019	Vice President, Corporate Controller and Corporate
Secretary

APPENDIX A

TRANSACTION RESOLUTION

BE IT RESOLVED THAT:

1.	the transaction (the “Transaction”) involving FirstService Corporation (“FirstService”), as more particularly described and set forth in the Management Information Circular of FirstService dated March 25, 2019 (as the Transaction is contemplated by, and may be, or may have been, amended, modified or supplemented in accordance with the terms of, the transaction agreement dated April 2, 2019 among FirstService, Henset Capital Inc., Jayset Capital Corp., FSV Shares LP, Jayset Management FSV Inc. and Jay S. Hennick (the “Transaction Agreement”)), is authorized, approved and adopted;

2.	the Transaction Agreement, and all the matters contemplated therein, together with the actions of the directors of FirstService in approving the Transaction and the actions of the directors and officers of FirstService in executing and delivering the Transaction Agreement, together with any amendments, modifications or supplements thereto, are hereby ratified and approved;

3.	any one or more directors or officers of FirstService are authorized, for and on behalf and in the name of FirstService, to execute, whether under the corporate seal of FirstService or otherwise, and deliver all such agreements, forms, waivers, notices, certificates, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as such director(s) or officer(s) may determine to be necessary, desirable or useful for the purpose of giving effect to these resolutions, the completion of the Transaction and the Transaction Agreement, such determination to be conclusively evidenced by the execution and delivery by such director(s) or officer(s) of any such agreement, form, waiver, notice, certificate, confirmation or other document and instrument or the doing of any such act or thing; and

4.	notwithstanding that these resolutions have been passed (and the Transaction approved) by the holders of Subordinate Voting Shares of FirstService, the directors of FirstService are hereby authorized and empowered, at their discretion and without further notice to, or approval of, the shareholders of FirstService: (a) to amend, modify or supplement the Transaction Agreement to the extent permitted by the Transaction Agreement; and (b) subject to the terms of the Transaction Agreement, not to proceed with the Transaction and/or any related transactions.

APPENDIX B

ARTICLES RESOLUTION

BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:

1.	subject to and following completion of the Transaction, the articles of FirstService be amended to:

(a)	remove the Multiple Voting Shares and preference shares of FirstService from the authorized capital of FirstService and delete the provisions setting out the rights, privileges, restrictions and conditions attaching to the Multiple Voting Shares and preference shares;

(b)	rename the Subordinate Voting Shares as “common shares”, wherever that term appears therein;

(c)	provide that the authorized capital of FirstService consists of an unlimited number of common shares;

(d)	make non-substantive amendments to the rights, privileges, restrictions and conditions attaching to the Subordinate Voting Shares (common shares) to reflect the elimination of the Multiple Voting Shares and preference shares from FirstService’s share capital structure; and

(e)	make such conforming amendments to the articles of FirstService as may be required to reflect the foregoing resolutions;

2.	any one officer or director of FirstService, alone, is authorized and empowered, acting for, in the name of and on behalf of FirstService, to do all things and execute all instruments necessary or desirable to give effect to this special resolution including, without limitation, to execute (under the corporate seal of FirstService or otherwise) and deliver Articles of Amendment of FirstService, in duplicate, to the Director under the OBCA; and

3.	notwithstanding that this special resolution has been duly passed by the shareholders of FirstService, the directors of FirstService are authorized and empowered to revoke this special resolution at any time prior to the issuance of a Certificate of Amendment giving effect to the amendment to the Articles of the Corporation and to determine not to proceed with the amendment, in each case, without further approval of the shareholders of FirstService.

APPENDIX C

BOARD MANDATE

The purpose of this mandate (“Mandate”) of the board of directors (the “Board”) of FirstService Corporation (the “Company”) is to provide guidance to Board members as to their duties and responsibilities. The power and authority of the Board is subject to the provisions of applicable law.

Purpose of the Board

The Board is responsible for the stewardship of the Company. This requires the Board to oversee the conduct of the business and affairs of the Company. The Board discharges some of its responsibilities directly and discharges others through committees of the Board. The Board is not responsible for the day-to-day management and operation of the Company’s business, as this responsibility has been delegated to management. The Board is, however, responsible for supervising management in carrying out this responsibility.

Membership

The Board consists of directors elected by the shareholders as provided for in the Company’s constating documents and in accordance with applicable law and any policies adopted from time to time by the Board. From time to time, the Nominating and Corporate Governance Committee shall review the size of the Board to ensure that its size facilitates effective decision-making by the Board in the fulfillment of its responsibilities.

Each member of the Board must act honestly and in good faith with a view to the best interests of the Company, and must exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. A director is responsible for the matters under “Role and Responsibilities of the Board” below as well as for other duties as they arise in the director’s role.

All members of the Board shall have suitable experience and skills given the nature of the Company and its businesses and have a proven record of sound judgment. Directors are to possess characteristics and traits that reflect:

•	high ethical standards and integrity in their personal and professional dealings;

•	the ability to provide thoughtful and experienced counsel on a broad range of issues and to develop a depth of knowledge of the businesses of the Company in order to understand and assess the assumptions on which the Company’s strategic and business plans are based and to form an independent judgment with respect to the appropriateness and probability of achieving such plans;

•	the ability to monitor and evaluate the financial performance of the Company;

•	an appreciation of the value of Board and team performance over individual performance and a respect for others; and

•	an openness for the opinions of others and the willingness to listen, as well as the ability to communicate effectively and to raise tough questions in a manner that encourages open and frank discussion.

Directors are expected to commit the time and resources necessary to properly carry out their duties. Among other matters, directors are expected to adequately prepare for and attend all regularly scheduled Board meetings. New directors are expected to understand fully the role of the Board, the role of the committees of the Board and the contribution individual directors are expected to make.

Ethics

Members of the Board shall carry out their responsibilities objectively, honestly and in good faith with a view to the best interests of the Company. Directors of the Company are expected to conduct themselves according to the highest standards of personal and professional integrity. Directors are also expected to set the standard for Company-wide ethical conduct and ensure ethical behaviour and compliance with laws and regulations. If an actual or potential conflict of interest arises, a director shall promptly inform the Chairman or Lead Director and shall refrain from voting or participating in discussion of the matter in respect of which he has an actual or potential conflict of interest. If it is determined that a significant conflict of interest exists and cannot be resolved, the director should resign.

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Directors are expected to act in accordance with applicable law, the Company’s constating documents, the Company’s Code of Ethics and Conduct and other policies applicable to directors as are adopted from time to time.

Meetings

The Board shall meet in accordance with a schedule established each year by the Board, and at such other times as the Board may determine. Meeting agendas shall be developed in consultation with the Chairman or Lead Director. Board members may propose agenda items though communication with the Chairman or Lead Director. The Chairman is responsible for ensuring that a suitably comprehensive information package is sent to each director in advance of each meeting. At the discretion of the Board, members of management and others may attend Board meetings, except for separate meetings of the independent directors of the Board.

Directors are expected to be fully prepared for each Board meeting, which requires them, at a minimum, to have read the material provided to them prior to the meeting. At Board meetings, each director is expected to take an active role in discussion and decision-making. To facilitate this, the Chairman is responsible for fostering an atmosphere conducive to open discussion and debate.

Independent directors shall have the opportunity to meet at appropriate times without management present at all Board meetings. The Lead Director shall be responsible for presiding over meetings of the independent directors. Independent directors may propose agenda items for meetings of independent directors members through communication with the Chairman or Lead Director.

Role and Responsibilities of the Board

The Board is responsible for approving the Company’s goals, objectives and strategies. The Board is also responsible for overseeing the implementation of appropriate risk assessment systems to identify and manage principal risks of the Company’s business.

In addition to the other matters provided in this Mandate, including the matters delegated to Board committees as set out below, the Board is also responsible for the following specific matters:

•	review and approve management’s strategic plans;

•	review and approve the Company’s financial objectives, business plans and budgets, including material capital expenditures;

•	monitor corporate performance against the strategic plans and business, operating and capital budgets;

•	management succession planning, including appointing and monitoring, the Chief Executive Officer of the Company;

•	assess its own effectiveness in fulfilling its responsibilities, including monitoring the effectiveness of individual directors;

•	ensure the integrity of the Company’s internal control system and management information systems;

•	developing the Company’s approach to corporate governance, including developing a set of corporate governance principles and guidelines; and

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•	satisfy itself that appropriate policies and procedures are in place regarding public disclosure and restricted trading by insiders, including the review and approval of the Company’s corporate disclosure policy and confirmation that a process is in place to disclose all material information in compliance with the Company’s timely disclosure obligations and to prevent selective disclosure of material information to analysts, institutional investors, market professionals and others.

A director has an important and positive role as a representative of the Company. A director is also expected to participate in outside activities that enhance the Company’s image to investors, employees, customers and the public.

Procedures to Ensure Effective and Independent Operation

The Board recognizes the importance of having procedures in place to ensure the effective and independent operation of the Board. In addition to the policies and procedures provided elsewhere in this Mandate and in the position descriptions of the Chairman of the Board and the Lead Director of the Board, the Board has adopted the following procedures:

•	the Board has complete access to the Company’s management;

•	the Board requires timely and accurate reporting from management and shall regularly review the quality of management’s reports;

•	subject to the approval of the Board, individual directors may engage an external adviser at the expense of the Company in appropriate circumstances;

•	the Chairman of the Board shall monitor the nature and timeliness of the information requested by and provided by management to the Board to determine if the Board can be more effective in identifying problems and opportunities for the Company; and

•	the Chairman, together with the Chief Executive Officer, shall develop a position description for the Chief Executive Officer. This position description shall be approved by the Board.

Board Committees

Subject to limits on delegation contained in corporate law applicable to the Company, the Board has the authority to establish and carry out its duties through committees and to appoint directors to be members of these committees. The Board assesses the matters to be delegated to committees of the Board and the constitution of such committees annually or more frequently, as circumstances require. From time to time the Board may create ad hoc committees to examine specific issues on behalf of the Board.

The Board has established the following committees: (1) Audit Committee; (2) Executive Compensation Committee; and (3) Nominating and Corporate Governance Committee. The respective responsibilities of each of the foregoing committees is set forth in the applicable committee mandate.

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